Exhibit 99.1

February 11, 2022

Dear Becton, Dickinson and Company (“BD”) Shareholder:

In May 2021, BD announced its plan to separate its diabetes care business into an independent public company. The separation will occur through a distribution by BD of all of the outstanding shares of a newly formed company, Embecta Corp. (“Embecta”), which will hold BD’s diabetes care business.

The separation will better position the diabetes care business and BD’s remaining businesses for long-term growth and success. The diabetes care business and BD’s remaining businesses have distinct business profiles, and the separation will allow Embecta and BD to better allocate resources and deploy capital in line with the distinct growth and cash flow profiles of these businesses. BD’s decision to pursue the separation demonstrates its strong ongoing commitment to the BD 2025 strategy, which includes its three strategic pillars of Grow, Simplify and Empower. We expect the separation will allow BD to strengthen its growth profile, enables a greater investment focus on its other core businesses and high-growth opportunities, and make a greater impact for its customers and patients.

Upon completion of the separation, each BD shareholder as of March 22, 2022, the record date for the distribution, will receive one share of Embecta common stock for every five shares of BD common stock held as of the close of business on the record date. Embecta common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. For U.S. federal income tax purposes, the distribution is intended to be tax-free to BD shareholders (other than any cash that BD shareholders receive in lieu of fractional shares).

No vote of BD shareholders is required for the distribution. You do not need to take any action to receive shares of Embecta common stock to which you are entitled as a BD shareholder, and you do not need to pay any consideration or surrender or exchange your BD common stock or take any other action to receive your shares of Embecta common stock.

Embecta’s common stock has been approved for listing subject to official notice of issuance on the Nasdaq Global Select Market under the symbol “EMBC.” Following the distribution, BD common stock will continue to trade on the New York Stock Exchange under the symbol “BDX.”

We encourage you to read the attached information statement, which is being made available to BD shareholders as of the record date for the distribution. The information statement describes the distribution in detail and contains important business and financial information about Embecta.

We believe the separation provides tremendous opportunities for our businesses, as we work to continue to build long-term value. We appreciate your continuing support of BD and look forward to your future support of BD and Embecta.

Sincerely,

Tom Polen Chairman, Chief Executive Officer and President Becton, Dickinson and Company

February 11, 2022

Dear Future Shareholder of Embecta Corp. (“Embecta”):

I am excited to welcome you as a future shareholder of Embecta. Embecta will hold BD’s diabetes care business, which includes the manufacturing and sale of syringes, pen needles and other products related to the injection or infusion of insulin and other drugs used in the treatment and management of diabetes.

As a pure-play diabetes care company, we believe we will be attractively positioned to:

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continue our proven success and global reach as one of the most well-known franchises in pen needles, insulin syringes and insulin injection safety products among people with diabetes and healthcare professionals around the world;

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use our manufacturing proficiency, distribution network and global commercial team to provide reliable and consistent supply of our products to our end-user customers, including in high-growth regions;

•	invest in next-generation products to be used in the treatment and management of diabetes;

•	pursue strategic innovation and acquisition opportunities that will enable us to accelerate our growth; and

•	attract and retain key talent and create a strong culture focused on best serving the needs of people with diabetes globally.

Although Embecta will be a new, publicly traded company, its diabetes care business has an over 95-year history, starting when BD introduced the world’s first specialized insulin syringe in 1924. Since then, the diabetes care business has played a significant role in driving the adoption of insulin syringes and insulin pens combined with pen needles as the leading modality for insulin administration. Today, the diabetes care business is the leading producer of diabetes injection devices, producing approximately 7.6 billion units of injection devices annually and serving an estimated 30 million patients worldwide—more than any other company in the world.

Our vision for the future is clear. We intend to build innovative solutions and focus on improving care for people with diabetes. We plan to generate strong cash flow and maintain a capital structure that would allow for organic and inorganic growth opportunities, providing the best outcomes for our shareholders. We will strive to attract and retain superior talent to ensure operational excellence and accelerate growth. We look forward to our future as an independent, publicly traded company and to your support as a holder of Embecta common stock.

Sincerely,

Devdatt (Dev) Kurdikar President and Chief Executive Officer Embecta Corp.

INFORMATION STATEMENT

Embecta Corp.

This information statement is being furnished in connection with the distribution by Becton, Dickinson and Company (“BD”) to its shareholders of all of the outstanding shares of common stock of Embecta Corp. (“Embecta”), a wholly owned subsidiary of BD that will hold BD’s diabetes care business. To implement the separation, BD will contribute to Embecta certain of the assets and liabilities associated with BD’s diabetes care business and then distribute all of the shares of Embecta common stock on a pro rata basis to BD shareholders in a distribution that is intended to qualify as tax-free to the BD shareholders for U.S. federal income tax purposes (other than any cash that BD shareholders receive in lieu of fractional shares). Following the distribution, Embecta will be an independent public company.

For every five shares of common stock of BD held of record by you as of the close of business on March 22, 2022, which is the record date for the distribution, you will receive one share of Embecta common stock. You will receive cash in lieu of any fractional shares of Embecta common stock that you would have received after application of the above ratio. As discussed under “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of BD common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of Embecta common stock in connection with the distribution. We expect the shares of Embecta common stock to be distributed by BD to you at 12:01 a.m., Eastern Time, on April 1, 2022. We refer to the date of the distribution of the Embecta common stock as the “distribution date.”

Until the separation and distribution occur, Embecta will be a wholly owned subsidiary of BD, and consequently, BD will have the sole and absolute discretion to determine and change the terms of the separation (or to terminate the separation).

No vote of BD shareholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send BD a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of BD common stock or take any other action to receive your shares of Embecta common stock.

There is no current trading market for Embecta common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of Embecta common stock to begin on the first trading day following the completion of the distribution. Embecta’s common stock has been approved for listing subject to official notice of issuance on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “EMBC.” Following the distribution, BD common stock will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “BDX.”

In reviewing this information statement, you should carefully consider the matters described under the section entitled “Risk Factors.”

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is February 11, 2022.

This information statement will be made publicly available on or about February 11, 2022. Notice of this information statement’s availability will be first sent to BD shareholders on or about February 11, 2022.

Presentation of Information

Unless the context otherwise requires:

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The information included in this information statement about Embecta, including the Combined Financial Statements of the Diabetes Care Business (as defined in the historical combined financial statements included in this information statement), assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.

•	References in this information statement to “Embecta,” “we,” “us,” “our,” “our company” and “the company” refer to Embecta Corp., a Delaware corporation, and its subsidiaries.

•

References in this information statement to “BD” refer to Becton, Dickinson and Company, a New Jersey corporation, and its consolidated subsidiaries, including the diabetes care business prior to completion of the separation, unless the context otherwise requires or unless otherwise specified.

•	References in this information statement to the “diabetes care business” refer to the diabetes care business of BD that will be contributed to Embecta in connection with the separation.

•

References in this information statement to the “BD Business” refer to BD’s businesses other than the diabetes care business, which includes the development, manufacture and sale of a broad range of medical supplies, devices, laboratory equipment and diagnostic products used by healthcare institutions, physicians, life science researchers, clinical laboratories, the pharmaceutical industry and the general public.

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References in this information statement to the “separation” refer to the separation of the diabetes care business from BD’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Embecta, to hold the assets and liabilities associated with the diabetes care business after the distribution.

i

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References in this information statement to the “distribution” refer to the distribution by BD of all of Embecta’s issued and outstanding shares of common stock to BD shareholders as of the close of business on March 22, 2022, which is the record date for the distribution.

•	References in this information statement to Embecta’s per share data assume a distribution ratio of one share of Embecta common stock for every five shares of BD common stock.

•

References in this information statement to Embecta’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of the diabetes care business as conducted by BD prior to the completion of the separation.

Industry Information

Unless indicated otherwise, the information concerning the industries in which Embecta participates contained in this information statement is based on Embecta’s general knowledge of and expectations concerning the industry. Embecta’s competitive position and industry size are based on estimates using Embecta’s internal data and estimates, data from various industry analyses, our internal research and adjustments and assumptions that we believe to be reasonable. In addition, Embecta believes that data regarding industry size and its competitive position within such industry provide general guidance but are inherently imprecise. Further, Embecta’s estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.

ii

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Embecta and why is BD separating the diabetes care business and distributing Embecta common stock?	Embecta, which is currently a wholly owned subsidiary of BD, was formed to hold the diabetes care business. BD intends to separate its diabetes care business from the rest of BD by distributing all of the outstanding Embecta common stock to BD shareholders as of the record date for the distribution. The separation of the diabetes care business from BD is intended, among other things, to enable the management of the two companies to pursue opportunities for long-term growth and profitability unique to each company’s businesses and to allow each company to more effectively implement the distinct capital allocation strategies of these businesses. BD expects that the separation will result in enhanced long-term performance of the businesses held by both BD and Embecta for the reasons discussed in the section entitled “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	BD is delivering this document to you because you are a holder of shares of BD common stock. If you are a holder of shares of BD common stock as of the close of business on March 22, 2022, the record date of the distribution, you will be entitled to receive one share of Embecta common stock for every five shares of BD common stock that you hold at the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in BD and Embecta.

How will the separation of the diabetes care business from BD work?	As part of the separation, BD and its subsidiaries expect to conduct an internal reorganization (which this information statement refers to as the “internal reorganization”) in order to transfer BD’s diabetes care business to Embecta. BD will then distribute all of the outstanding shares of Embecta common stock to BD shareholders as of the record date on a pro rata basis. The distribution is intended to be tax-free to BD and BD shareholders for U.S. federal income tax purposes (other than any cash that BD shareholders receive in lieu of fractional shares). Following the separation, the number of shares of BD common stock you own will not change as a result of the separation.

Why is the separation of Embecta structured as a distribution?	BD believes that a distribution of shares of Embecta common stock to BD shareholders that is tax-free for U.S. federal income tax purposes is an efficient way to separate the diabetes care business in a manner that will create long-term value for BD shareholders.

What is the record date for the distribution?	The record date for the distribution will be the close of business on March 22, 2022.

When will the distribution occur?	The distribution is subject to a number of conditions, but subject to the satisfaction or waiver of such conditions, it is expected that the distribution will occur at 12:01 a.m., Eastern Time, on April 1, 2022, to holders of record of shares of BD common stock at the close of business on March 22, 2022, the record date for the distribution.

What do shareholders need to do to participate in the distribution?	Shareholders of BD as of the record date for the distribution are not required to take any action to receive Embecta common stock in the distribution, but you are urged to read this entire information statement carefully. No BD shareholder approval is required for the distribution, and you are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of BD common stock or take any other action to receive your shares of Embecta common stock. Please do not send in your BD stock certificates. The distribution will not affect the number of outstanding shares of BD common stock or any rights of BD shareholders, although it will affect the market value of each outstanding share of BD common stock.

How will shares of Embecta common stock be issued?	You will receive shares of Embecta common stock through the same channels that you currently use to hold or trade shares of BD common stock, whether through a brokerage account, 401(k) plan or other channels. Receipt of Embecta shares will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own shares of BD common stock as of the close of business on the record date for the distribution, including shares owned in certificate form, BD, with the assistance of Computershare Trust Company, N.A., the distribution agent for the distribution (the “distribution agent” or “Computershare”), will electronically distribute shares of Embecta common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of Embecta common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Embecta common stock will I receive in the distribution?	You are entitled to receive one share of Embecta common stock for every five shares of BD common stock held by you as of close of business on the record date for the distribution. Based on 284,023,582 shares of BD common stock outstanding as of October 31, 2021, a total of approximately 56,804,716 shares of Embecta common stock will be distributed to BD’s shareholders. For additional information on the distribution, see “The Separation and Distribution.”

Will Embecta issue fractional shares of its common stock in the distribution?	No. Embecta will not issue fractional shares of its common stock in the distribution. Fractional shares that BD shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares. A U.S. holder that receives cash in lieu of a fractional share of Embecta common stock in the distribution will generally be treated as having received such fractional share pursuant to the distribution and then as having sold such fractional share for cash. See “Material U.S. Federal Income Tax Consequences—Distribution”.

What are the conditions to the distribution?

The distribution is subject to the satisfaction (or waiver by BD in its sole and absolute discretion) of the following conditions:

•  the U.S. Securities and Exchange Commission (the “SEC”) shall have declared effective the registration statement of which this information statement forms a part; there shall be no order suspending the effectiveness of the registration statement in effect; and there shall be no proceedings for such purposes having been instituted or threatened by the SEC;

•  this information statement shall have been made available to the holders of record of shares of BD common stock at the close of business on March 22, 2022, the record date for the distribution;

•  BD shall have received (i) a private letter ruling from the Internal Revenue Service (the “IRS”), satisfactory to the BD Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and (ii) an opinion of its outside tax counsel satisfactory to the BD Board of Directors regarding the qualification of the contribution of assets from BD to Embecta and the distribution, taken together, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and such opinion shall not have been withdrawn or rescinded;

•  the transfer of assets and liabilities (other than certain delayed assets and liabilities) contemplated to be transferred from BD to Embecta on or prior to the distribution shall have occurred in accordance with the separation and distribution agreement and the transfer of assets and liabilities (other than certain delayed assets and liabilities) contemplated to be transferred from Embecta to BD on or prior to the distribution shall have occurred in accordance with the separation and distribution agreement;

•  the BD Board of Directors shall have received one or more opinions from an independent appraisal firm acceptable to BD as to the solvency and financial viability of BD and Embecta after the completion of the distribution, in each case, in a form and substance acceptable to the BD Board of Directors in its sole and absolute discretion and such opinions shall not have been withdrawn or rescinded;

•  all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities or blue sky laws and the rules and regulations thereunder shall have been taken or made and, where applicable, shall have become effective or been accepted by the applicable government authority;

•  certain agreements contemplated by the separation and distribution agreement shall have been executed;

•  there shall be no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions pending or in effect;

•  the shares of Embecta common stock to be distributed shall have been accepted for listing on Nasdaq, subject to official notice of distribution;

•  Embecta shall have completed the debt financing arrangements described under “Description of Material Indebtedness,” and BD shall be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, BD will have no further liability under such debt financing arrangements;

•  Embecta shall have completed Embecta-to-BD Distribution Transaction described under “Description of Material Indebtedness—Embecta-to-BD Distribution Transaction”; and

•  there shall be no other events or developments existing or having occurred that, in the judgment of BD’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.

BD and Embecta cannot assure you that any or all of these conditions will be met, or that the separation or distribution will be consummated even if all of the conditions are met. BD can decline at any time to go forward with the separation or distribution. In addition, BD may waive any of the conditions to the distribution. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the distribution?	The completion and timing of the distribution are dependent upon a number of conditions. It is currently expected that the shares of Embecta common stock will be distributed by BD at 12:01 a.m., Eastern Time, on April 1, 2022, to the holders of record of shares of BD common stock at the close of business on March 22, 2022, the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Can BD decide to cancel the distribution of Embecta common stock even if all the conditions have been met?	Yes. Until the distribution has occurred, the BD Board of Directors has the right to terminate the distribution, even if all of the conditions described in the section entitled “The Separation and Distribution—Conditions to the Distribution” are satisfied.

What if I want to sell my BD common stock or my Embecta common stock?	You should consult with your financial advisors, such as your stock broker, bank or tax advisor. If you sell your shares of BD common stock in the “regular-way” market after the record date and before the distribution date, you also will be selling your right to receive shares of Embecta common stock in connection with the distribution.

What is “regular-way” and “ex-distribution” trading of BD common stock?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, Embecta expects that there will be two markets in BD common stock: a “regular-way” market and an “ex-distribution” market. BD common stock that trades in the “regular-way” market will trade with an entitlement to shares of

Embecta common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to Embecta common stock distributed pursuant to the distribution. If you are the registered holder of your shares and want to sell your shares, you should determine whether you want to sell your shares with or without an entitlement to shares of Embecta common stock in the distribution, and make any trades in the “regular way” or “ex-distribution” market accordingly. If you decide to sell any shares of BD common stock before the distribution date and hold your shares in “street name,” you should make sure your stockbroker, bank or other nominee understands whether you want to sell your BD common stock with or without your entitlement to Embecta common stock pursuant to the distribution.

Where will I be able to trade shares of Embecta common stock?	Embecta’s common stock has been approved for listing subject to official notice of issuance on Nasdaq under the symbol “EMBC.” It is anticipated that trading in shares of Embecta common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to and through the distribution date, and that “regular-way” trading in Embecta common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Embecta common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Embecta cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of BD common stock?	BD common stock will continue to trade on the NYSE after the distribution under the symbol “BDX.”

Will the number of shares of BD common stock that I own change as a result of the distribution?	No. The number of shares of BD common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my BD common stock?	Yes. As a result of the distribution, it is expected that the trading price of shares of BD common stock immediately following the distribution will be different from the “regular-way” trading price of such shares immediately prior to the distribution because the trading price of BD common stock will no longer reflect the value of the diabetes care business. There can be no assurance whether the sum of the market value of the BD common stock and the Embecta common stock following the separation will be higher or lower than the market value of BD common stock if the separation did not occur. This means, for example, that the combined trading prices of five shares of BD common stock and one share of Embecta common stock after the distribution may be equal to, greater than or less than the trading price of five shares of BD common stock before the distribution.

What are the material U.S. federal income tax consequences of the separation and the distribution?

It is a condition to the distribution that BD receive (i) a private letter ruling from the IRS, satisfactory to the BD Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and (ii) an opinion of BD’s outside tax counsel, satisfactory to the BD Board of Directors, regarding the qualification of the contribution of assets from BD to Embecta and the distribution, taken together, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code and such opinion has not been withdrawn or rescinded.

Assuming that the distribution, together with certain related transactions, so qualifies, you will not recognize gain or loss or otherwise include any amount in income for U.S. federal income tax purposes upon your receipt of Embecta common stock in the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Embecta common stock.

For more information regarding the U.S. federal income tax consequences of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws.

What will Embecta’s relationship be with BD following the separation?	After the distribution, BD and Embecta will be separate companies with separate management teams and separate boards of directors. BD and Embecta will enter into a separation and distribution agreement to effect the separation and to provide a framework for Embecta’s relationship with BD after the separation, and they will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, a cannula supply agreement, contract manufacturing agreements, an intellectual property matters agreement, a logistics services agreement, distribution agreements and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between Embecta and BD of the assets, employees, liabilities and obligations (including, among others, investments, property (including intellectual property) and employee benefits and tax-related assets and liabilities) of BD and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between Embecta and BD subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”

Who will manage Embecta after the separation?	Embecta’s management team will be led by Devdatt (Dev) Kurdikar, who will be Embecta’s President and Chief Executive Officer. For more information regarding Embecta’s management and directors, see “Management” and “Directors.”

Are there risks associated with owning Embecta common stock?	Yes. Ownership of Embecta common stock is subject to both general and specific risks relating to its business, the industry in which it operates, its ongoing contractual relationships with BD and its status as a separate, publicly traded company. Ownership of Embecta common stock is also subject to risks relating to the separation. Certain of these risks are described in the “Risk Factors” section of this information statement. We encourage you to read that section carefully.

Does Embecta plan to pay dividends and does BD plan to change its dividend policy following the spin-off?

Prior to the completion of the separation and distribution, Embecta’s Board of Directors will adopt a policy with respect to the payment of dividends on Embecta common stock following the separation and distribution. Embecta currently expects that it will initially pay a regular cash dividend following the separation and distribution. Embecta expects that its targeted dividend payout will be approximately 20% as a percentage of post-separation net income. However, the timing, declaration, amount of, and payment of any dividends following the separation and the distribution will be within the discretion of Embecta’s Board of Directors and will depend upon many factors, and there can be no assurances that Embecta will continue to pay a dividend in the future. See “Dividend Policy.”

BD previously announced that it does not expect the spin-off to affect its current dividend policy. There can also be no assurance that, after the separation and distribution, the combined annual dividends on the common stock of Embecta and BD, if any, will be equal to the annual dividends on BD common stock prior to the separation and distribution.

Will Embecta incur any indebtedness prior to or at the time of the distribution?

Yes. Embecta expects to complete one or more financing transactions on or prior to the completion of the distribution, including the issuance of $500 million in senior secured 5.000% notes, the incurrence of $1,150 million of term loans and the entry into a $500 million revolving credit facility (which Embecta anticipates will be undrawn as of the completion of the distribution). Prior to the completion of the distribution, it is expected that Embecta will pay a dividend to BD equal to all Embecta’s cash and cash equivalents in excess of $160 million.

However, prior to the completion of the distribution, BD may cause Embecta to issue to BD debt instruments of Embecta on terms and conditions determined by BD (any such debt instruments, the “Exchange Debt”). BD would use any such Exchange Debt to retire some of BD’s existing debt in a debt-for-debt exchange transaction (a “Debt-For-Debt Exchange”). The Exchange Debt could take the form of senior secured notes or term loans, as determined by BD, but regardless of the form, Embecta anticipates that it will have outstanding indebtedness equal to approximately $1,650 million. Therefore, if the Exchange Debt takes the form of additional secured notes (above the $500 million in senior secured 5.000% notes noted above), then Embecta would reduce the aggregate principal amount of term loans incurred on or prior to the completion of the distribution so that the aggregate term loans outstanding as of the distribution would be equal to (a) $1,150 million less (b) the aggregate principal amount of any such Exchange Debt. In addition, in the event that BD determines that Embecta shall issue Exchange Debt to BD, then the amount of the cash dividend from Embecta to BD shall be equal to (1) the amount of the cash dividend from Embecta to BD that would have been made if the Exchange Debt had not been issued, less (2) the aggregate principal amount of any such Exchange Debt. We refer to the cash dividend, taken together with the issuance of the Exchange Debt, if applicable, as the “Embecta-to-BD Distribution Transaction.”

Who will be the distribution agent for the distribution and transfer agent and registrar for Embecta common stock?	The distribution agent, transfer agent and registrar for the Embecta common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare toll free at 877-498-8861 or non-toll free at +1-781-575-2879.

Where can I find more information about BD and Embecta?

Before the distribution, if you have any questions relating to BD’s business performance, you should contact:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417-1880

Attention: Investor Relations Department

After the distribution, Embecta shareholders who have any questions relating to Embecta’s business performance should contact Embecta at:

Embecta Corp.

1 Becton Drive

Franklin Lakes, NJ 07417-1880

Attention: Corporate Secretary

The Embecta investor website (www.embecta.com) will be operational on or around April 1, 2022. The Embecta website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

INFORMATION STATEMENT SUMMARY

The following is a summary of selected information discussed in this information statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and Embecta’s business and financial position, you should carefully review this entire information statement. Unless the context otherwise requires, the information included in this information statement about Embecta, including the Combined Financial Statements of the Diabetes Care Business, assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, or when otherwise specified, references in this information statement to “Embecta,” “we,” “us,” “our,” “our company” and “the company” refer to Embecta Corp., a Delaware corporation, and its subsidiaries. Unless the context otherwise requires, references in this information statement to “BD” refer to Becton, Dickinson and Company, a New Jersey corporation, and its consolidated subsidiaries, including the diabetes care business prior to completion of the separation.

Unless the context otherwise requires, or when otherwise specified, references in this information statement to Embecta’s historical assets, liabilities, products, businesses or activities of Embecta’s businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the diabetes care business of BD as it was conducted as part of BD prior to completion of the separation.

Our Company

Embecta is a leading global medical device company focused on providing solutions to improve the health and wellbeing of people living with diabetes. Over the 95-year history of our business, we believe that our products have become one of the most widely recognized and respected brands in diabetes management in the world. We estimate that our products are used by nearly 30 million people in over 100 countries for insulin administration and to aid with the daily management of diabetes. Our business traces its origins to 1924, when BD developed the first dedicated insulin syringe. Since then, we have built a world-class organization with a unique manufacturing supply chain and commercial footprint, delivering over 7.6 billion units of diabetes injection devices globally in 2021. We generated revenues of $1,165 million, $1,086 million and $1,109 million in 2021, 2020 and 2019, respectively.

We have a broad portfolio of marketed products, including a variety of pen needles, syringes and safety devices, which are complemented by our proprietary digital applications designed to assist people with managing their diabetes. Our pen needles are sterile, single-use, medical devices, designed to be used in conjunction with insulin pens and are used to inject insulin or other diabetes medications. We also sell safety pen needles, which includes resin injection-molded shields on both ends of the cannula that automatically deploy to help prevent needlestick exposure and injury during injection and disposal. Our traditional and safety pen needles are compatible and frequently used with widely available pen injectors in the market today. In addition to pen needles, we sell sterile, single-use insulin syringes, which are used to inject insulin drawn from insulin vials. We also sell safety insulin syringes, which incorporates a manually activated sliding sleeve to help prevent needlestick exposure and injury during injection and disposal.

In addition to selling pen needles, syringes and safety devices, we seek to promote advances in diabetes care through thought leadership and engagement with people with diabetes, healthcare providers and other stakeholders. To foster connection with and offer support to people with diabetes, we launched our diabetes care app (the “diabetes care app”) in 2018. The diabetes care app serves as a channel for our support, education of and engagement with this community. We are also proud sponsors of key scientific seminars seeking to improve the management of diabetes. For example, we founded and sponsor the Forum for Injection Technique & Therapy Expert Recommendations (FITTER), which is the latest in a series of scientific seminars focused on improving the management of diabetes for healthcare professionals and people with diabetes globally. FITTER seeks to promote evidence-based clinical best practice, safety and self-care of diabetes injectable and infusion therapies for improved health outcomes, well-being, lower healthcare costs and reduced burden on care providers and the wider society.

We believe that the technology and know-how incorporated into our products distinguishes them in a meaningful way from other products in the market in the minds of our end-user customers and healthcare providers. We have a track record of delivering innovation in diabetes care informed by our deep understanding of the needs of people with diabetes. For example, we were instrumental in the development and global commercialization of the pen needle, which revolutionized insulin delivery and today is the primary mode of insulin delivery globally. As an independent diabetes-focused entity, our research and development programs will be geared toward both incremental improvements in our existing products as well as the development of new products. For example, we are working on developing a potential insulin patch pump focused on serving the needs of people living with Type 2 diabetes. We anticipate this insulin patch pump will have an increased reservoir size to hold more insulin and a simplified delivery system compared to existing insulin patch pumps, and overall provide for an improved user experience. We are also currently working on developing a redesigned safety pen needle and a new finer gauge pen needle for greater ease and comfort. We are still in the process of designing and developing these products and, if and when we complete this process, we will need to apply for and obtain clearance from the FDA and similar regulatory authorities in jurisdictions outside of the United States for each product to market and sell any such product in the United States and abroad.

Our global manufacturing, commercial team and distribution networks enable us to produce and distribute our products to end users and healthcare providers in over 100 countries. We have three manufacturing sites located in Ireland, the United States and China. We believe that these manufacturing sites enable us to efficiently and consistently produce high-quality, safe and reliable products. Upon the separation, we also expect to have over 600 employees focused on commercialization activities, including general management, sales, marketing, digital, market access & development and insights & analytics, over 50% of whom will be in emerging markets within Eastern Europe, the Middle East, Africa, Latin America, Central and Southeast Asia and Mainland China. We will distribute our products through a variety of channels, including retail, hospitals, pharmacies and other institutional channels. Our commercial team and distribution networks enable us to reach a broad base of customers across the globe.

Our Competitive Strengths

We believe the following strengths position us with long-term competitive advantages:

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Pure-play leader in diabetes management, a significant and growing industry. We currently manufacture over 7.6 billion units of injection devices annually and estimate that these devices serve 30 million end-user customers around the world. Based on our internal estimates, we believe that we provide injection devices to more people with diabetes globally than any other medical device company. As a chronic and progressive condition, diabetes affects the physical, emotional and social well-being of the affected individuals and their caregivers. Improper management can result in significant and long-term complications ranging from cardiovascular to renal and neurological diseases, further driving demand for effective products to help treat the disease. We believe the demand for injection devices will continue to grow due to an anticipated rise in people with diabetes and increased expenditures on diabetes care.

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Globally recognized franchise with 95-year history. We believe that we have a reputation among people with diabetes and healthcare professionals around the world for making the highest quality insulin delivery products, including pen needles, insulin syringes and diabetes medication injection safety products. Our business traces its history to 1924, when BD became the first company to develop a dedicated insulin syringe. Since then, our business developed the world’s first self-contained insulin syringe, the first safety-engineered syringe, the first 8mm, 5mm and 4mm pen needles and the first safety pen needle with dual protective shields, among other innovations. We believe that our business is recognized as the standard-bearer in pen needles, insulin syringes and diabetes medication injection safety products among people with diabetes and healthcare providers worldwide, and based on our internal estimates we believe we are the industry leader by volume for each of these products globally, including the industry leader by volume in pen needles in each of the United States, Canada, EMEA (which includes Europe, the Middle East and Africa), Latin America, China and the Central Asia, South Asia and Japan regions. Over the past several years, we have continued to invest in our core product franchises as well as advocacy initiatives to enhance the lives of people with diabetes. Our FITTER education initiatives, focused around the importance of injection technique and user experience, have helped strengthen our franchise’s reputation with patients, pharmacists, healthcare providers and healthcare institutions. We believe that these factors make us the needle of choice for first-time insulin-injection prescriptions, with strong conversion rates to long-term use and loyalty to the franchise.

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Geographically diversified revenue and strong cash flow generation supports future growth. We estimate that our products are used by nearly 30 million people in over 100 countries for insulin administration and to aid with the daily management of diabetes. Our sales provide us with a strong, stable and recurring revenue base that is geographically diversified, generating revenues of $1,165 million in fiscal year 2021, net income of $415 million and Adjusted EBITDA of $546 million, which represents a net income margin of approximately 35.6% and an Adjusted EBITDA margin of approximately 46.9%. In fiscal year 2021, approximately 48% of our total revenue was generated outside of the United States. In particular, our revenue in emerging markets represents a meaningful and rapidly growing share of our total revenue year over year. The combination of our scale and highly efficient operations results in strong cash flow generation. We anticipate our strong cash flow will enable us to continue to invest in our business both organically and inorganically through strategic partnerships and acquisitions to support our competitive position, drive future revenue growth and lead in driving innovation.

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Global sales and manufacturing infrastructure. We have an extensive sales and manufacturing infrastructure to support our global presence. We sell products using a worldwide network of highly efficient, strategically placed direct and indirect sales representatives, which we believe is the single largest sales organization dedicated to pen needles and insulin syringes. We also have long-term relationships with manufacturers of diabetes medications, many major pharmacies, retail outlets and payors. Our varied distribution channels include individual practitioners, retail pharmacies, wholesalers and long-term acute care hospitals, and we believe that these channels help us reach a broad set of stakeholders in diabetes care. We also have an extensive manufacturing network supported by our global logistics infrastructure and close to 800,000 square feet of manufacturing space located across the United States, Ireland and China. For example, in China, we currently have world-class manufacturing operations with dedicated sales and marketing teams to support our growing presence in the country. Overall, we believe that our extensive manufacturing infrastructure and global distribution network enable us to provide our customers with a reliable and consistent supply of quality products.

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History of innovation and pipeline of new products. We have a holistic approach to innovation with a track record of developing devices that we believe have improved the standard of diabetes care. We have a pipeline of products under development, including those that may represent a potential improvement on existing products and entirely new products. For example, we are currently working on developing a potential insulin patch pump focused on serving the needs of people with Type 2 diabetes. We anticipate this insulin patch pump will have an increased reservoir size to hold more insulin and a simplified delivery system compared to existing insulin patch pumps, and overall provide for an improved user experience. We are also currently working on developing a redesigned safety pen needle and a new finer gauge pen needle for greater ease and comfort. Any such products, if and when developed, will require clearance from the FDA and similar regulatory authorities in jurisdictions outside of the United States before we can market and sell such products. We also focus on engaging with and supporting our user base. To this end, we have developed our diabetes care app, which provides users with an integrated diabetes self-management solution. Our diabetes care app has been downloaded over 400,000 times since its first launch in May 2018, and is available for download in the United States, Canada, Brazil, Germany, France, Mexico, Switzerland, Italy and Japan. We view digital engagement as a key vector for our future growth, and we plan to continue to enhance our digital capabilities in coming years.

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Proven executive leadership and a highly motivated workforce. We have assembled an experienced and accomplished senior management team. Our leadership and employees are energized by the prospect of being part of a leading pure-play leader in the diabetes space and are excited at the prospect of driving continued innovation and improvements in the standard of diabetes care globally.

Our Business Strategy

We intend to continue to grow our business by pursuing the following core strategies:

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Increase use of our products through sales and marketing efforts, education and diabetes management solutions. According to the International Diabetes Federation (the “IDF”), approximately 537 million adults (aged 20-79) worldwide were living with diabetes in 2021, including those who are not yet diagnosed, and the number is projected to increase to 643 million adults by 2030 and 783 million adults by 2045. We seek to increase use of our products by bringing awareness of the effectiveness and quality of our products to the different players in this growing market. Our products are inspired and supported by the decades of research collaborations with healthcare providers and opinion leaders around the world, which has resulted in several clinical studies and peer-reviewed publications, ultimately informing global clinical practice guidelines. We plan to increase the awareness of the effectiveness and quality of our products through clinician engagement, sales and marketing efforts and digital solutions that foster education, engagement, adherence and personalized diabetes management solutions for people with diabetes. We also seek to grow the number of people we serve by leveraging our global employee base, world-class manufacturing facilities and unique insights into the needs of people with diabetes and caregivers to expand our global commercial impact and footprint.

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Expand our business in emerging markets. Our net sales in emerging markets represented approximately 16% of our total net sales in fiscal year 2021 and the sales in emerging markets has grown approximately 4.9% per year since fiscal year 2018. We expect that demand for insulin administration products will continue to grow in emerging markets, such as the China region, India and Mexico, and we will continue to invest in our business in these regions. For example, we expect to use our large manufacturing infrastructure in China to supply other high-growth markets in South and Central Asia. In addition, we expect that over 50% of our employees focused on commercialization activities will be in emerging markets within Eastern Europe, the Middle East, Africa, Latin America, Central and Southeast Asia and Mainland China. We believe that our operating history in these countries, strong franchise, existing infrastructure, growing direct presence and country specific product portfolio will position us well in these high growth regions.

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Invest in next-generation products. Over the past several years, we have invested in developing new products, including the next generation of pen needles, safety pen needles, syringes and safety syringes. As a pure-play leader in the diabetes space, we will have increased flexibility to invest capital in innovative new products to better serve the evolving needs of people with diabetes. For example, we are currently developing a potential insulin patch pump designed to be a fully integrated solution for people living with Type 2 diabetes. If successful, we believe this product could result in significant additional sales given that Type 2 diabetes constitutes approximately 90% of the overall diabetes population according to the IDF. We are also currently working on developing a redesigned safety pen needle and a new finer gauge pen needle for greater ease and comfort. We are also continuing to further develop our diabetes care app, which we believe helps us communicate with end-user customers more effectively and positions us uniquely in interconnected diabetes management solutions. Through this app, our goal is to provide end users with actionable insights to influence behavioral or lifestyle changes that improve glycemic control and improve quality of life and overall health. This digital offering increases connectivity to members of the diabetes community and provides a potential base for entry into the e-commerce channel.

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Pursue strategic partnerships and acquisition opportunities. We intend to continue to explore strategic partnerships and acquisition opportunities that enable us to accelerate our growth. We intend to selectively pursue strategic opportunities that give us access to innovative technologies, complementary product lines or new markets, while retaining our focus on improving the user experience and clinical outcomes and potentially other adjacent chronic conditions. Our independence will give us the freedom and flexibility to strategically allocate capital toward strategic partnerships and acquisitions to accelerate the growth of our business.

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Seek to provide other products and services that will be useful for diabetes management. As an independent, pure-play, diabetes focused business, we will seek opportunities to provide other products and services for diabetes management. We have a long and deep history of driving improvements in the standard of diabetes care from diagnosis to periodic monitoring, lifestyle improvements, therapy selection and administration of insulin. We believe a fully coordinated and integrated chronic disease management platform will drive improved care and outcomes for people with diabetes. Our diabetes care app positions us uniquely in interconnected diabetes management solutions, and we will seek opportunities to use it to sell other products and services that will be useful for diabetes management.

Summary of Risk Factors

An investment in Embecta is subject to a number of risks, including risks relating to its business, risks related to Embecta’s separation from BD, and risks related to Embecta common stock. Set forth below is a high-level summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this information statement for a more thorough description of these and other risks.

Risks Related to Embecta’s Business

•	The medical technology industry is very competitive.

•

Embecta generates a significant amount of its products and cash flows from a few key products, and any events that adversely affect the sale or profitability of these products could have an adverse impact on Embecta’s sales, results of operations and cash flows.

•	Technological breakthroughs in diabetes treatment or prevention may reduce demand for Embecta’s products.

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Embecta will obtain components and raw materials for its products from third parties, including BD. These third parties may fail to perform under their agreements with Embecta, or there may be a reduction or interruption in the manufacturing and supply of these components and raw materials. Any such failure to perform or a reduction or interruption in supply could have a material adverse effect on Embecta’s business and operations.

•	Embecta may experience difficulties and delays in the manufacturing of its products or sterilization operations, and any such difficulties and delays could adversely affect Embecta’s business.

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Embecta’s products are subject to continuous reimbursement, coverage and access scrutiny by both private and government payers, including the scope of products covered, access and coverage among product brands and manufacturers, reimbursement limitations and price adjustment restrictions. A change in any of these factors could have an adverse impact on Embecta’s financial condition and results of operations.

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Embecta may enter into strategic collaborations, in-licensing arrangements or alliances with third parties that may not result in the development of commercially viable products or the generation of revenue.

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Embecta’s sales and marketing efforts rely upon independent distributors that are free to market products that compete with Embecta’s products, and if Embecta is unable to maintain or expand its network of independent distributors, its business could be materially adversely affected.

•	Embecta’s future growth is dependent in part upon the development of new products, and there can be no assurance that such products will be developed or be successful.

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If the third parties on which Embecta relies to conduct its clinical trials and to assist it with pre-clinical development do not perform as contractually required or expected, or if market or clinical studies are unfavorable to its products in development, Embecta may not be able to obtain regulatory clearance or approval or commercialize its products.

•	Embecta’s failure to maintain strong relationships with physicians and other healthcare professionals could adversely affect its business.

•	Embecta’s international operations subject it to certain business risks.

•	If Embecta fails to protect its intellectual property or proprietary technology, such failure could adversely affect its business and results of operations.

Risks Related to the Separation and Distribution

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Embecta has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•	Following the separation, Embecta’s financial profile will change, and it will be a smaller, less diversified company than BD prior to the separation.

•	Embecta may not achieve some or all of the expected benefits of the separation.

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If Embecta is unable to replace the services that BD currently provides to it on terms that are at least as favorable to Embecta as the terms on which BD is providing such services, Embecta’s business and results of operations could be adversely affected.

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Embecta’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject as a standalone publicly traded company following the distribution.

•	Following the separation, Embecta will be required to rebrand its products to remove the BD name, which could adversely affect its ability to attract and maintain end users.

•	Embecta will incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

Risks Related to Embecta Common Stock

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There is no assurance that an active trading market for Embecta common stock will develop or be sustained after the distribution and, following the distribution, the price of Embecta common stock may fluctuate significantly.

•	A significant number of shares of Embecta common stock may be sold following the distribution, which may cause the Embecta stock price to decline.

•	Your percentage of ownership in Embecta may be diluted in the future.

•	Embecta cannot guarantee the timing, amount or payment of dividends on its common stock.

The Separation and Distribution

On May 6, 2021, BD announced that it intended to separate its diabetes care business into an independent public company, with the separation to occur through a pro rata distribution to the BD shareholders of 100% of the shares of common stock of a company formed to hold the diabetes care business.

On February 1, 2022, the BD Board of Directors approved the distribution of all of Embecta’s issued and outstanding shares of common stock on the basis of one share of Embecta common stock for every five shares of BD common stock held as of the close of business on March 22, 2022, the record date for the distribution.

Embecta’s Post-Separation Relationship with BD

After the distribution, BD and Embecta will each be separate companies with separate management teams and separate boards of directors. Prior to the distribution, BD and Embecta will enter into the separation and distribution agreement. In connection with the separation, Embecta will also enter into various other agreements to effect the separation and to provide a framework for Embecta’s relationship with BD after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, a cannula supply agreement, contract manufacturing agreements, an intellectual property matters agreement, a logistics services agreement, distribution agreements and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between Embecta and BD of the assets, employees, liabilities and obligations (including, among others, investments, property (including intellectual property) and employee benefits and tax-related assets and liabilities) of BD and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between us and BD subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”

Reasons for the Separation

The BD Board of Directors believes that the separation of the diabetes care business from BD into an independent, publicly traded company is in the best interests of BD and its shareholders for a number of reasons, including:

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Enhanced Focus on Strategic, Operational Drivers to Accelerate Revenue Growth. The separation will permit each of BD and Embecta to more effectively pursue its own distinct operating priorities and strategies, and will enable the management teams of each of the two companies to focus on strengthening its core business and addressing its unique operating and other needs, and pursue distinct and targeted opportunities for long-term growth and profitability.

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More Efficient Resource and Capital Allocation to Pursue Each Company’s Strategic Goals. The separation will permit each of BD and Embecta to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies. In addition, after the separation, the diabetes care business will no longer be required to compete internally with BD’s other businesses for capital and other corporate resources. As an independent entity, Embecta will be free to invest its strong capital generation for its own organic and inorganic opportunities in order to accelerate growth and expand its leadership for the benefit of patients and to drive shareholder value.

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Targeted Investment Opportunity. The separation will allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its business, and will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

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Creation of Independent Equity Currencies. The separation will create independent equity securities for Embecta, affording Embecta direct access to the capital markets, enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Embecta will have more flexibility to capitalize on its unique strategic opportunities.

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Employee Incentives, Recruitment and Retention. The separation will allow Embecta to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with its specific growth objectives, financial goals and business performance. In addition, the separation will allow incentive structures and targets at Embecta to be better aligned with its business. Similarly, recruitment and retention for Embecta will be enhanced by more consistent talent requirements across its business, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with its core business activities, principles and risks of each company.

The BD Board of Directors also considered a number of potentially negative factors in evaluating the separation, including that (1) the anticipated benefits of the separation may not be achieved for a variety of reasons; and (2) after the separation, as a standalone company, Embecta may be unable to obtain the goods and services that the diabetes care business previously obtained as part of BD at prices or on terms as favorable as those currently obtained by BD. In determining to pursue the separation, the BD Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the sections entitled “The Separation and Distribution—Reasons for the Separation” and “Risk Factors” included elsewhere in this information statement.

Corporate Information

Embecta was incorporated in Delaware for the purpose of holding BD’s diabetes care business in connection with the separation and distribution described in this information statement. Prior to the transfer of the diabetes care business to Embecta by BD, which will occur prior to the distribution, Embecta will have no operations other than those incidental to the separation. The address of Embecta’s principal executive offices will be 1 Becton Drive, Franklin Lakes, NJ 07417. Its telephone number after the distribution will be (201) 847-6800. Embecta will maintain an Internet site at www.embecta.com. This website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to BD shareholders who will receive shares of Embecta common stock in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of Embecta’s securities. The information contained in this information statement is believed by Embecta to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither BD nor Embecta will update the information except as may be required in the normal course of their respective disclosure obligations and practices.

Summary Historical and Unaudited Pro Forma Financial Information

The following tables set forth summary historical combined and unaudited pro forma financial information. You should read this information in conjunction with the information under “Selected Historical Combined Financial Data of the Diabetes Care Business,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited annual combined financial statements and the related notes included elsewhere in this information statement.

We derived the selected historical combined financial information for each of the fiscal years in the three-year period ended September 30, 2021 from our audited annual combined financial statements included elsewhere in this information statement.

The selected unaudited pro forma financial information as of and for the year ended September 30, 2021 is unaudited and has been derived from our unaudited pro forma financial information included elsewhere in this information statement.

Combined Balance Sheet

Millions of dollars	Pro Forma as of September 30, 2021	As of September 30,
		2021	2020
Assets
Current Assets
Cash and cash equivalents	$265	$—	$—
Trade receivables, net	45	151	120
Inventories	117	118	102
Prepaid expenses and other	23	23	13

Total Current Assets	450	292	235
Property, Plant and Equipment, Net	390	451	462
Goodwill and Other Intangible Assets	34	34	30
Other Assets	56	11	11

Total Assets	$930	$788	$738

Liabilities and Parent’s Equity
Current Liabilities
Accounts payable	$53	$54	$50
Accrued expenses	86	82	68
Salaries, wages and related items	31	28	19

Total Current Liabilities	170	164	137
Deferred Income Taxes and Other Liabilities	62	30	29
Long-term Debt	1,600	—	—
Commitments and Contingencies (See Note 6)
Equity
Net parent investment	—	865	834
Common stock, $0.01 par value, 250,000,000 shares authorized; 57,857,600 shares issued and outstanding on a pro forma basis	1	—	—
Accumulated deficit	(632)	—	—
Accumulated other comprehensive loss	(271)	(271)	(262)

Total equity	(902)	594	572

Total liabilities and equity	$930	$788	$738

Combined Statement of Income

Millions of dollars	Pro Forma Year Ended September 30, 2021	For the Year Ended September 30,
		2021	2020	2019
Revenues	$1,188	$1,165	$1,086	$1,109
Cost of products sold(1)	410	365	323	323

Gross Profit	778	800	763	786
Operating expenses:
Selling and administrative expense	241	240	215	222
Research and development expense	63	63	61	62
Other operating expense	5	5	—	—

Total Operating Costs and Expenses	309	308	276	284

Operating Income	469	492	487	502
Other income (expense), net	2	3	(1)	(2)
Interest expense	(72)	—	—	—

Income Before Income Taxes	399	495	486	500
Income tax provision	59	80	58	68

Net Income	$340	$415	$428	$432

Basic earnings per common share	5.88
Diluted earnings per common share	5.87
Weighted-average common shares outstanding
Basic	57,857,600
Diluted	57,889,097
Other data(2)
EBITDA	$508	$533	$524	$536
Adjusted EBITDA	$521	$546	$537	$548

(1)	Includes costs for inventory purchases from related parties of $41 million in 2021, $38 million in 2020 and $37 million in 2019.
(2)

In addition to our operating results, as calculated in accordance with U.S. generally accepted accounting principles (GAAP), we use, and plan to continue using, EBITDA and Adjusted EBITDA when monitoring and evaluating operating performance. EBITDA means earnings attributable to the Diabetes Care business before interest, taxes, depreciation and amortization. Adjusted EBITDA means EBITDA adjusted for certain items that we believe are outside of underlying operational results or that affect period-to-period comparability. We believe that these non-GAAP measures better enable an understanding of our performance year-over-year and provide additional insight and transparency as to how we evaluate our business and make operational decisions. Additionally, EBITDA and Adjusted EBITDA are important metrics for debt investors who utilize debt-to-EBITDA ratios. Because EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP. Therefore, the EBITDA and Adjusted EBITDA measures presented below may differ from similar measures used by other companies, even when similar terms are used to identify such measures. These metrics should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. EBITDA and Adjusted EBITDA are not calculated or presented in accordance with U.S. GAAP, and other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Our combined balance sheet and statement of income do not include an allocation of third-party debt or interest expense from BD because we were not the legal obligor of the debt and because BD’s borrowings were not directly attributable to our business.

However, in connection with the spin-off, we expect to incur debt and such indebtedness would cause us to record additional interest expense in future periods. See “Description of Material Indebtedness.”

A reconciliation between GAAP financial measures, EBITDA and Adjusted EBITDA is as follows:

Millions of dollars	Pro Forma Year Ended September 30, 2021	For the Year Ended September 30,
		2021	2020	2019
Net income	$340	$415	$428	$432
Income tax provision	59	80	58	68
Depreciation and amortization	37	38	38	36
Interest expense	72	—	—	—

EBITDA	$508	$533	$524	$536

Share-based compensation	13	13	13	12

Adjusted EBITDA	$521	$546	$537	$548

Items excluded from Adjusted EBITDA are evaluated on an individual basis and consist of items that are outside of underlying operational results or that affect period-to-period comparability. Excluded from Adjusted EBITDA is share-based compensation (see Note 8 to our annual combined financial statements).

Pro forma EBITDA and pro forma Adjusted EBITDA presented above have been prepared to provide certain non-GAAP information for Embecta, giving effect to the pro forma adjustments to our historical results of operations to arrive at our pro forma results of operations. The unaudited pro forma non-GAAP measures assume that the separation and related transactions occurred as of October 1, 2020.

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Embecta and Embecta common stock. Any of the following risks and uncertainties could materially adversely affect Embecta’s business, financial condition or results of operations.

Risks Related to Embecta’s Business

The medical technology industry is very competitive.

Embecta faces significant competition from a wide range of companies in each market in which its products are sold. These include large companies with multiple product lines and non-traditional entrants such as technology companies, some of which may have greater financial and marketing resources than Embecta in the United States or other markets, as well as smaller, more specialized companies.

Embecta’s ability to compete will also be affected by changing preferences and requirements of people with diabetes, as well as changes in the ways healthcare services are delivered. Efforts to contain healthcare costs by governments and the private sector are also resulting in increased emphasis on products that reduce costs, improve clinical results and expand access. Embecta’s ability to remain competitive will depend on how well it will meet these changing market demands in terms of its product offerings and marketing approaches.

The medical technology industry is subject to rapid technological change and frequent introduction of new products. The development of new or improved products, processes or technologies by other companies (such as new technologies to administer insulin) that provide better features, pricing, clinical outcomes or economic value may make Embecta’s existing or new products less competitive. In some instances, competitors, including pharmaceutical companies, also offer, or are attempting to develop, alternative therapies for disease states (including diabetes) that may be delivered without a medical device, such as pen needles. Lower cost producers have also created pricing pressure, particularly in emerging markets. There can be no assurance that Embecta’s products will be commercially successful, and it is possible that its business will be adversely affected from time to time as a result of products developed by its competitors.

Consolidation among healthcare systems and other providers is resulting in greater purchasing power for these companies. Group purchasing organizations and integrated health delivery networks have also served to concentrate purchasing decisions for some customers, which has led to downward pricing pressure for medical device suppliers. Further consolidation in the industry could intensify competition among medical device suppliers and exert additional pressure on the demand for and prices of Embecta’s products.

Embecta generates a significant amount of its products and cash flows from a few key products, and any events that adversely affect the sale or profitability of these products could have an adverse impact on Embecta’s sales, results of operations and cash flows.

Embecta’s ability to generate profits and operating cash flow depends largely upon the continued profitability of its key products, such as its pen needles and syringes. For example, for the fiscal year ended September 30, 2021, sales of pen needles (including both conventional and safety pen needles) accounted for $941 million, or 81%, of its total sales. Any event that adversely affects the sale or profitability of this product could adversely affect Embecta’s sales, results of operations and cash flows. These adverse events could include a decrease in the demand for such products, the pressure to decrease the price of such products, any increase in costs of manufacturing such products or other supply chain disruptions, increased availability of competitive products, increased competition from the introduction of new products related to the treatment of diabetes or removal from the market of these products for any reason.

Technological breakthroughs in diabetes treatment or prevention may reduce demand for Embecta’s products.

The diabetes treatment industry is subject to technological change and product innovation. A number of companies and medical researchers are pursuing new ways to deliver insulin to patients, including insulin administration technologies that do not require the use of a needle, or to treat diabetes without the use of insulin or by delaying the use of insulin. If they are successful in developing these technologies or treatment therapies, the demand for Embecta’s products could decline. Furthermore, the National Institutes of Health and other supporters of diabetes research are continually seeking ways to prevent diabetes. Any technological breakthroughs in diabetes prevention or treatment could decrease demand for Embecta’s products and have a material adverse effect on its business or results of operations.

Embecta will obtain components and raw materials for its products from third parties, including BD. These third parties may fail to perform under their agreements with Embecta, or there may be a reduction or interruption in the manufacturing and supply of these components and raw materials. Any such failure to perform or a reduction or interruption in supply could have a material adverse effect on Embecta’s business and operations.

Embecta will rely on a number of third parties to supply and manufacture the components and raw materials for its products. For example, in connection with the separation and prior to the distribution, Embecta and BD will enter into a cannula supply agreement, whereby BD will sell to Embecta cannulas for incorporation into Embecta’s products for sale within the diabetes care sector. Cannulas are a component part of a wide variety of medical devices that use needles to deliver fluid into, or through which blood is drawn from, the body. After the separation, BD will retain ownership of all cannula production activities and all intellectual property rights of BD and its subsidiaries relating to cannula, the manufacture thereof and other critical cannula-related technology. The cannula supply agreement will be terminable by BD without cause by providing at least 36 months’ written notice; however, such termination can be effective no earlier than ten years from the distribution date. In the event of a change of control of Embecta, BD will also have the right to terminate the cannula supply agreement. The cannula supply agreement will also terminate automatically, subject to a 36-month wind-down period, if Embecta’s yearly forecast is below the required minimum purchase amount, and the parties will have other customary termination rights for material breach or bankruptcy of the other party. Embecta is also limited to a maximum number of cannulas that it can purchase under the cannula supply agreement. If BD fails to perform under this agreement or BD terminates this agreement in accordance with its terms and, in either case, Embecta cannot find a way to purchase cannula from another party or manufacture cannula, or if Embecta needs to purchase more cannula than it is permitted under cannula supply agreement, Embecta may have insufficient cannulas for its products, which could materially adversely affect Embecta’s business, financial condition or results of operations.

Embecta also obtains other component parts and raw materials from other third parties. In many cases, Embecta will not have long-term supply agreements with suppliers of these component parts and raw materials, and its arrangements with these suppliers are on a purchase-order basis. Certain raw materials that we obtain from suppliers are subject to fluctuations in price and availability attributable to a number of factors, including general economic conditions, commodity price fluctuations, the demand by other companies for the same raw materials and the availability of complementary and substitute materials. In some cases, Embecta’s agreements with suppliers can be terminated by either party by convenience upon short notice.

Certain raw materials and components used in the manufacture of pen needles and syringes, including cannulas, certain oil-based resins and rubber stoppers, are not always available from multiple sources. In addition, for quality assurance, cost-effectiveness and other reasons, Embecta purchases certain raw materials and components from a single supplier. The price and supply of these materials and components may be affected or disrupted for reasons beyond Embecta’s control. While Embecta works with suppliers to ensure continuity of supply, no assurance can be given that these efforts will be successful. In the event that any of its existing supply arrangements are terminated or there is a reduction or interruption of supply under these existing arrangements, Embecta expects that it will be able to enter into new arrangements with alternative suppliers, but these new arrangements may be on terms that are less favorable, including with respect to price and volume, and it may be costly or cause delays in Embecta’s manufacturing process to transition to a new supplier, particularly in cases in which Embecta must comply with regulatory requirements relating to qualification of new suppliers. The termination, reduction or interruption in supply of these raw materials and components could adversely impact Embecta’s ability to manufacture and sell certain of its products.

Third-party suppliers may encounter problems during manufacturing for a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, component part supply constraints and environmental factors, any of which could delay or impede their ability to supply the components and raw materials for Embecta’s products. Any such failure to perform or a reduction or interruption in supply could have a material adverse effect on Embecta’s business and operations.

Embecta may experience difficulties and delays in the manufacturing of its products or sterilization operations, and any such difficulties and delays could adversely affect Embecta’s business.

Embecta may experience difficulties and delays inherent in manufacturing its products, such as failure of Embecta or its suppliers to comply with applicable regulations and quality assurance guidelines, which failures may lead to: manufacturing shutdowns or manufacturing delays; delays related to the construction of new facilities or the expansion of existing facilities; and other manufacturing or distribution problems, including changes in manufacturing production sites and limits to manufacturing capacity resulting from regulatory requirements, changes in types of products produced and physical limitations that could affect supply. In addition, Embecta could experience difficulties or delays in manufacturing its products caused by natural disasters. Manufacturing difficulties can also result in product shortages, leading to lost sales and reputational harm to us. In addition, many of Embecta’s products require sterilization prior to sale. In some instances, only a few facilities are qualified under applicable regulations to conduct this sterilization. To the extent Embecta or third parties (including BD) are unable to sterilize Embecta’s products, whether due to lack of capacity, regulatory requirements or otherwise, Embecta may be unable to transition sterilization to other sites or modalities in a timely or cost effective manner, or at all, which could have an adverse impact on Embecta’s business.

A substantial portion of Embecta’s revenue is derived from sales to a few customers. If these customers reduce the amount of product that they purchase from Embecta reduce the amount that they are willing to pay for such products or increase charges to distribute such products, Embecta’s business, financial condition and results of operations could be adversely affected.

A substantial portion of Embecta’s revenues is derived from sales to a few customers. For example, for the fiscal year ended September 30, 2021, sales to McKesson Corporation, Cardinal Health and AmerisourceBergen Drug Corporation, Embecta’s three largest distributors, together represented approximately 39% of Embecta’s worldwide sales. The costs changed by these and other distributors to distribute Embecta’s products is also subject to negotiation, and such distributors may propose increases in such charges from time to time. In addition, for the fiscal year ended September 30, 2021, direct sales to the five largest retail pharmacies for Embecta’s products together represented approximately 14% of Embecta’s worldwide sales. If any of Embecta’s largest customers reduce the amount of product that they purchase from Embecta, decrease the price that they pay for such products or increase the charges to distribute such products, each could have a material adverse effect on Embecta’s business, financial condition and results of operations.

Embecta’s products are subject to continuous reimbursement, coverage and access scrutiny by both private and government payers, including the scope of products covered, access and coverage among product brands and manufacturers, reimbursement limitations and price adjustment restrictions. A change in any of these factors could have an adverse impact on Embecta’s financial condition and results of operations.

In the United States, both public and private payers continue to take aggressive steps to control their expenditures for medical devices by placing restrictions on how many and which brands of devices they will provide coverage for across the spectrum of available products. Important competitive factors include quality, price, price guarantees and demonstrated ability to supply markets. Any failure by Embecta to differentiate its products with existing payers based on these and other factors or establish new payer relationships may adversely affect its financial condition and results of operations.

In addition, consolidation and integration among healthcare institutions and providers significantly affects the competitive landscape for medical devices. Health plans, pharmacy benefit managers, wholesalers, and other supply chain stakeholders have been consolidating into fewer, larger entities, thus enhancing their purchasing strength and importance. Specifically, private third-party insurers and governments typically maintain formularies that specify coverage (the conditions under which drugs and medical devices are included on a plan’s formulary) and reimbursement (including both the associated out-of-pocket cost to the consumer and payment to the distributor) to control costs by negotiating discounted prices, inflation guarantees and other terms in exchange for formulary inclusion.

Adverse formulary placement can lead to reduced usage of a medical device for the relevant patient population due to coverage restrictions, such as prior authorizations and formulary exclusions, or due to reimbursement limitations that result in higher consumer out-of-pocket cost, such as nonpreferred co-pay tiers, increased co-insurance levels, and higher deductibles. Consequently, medical device companies compete for formulary placement not only on the basis of product attributes but also by providing rebates. Price to the end customer is an increasingly important factor in formulary decisions, particularly in treatment areas in which the payer has taken the position that multiple branded products are therapeutically comparable (like that of diabetes). These downward pricing pressures could continue to negatively affect Embecta’s business. In addition to formulary placement, changes in insurance designs continue to drive greater consumer cost-sharing through high deductible plans and higher co-insurance or co-pays, increasing consumer sensitivity to product choice.

Embecta is consistently managing the burden of continued pressures associated with payers’ discount requirements to maintain positive formulary positions. If Embecta fails to maintain these formulary positions or reduces prices on its products to maintain these formulary positions, it could adversely affect Embecta’s results of operations. In addition to the evolving payer market that continues to put price pressure on Embecta’s products, new competitors have emerged. Competitors that are new to the pen needle and insulin syringe categories, along with some that have emerged to begin engaging with payers, have accelerated the focus on these product categories, providing payers more choices for formulary partners within these medical device categories.

In addition to the ongoing challenges faced across the United States, Embecta faces similar access, pricing and reimbursement trends outside of the United States. Although payers’ preferences for particular devices varies regionally, key foundational considerations for choice include: product specifications, clinical evidence demonstrating efficacy and positive clinical outcomes and pricing. Embecta is challenged to deliver new, innovative and differentiated products, along with price concessions, in markets outside of the United States, and price guarantees in these regions are critical to maintain access to key distributors and end users. For example, in EMEA (which includes Europe, the Middle East and Africa), the demand for medical devices that are paid out of pocket by the end user is limited. Access to these products is largely defined by the availability and size of government reimbursement, or, in a limited number of countries, the ability of manufacturers to negotiate reimbursement directly with insurance companies. In China, the most notable threat continues to be access through volume-based procurement and GPOs, with potential significant price erosions and cost containment within the healthcare landscape. These continued pricing pressures could adversely affect Embecta’s financial condition and results of operations.

Embecta may enter into strategic collaborations, in-licensing arrangements or alliances with third parties that may not result in the development of commercially viable products or the generation of revenue.

In the ordinary course of its business, Embecta may enter into strategic collaborations, in-licensing arrangements or alliances to develop product candidates. Other companies, including those with substantially greater financial, marketing, sales, technology or other resources, may compete with us for these arrangements. These arrangements are subject to a variety of risks, including:

•	Embecta may not identify or secure these collaborations in a timely manner, on a cost-effective basis, on acceptable terms or at all;

•	these collaborations may not result in the development of products that achieve commercial success or result in any revenue to Embecta;

•

Embecta may not exercise sole decision making authority with respect to material commercial decisions under these collaborations, resulting in gridlock with its partners, and its collaborators may have economic or business interests or goals that are, or that may become, inconsistent with its business interests or goals;

•	Embecta may have limited control over the amount and timing of resources that its current collaborators or any future collaborators devote to its collaborators’ or its future products;

•	disputes between Embecta and its collaborators may result in litigation or arbitration that would increase Embecta’s expenses and divert the attention of its management; and

•	these collaborations may be terminated or dissolved in accordance with their terms prior to the development of any Embecta products or any realization by Embecta of any other benefits.

Embecta’s sales and marketing efforts rely upon independent distributors that are free to market products that compete with Embecta’s products, and if Embecta is unable to maintain or expand its network of independent distributors, its business could be materially adversely affected.

Embecta believes that a significant portion of its sales will continue to be to independent distributors for the foreseeable future, and it is possible that the percentage of its sales to independent distributors could increase. None of Embecta’s independent distributors in the United States has been required to sell Embecta’s products exclusively, and each of them may freely sell the products of Embecta’s competitors. If Embecta is unable to maintain or expand its network of independent distributors, its sales may be negatively affected. For the fiscal year ended September 30, 2021, McKesson Corporation, Cardinal Health and AmerisourceBergen Drug Corporation, Embecta’s three largest distributors, together represented approximately 39% of Embecta’s worldwide sales. If any of its key independent distributors were to cease to distribute Embecta’s products or reduce their promotion of such products as compared to the products of Embecta’s competitors, Embecta may need to seek alternative independent distributors or increase its reliance on other independent distributors or its direct sales representatives, which alternative arrangements may not be sufficient to prevent a material reduction in sales of its products.

Embecta’s future growth is dependent in part upon the development of new products, and there can be no assurance that such products will be developed or be successful.

A significant element of Embecta’s strategy is to increase revenue growth by focusing on innovation and new product development. For example, Embecta is currently working on developing an insulin patch pump focused on serving the needs of people with Type 2 diabetes. Embecta is also currently working on developing a redesigned safety pen needle and a new finer gauge pen needle for ease and comfort. However, these potential products are still in the product development phase, and Embecta has not yet submitted an application to the FDA seeking clearance for any of these products. In addition, even if Embecta submits an application to the FDA for clearance, there is no assurance that such clearance will be obtained or that Embecta will be able to market and sell such products successfully. New product development requires significant investment in research and development. The results of Embecta’s product development efforts may be affected by a number of factors, including Embecta’s ability to anticipate the needs of people with diabetes, successfully complete clinical trials, obtain regulatory clearance and approvals for its products, manufacture such products in a cost-effective manner, obtain appropriate intellectual property protection for such products, gain and maintain market acceptance of such products and obtain reimbursement for such products. There can be no assurance that Embecta will be able to successfully develop or commercialize any products now in development or that Embecta may seek to develop or commercialize in the future.

If the third parties on which Embecta relies to conduct its clinical trials and to assist it with pre-clinical development do not perform as contractually required or expected, or if market or clinical studies are unfavorable to its products in development, Embecta may not be able to obtain regulatory clearance or approval or commercialize its products.

Embecta relies on third parties, such as contract research organizations, medical institutions, clinical investigators, contract laboratories and other third parties, to conduct some of its clinical trials and pre-clinical investigations. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, or if the quality or accuracy of the data they obtain is compromised due to failure to adhere to Embecta’s clinical protocols or regulatory requirements or for other reasons, Embecta’s pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and Embecta may not be able to obtain regulatory clearance or approval for, or successfully commercialize, its products on a timely basis, or at all, and Embecta’s business and operating results may be adversely affected. Furthermore, Embecta’s third-party clinical trial investigators may be delayed in conducting such clinical trials for reasons outside of their control.

In addition, if future clinical trials fail to support the efficacy or safety of Embecta’s current or future products, Embecta’s sales may be adversely affected and may have a material adverse effect on its business, financial condition and results of operations. In addition, future clinical studies or other articles regarding Embecta’s existing products or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor’s product is clinically more effective or easier to use than Embecta’s insulin patch pump, redesigned safety pen needle and/or finer gauged pen needle in development or that any such product is not as effective as Embecta claims. Any of these events may negatively affect Embecta’s sales efforts and result in decreased revenue.

Embecta’s failure to maintain strong relationships with physicians and other healthcare professionals could adversely affect its business.

Embecta depends on its ability to maintain strong working relationships with physicians and other healthcare professionals in connection with research and development for some of its products. Embecta relies on these professionals to provide it with considerable knowledge and advice regarding the development and use of these products. If Embecta fails to maintain its working relationships with physicians and, as a result, no longer has the benefit of their knowledge and advice, Embecta’s products may not be developed in a manner that is responsive to the needs and expectations of the professionals who use and support such products, which could have a material adverse effect on Embecta’s business.

Embecta may not be able to successfully execute its acquisition strategy, which could adversely affect its financial condition and results of operations.

Embecta intends to explore strategic partnerships and acquisition opportunities that enable it to accelerate its growth. There is no assurance that future acquisitions will be available on attractive terms and Embecta’s ability to consummate any acquisition will be subject to various risks and uncertainties, including the negotiation of agreements on satisfactory terms, obtaining applicable regulatory clearances and approvals and, after consummation, achieving anticipated synergies and other benefits. If Embecta does not successfully execute on its acquisition strategy, it could adversely affect its financial condition and results of operations.

Embecta’s international operations subject it to certain business risks.

A substantial amount of Embecta’s sales come from its operations outside the United States, and Embecta intends to continue to pursue growth opportunities outside of the United States, especially in emerging markets. Embecta’s international operations subject it to certain risks relating to, among other things, fluctuations in foreign currency exchange, local economic and political conditions, competition from local companies, increases in trade protectionism, U.S. relations with the governments of the foreign countries in which Embecta operates, foreign regulatory requirements or changes in such requirements, changes in local healthcare payment systems and healthcare delivery systems, local product preferences and requirements, longer payment terms for account receivables than we experience in the United States, difficulty in establishing, staffing and managing foreign operations, changes to international trade agreements and treaties, changes in tax laws, weakening or loss of the protection of intellectual property rights in some countries and import or export licensing requirements. The success of Embecta’s international operations also depends, in part, on its ability to make necessary infrastructure enhancements to, among other things, its production facilities and sales and distribution networks. These and other factors may adversely impact its ability to pursue its growth strategy in these regions.

In addition to the risks discussed elsewhere, other risks associated with doing business internationally, include, but are not limited to:

•	political instability and actual or anticipated military or political conflicts;

•	trade protection measures, such as tariffs, and import and export licensing and control requirements;

•	negative consequences from changes in or interpretations of tax laws;

•	difficulty in establishing, staffing and managing international operations;

•	difficulties associated with foreign legal systems, including increased costs associated with enforcing contractual obligations in foreign jurisdictions;

•	changes in regulatory requirements;

•	adapting to the differing laws and regulations, business and clinical practices, and consumer preferences in foreign markets;

•	difficulties in managing foreign relationships and operations, including any relationships that we establish with foreign partners, distributors or sales or marketing agents; and

•	difficulty in collecting accounts receivable and longer collection periods.

In addition, Embecta’s international operations are governed by the U.S. Foreign Corrupt Practices Act and similar anti-corruption laws outside the United States. Global enforcement of anti-corruption laws has increased substantially in recent years, with more enforcement proceedings by U.S. and foreign governmental agencies and the imposition of significant fines and penalties. Embecta’s international operations, which often involve customer relationships with foreign governments, create the risk that there may be unauthorized payments or offers of payments made by employees, consultants, sales agents or distributors. Any alleged or actual violations of these laws may subject Embecta to government investigations and significant criminal or civil sanctions and other liabilities, and negatively affect its reputation.

Changes in U.S. policy regarding international trade, including import and export regulation and international trade agreements, could also negatively impact Embecta’s business. The United States has imposed tariffs on certain goods imported from China and certain other countries, which has resulted in retaliatory tariffs by China and other countries. Additional tariffs imposed by the United States on a broader range of imports, or further retaliatory trade measures taken by China or other countries in response, could result in an increase in supply chain costs that Embecta may not be able to offset or that otherwise adversely impact its results of operations. In addition, political tensions between the United States and China have escalated in recent years. Rising political tensions could reduce trade, investment and other economic activities between the two major economies. Any of these factors could have a material adverse effect on Embecta’s business, prospects, financial condition and results of operations.

The departure of the United Kingdom from the European Union (“EU”) (commonly known as “Brexit”) on January 31, 2020 has created uncertainties affecting business operations in the United Kingdom, the EU and a number of other countries, including with respect to compliance with the regulatory regimes regarding the labeling and registration of the products Embecta sells in these markets. Embecta could face increased costs, volatility in exchange rates, market instability and other risks as a result of Brexit.

Foreign currency exchange rate, inflation, commodity price and interest rate fluctuations may adversely affect Embecta’s financial condition and results of operations.

Embecta is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, commodity prices and interest rates. Products manufactured in, and sold into, regions outside of the United States represent a significant portion of Embecta’s operations. The combined financial statements of the diabetes care business reflect translation of financial statements denominated in non-U.S. currencies to U.S. dollars as well as the foreign currency exchange gains and losses resulting from the re-measurement of assets and liabilities. A strengthening or weakening of the U.S. dollar in relation to the foreign currencies of the countries in which Embecta sells or manufacture its products, such as the euro, will affect its U.S. dollar-reported revenue and income. Changes in the relative values of currencies may, in some instances, have a significant effect on its results of operations.

Many of Embecta’s products have significant resin content. Embecta also uses quantities of other commodities, such as rubber, corrugate and steel. Increases in the prices of these commodities, including due to inflation in the United States or in other markets, could increase the production and other input costs of Embecta’s products. Embecta may not be able to pass on these costs to its customers, which could have a material adverse effect on its results of operations and cash flows.

Increases in interest rates may adversely affect the financial condition of Embecta’s distributors and suppliers, thereby adversely affecting their ability to buy Embecta’s products and supply the components or raw materials needed by Embecta, in each case adversely affecting Embecta’s financial condition or results of operations.

Fluctuations in Embecta’s effective tax rate and changes to tax laws may adversely affect it.

As a global company, Embecta is subject to taxation in numerous countries, states and other jurisdictions. Embecta’s effective tax rate is derived from a combination of applicable tax rates in the various countries, states and other jurisdictions in which it operates. In preparing its financial statements, Embecta estimates the amount of tax that will become payable in each of these jurisdictions. Embecta’s effective tax rate may, however, differ from the estimated amount due to numerous factors, including a change in the mix of its profitability from country to country and changes in tax laws, including potential tax legislation sponsored by the Biden Administration. If these proposals are ultimately enacted into legislation, they could materially impact Embecta’s tax provision, cash tax liability and effective tax rate. Any of these factors could cause Embecta to experience an effective tax rate significantly different from previous periods or its current expectations, which could have an adverse effect on its business, financial condition, results of operations and cash flows.

If Embecta fails to protect its intellectual property or proprietary technology, such failure could adversely affect its business and results of operations.

Embecta relies primarily on patent, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements covering its know-how and confidential information, to protect its proprietary technologies. Third parties, including its competitors, may contest or oppose its patents and trademarks and future patent and trademark applications, and if such patents or trademarks are successfully challenged, it may be easier for its competitors to offer the same or similar products or technologies or require Embecta to rebrand its products. Embecta can also lose the protection afforded by these intellectual property assets through patent expirations, legal challenges or governmental action. Patents attained by competitors may also adversely affect Embecta’s competitive position. In addition, competitors may seek to invalidate patents on its products or claim that its products infringe upon their intellectual property, which could result in a loss of competitive advantage or the payment of significant legal fees, damage awards and past or future royalties, as well as injunctions against future sales of its products. Embecta has entered into confidentiality agreements and intellectual property assignment agreements with its officers, certain employees, consultants and potential collaborators regarding its intellectual property and proprietary technology. In the event of unauthorized use or disclosure or other breaches of those agreements, Embecta may not be provided with meaningful protection for its trade secrets, know-how or other proprietary information. Embecta also operates in countries that do not protect intellectual property rights to the same extent as in the United States, which could make it easier for competitors to compete with Embecta in those countries. The loss of a significant portion of its portfolio of intellectual property assets may have an adverse effect on its business and results of operations.

Embecta’s products or processes may infringe the intellectual property rights of others, which may cause Embecta to pay unexpected litigation costs, damages, or settlement fees (including royalties) or prevent Embecta from selling its products.

Embecta cannot be certain that its products do not and will not infringe issued patents or other intellectual property rights of third parties. Embecta may be subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of the intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in litigation and divert the time and attention of its management team. If Embecta is found liable for infringement, it may be required to enter into licensing agreements (which may not be available on acceptable terms or at all) or to pay damages or cease making or selling certain products. Embecta may also need to redesign some of Embecta’s products or processes to avoid future infringement liability.

Breaches of Embecta’s information systems could have a material adverse effect on its operations.

Embecta relies on information systems to process, transmit, and store electronic information in its day-to-day operations, including sensitive personal or proprietary information. In addition, some of its products include information systems that collect data regarding patients and patient therapy on behalf of Embecta’s customers and some connect to Embecta’s systems for maintenance and management purposes. These information systems are subject to attack via malicious code execution, and cyber- or phishing- attacks. Cyberattacks could result in unauthorized access to Embecta’s systems and products that could also affect its compliance with privacy and other laws and regulations, and result in actions by regulatory bodies or litigation, which in turn could have a material adverse impact on Embecta’s operations.

Embecta needs to attract and retain key employees to be competitive.

Embecta’s ability to compete effectively depends upon its ability to attract and retain executives and other key employees. Competition for experienced employees, particularly for persons with specialized skills, can be intense. Embecta’s ability to recruit such talent will depend on a number of factors, including compensation and benefits, work location and work environment. If Embecta cannot effectively recruit and retain qualified executives and employees, its business could be adversely affected.

Embecta’s business may be adversely affected by work stoppages, union negotiations and labor disputes.

As of today, only certain employees, all outside of the United States and representing approximately 33% of our headcount, are represented by various collective bargaining groups. Historically, the effects of collective bargaining and other similar labor agreements have not been significant. However, if a larger number of Embecta’s employees were to unionize, including in the wake of any future legislation or administrative regulation that makes it easier for employees to unionize, the effect could be significant.

A significant portion of Embecta’s unionized employees have collective bargaining agreements. Any inability to negotiate acceptable new contracts under these collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs for Embecta. If any such strikes or other work stoppages occur, or if additional employees become represented by a union, a disruption of Embecta’s operations and higher labor costs could result. Labor relations matters affecting Embecta’s suppliers of products and services could also adversely affect Embecta’s business from time to time.

Embecta is subject to extensive regulation.

Embecta’s operations are global and are affected by complex state, federal and international laws relating to healthcare, environmental protection, antitrust, anti-corruption, marketing, fraud and abuse (including anti-kickback and false claims laws), export control, product safety and efficacy, employment, privacy, financial transparency, conflict minerals and other areas. Violations of these laws can result in criminal or civil sanctions, including substantial fines and, in some cases, exclusion from participation in healthcare programs such as Medicare and Medicaid. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase Embecta’s costs of operations or necessitate closures of or changes to its manufacturing plants or processes or those of its suppliers, or result in liability to Embecta. Embecta is also subject to various laws and regulations relating to the safety and effectiveness of medical devices, including relating to design, development and manufacturing, advertising and promotion and clinical trials and post-market studies with respect to its products. Failure to comply with these laws may result in enforcement actions by the Food and Drug Administration (the “FDA”) and other liability to Embecta. The enactment of additional laws or changes in existing laws may increase compliance costs or otherwise adversely impact Embecta’s operations.

Healthcare reform may have a material adverse effect on Embecta’s financial condition and results of operations.

Political, economic and regulatory developments have effected fundamental changes in the healthcare industry. The Patient Protection and Affordable Care Act (the “Affordable Care Act”) substantially changed the way healthcare is financed by both government and private insurers. It also encourages improvements in the quality of healthcare products and services and significantly impacts the U.S. pharmaceutical and medical device industries. Among other things, the Affordable Care Act:

•	established a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

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implemented payment system reforms, including a national pilot program to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; and

•	created an independent payment advisory board that will submit recommendations to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate.

We cannot predict at this time the full impact of the Affordable Care Act or other healthcare reform measures that may be adopted in the future on Embecta’s financial condition, results of operations and cash flows. In this regard, several legislative initiatives to repeal and replace the Affordable Care Act have been proposed, and legal challenges to the constitutionality of the Affordable Care Act or its component parts have been made. The nature and effect of any modification or repeal of, or legislative substitution for, the Affordable Care Act, or any court decision regarding the Affordable Care Act’s validity, is uncertain, and we cannot predict the effect that any of these events would have on the longer-term viability of the act, or on Embecta’s financial condition, results of operations or cash flows.

Certain modifications to Embecta’s products may require new 510(k) clearances or other marketing authorizations and may require Embecta to recall or cease marketing its products.

Once a medical device is permitted to be legally marketed in the United States pursuant to a 510(k) clearance, a manufacturer may be required to notify the FDA of certain modifications to the device.

Manufacturers determine in the first instance whether a change to a product requires a new 510(k) clearance or premarket submission, but the FDA may review any manufacturer’s decision. The FDA may not agree with Embecta’s decisions regarding whether new clearances are necessary. Embecta has made modifications to its products in the past and has determined based on its review of the applicable FDA regulations and guidance that in certain instances new 510(k) clearances or other premarket submissions were not required. Embecta may make similar modifications or add additional features in the future that it believes does not require a new 510(k) clearance. If the FDA disagrees with Embecta’s determinations and requires it to submit new 510(k) notifications, Embecta may be required to cease marketing or to recall the modified product until it obtains clearance, and it may be subject to significant regulatory fines or penalties.

Embecta may be subject to enforcement actions if it engages in improper marketing or promotion of its products.

Embecta’s promotional materials and training methods must comply with applicable laws and regulations, including of the FDA and the Federal Trade Commission (the “FTC”). If the FDA or the FTC determines that Embecta’s promotional or training material constitutes off-label, false or misleading, unfair or deceptive promotion of its products, it could request that Embecta modify its training or promotional materials or subject Embecta to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider Embecta’s promotional or training materials to constitute off-label, false or misleading, unfair or deceptive promotion of its products, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement, and reputational harm.

Embecta is subject to complex and evolving laws and regulations regarding privacy and data protection, many of which are subject to change and uncertain interpretation, which could result in claims, changes to its business practices, penalties, increased cost of operations or declines in user growth or engagement, or otherwise adversely affect its business.

Embecta is subject to complex and frequently changing laws in the United States and elsewhere regarding privacy and the collection, use, storage and protection of personal information, and noncompliance with these laws could result in substantial fines or litigation. For instance, the EU has also adopted the General Data Protection Regulation (“GDPR”), which will apply to personal data involved in Embecta’s operations in the EU or products and services that Embecta offers to EU users involving personal data. The GDPR creates a range of new compliance obligations that could require Embecta to change its existing business practices policies, and significantly increases financial penalties for noncompliance.

In the state of California, the California Consumer Privacy Act (“CCPA”), which provides certain privacy rights and consumer protection for residents of the state became effective in 2020, and the California Privacy Rights Act, which amends and expands the CCPA, will take effect in 2023. These consumer rights include the right to know what personal information is collected, the right to know whether the data is sold or disclosed and to whom, the right to request a company to delete the personal information it has collected, the right to opt-out of the sale of personal information and the right to non-discrimination in terms of price or service when a consumer exercises a privacy right. California’s and other states’ laws apply more broadly and now or in the future may reach data we hold that relates to employees and healthcare providers, not just customers. In addition, data security protection laws passed by the federal government and many states require notification to data subjects, including customers and others, when there is a security breach of personal data. If we fail to comply with these regulations, we could be subject to civil sanctions, including fines and penalties for noncompliance.

In addition, foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. Data localization laws in some countries generally mandate that certain types of data collected in a particular country be stored and/or processed within that country. Embecta could be subject to audits in Europe and around the world, particularly in the areas of consumer and data protection, as Embecta continues to grow and expand its operations. Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that make Embecta’s products less useful to users, require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change Embecta’s business practices. These changes or increased costs could affect Embecta’s business and results of operations.

Embecta is subject to risks associated with public health threats, including the ongoing COVID-19 pandemic.

Embecta is subject to risks associated with public health threats, including the COVID-19 pandemic. The COVID-19 pandemic has the potential to significantly impact Embecta’s supply chain if the manufacturing plants that produce its products, raw materials or product components, the distribution centers where Embecta manages its inventory or the operations of its logistics and other service providers, including third parties that sterilize its products, are disrupted, temporarily closed or experience worker shortages for a sustained period of time.

Embecta’s manufacturing sites in China, Ireland and the United States, where Embecta manufactures a significant amount of products, largely avoided any significant disruption due to the COVID-19 pandemic. However, notwithstanding that each of these communities has experienced a relative recovery in COVID-19 transmission and a lessening of restrictions related to COVID-19, a future outbreak of COVID-19 at any of Embecta’s manufacturing sites in China, Ireland and/or the United States or in the surrounding communities, could lead to delays in the manufacturing of Embecta’s products, which could have a material adverse effect on Embecta’s business and results of operations.

Moreover, any resurgence in COVID-19 infections, including due to new variants of the virus for which current vaccines may not be effective, could result in the imposition of new governmental lockdowns, quarantine requirements or other restrictions to slow the spread of the virus, which could result in closures or other restrictions that significantly disrupt Embecta’s operations or those of distributors or suppliers in Embecta’s supply chain.

Risks Related to the Separation and Distribution

Embecta has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Embecta in this information statement refers to the diabetes care business as operated by and integrated with BD. The historical and pro forma financial information of Embecta included in this information statement is derived from the Consolidated Financial Statements and accounting records of BD. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that Embecta will achieve in the future primarily as a result of the factors described below:

•

Generally, Embecta’s working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of BD. Following the completion of the distribution, Embecta’s results of operations and cash flows may be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

•	Prior to the distribution, Embecta’s business has been operated by BD as part of its broader corporate organization, rather than as an independent company. BD or one of its affiliates performed various corporate functions for us, such as legal, treasury, accounting, auditing, human resources, investor relations, and finance. The Diabetes Care Business (as defined in the historical combined financial statements included in this information statement) historical and pro forma financial results reflect allocations of corporate expenses from BD for such functions, which are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company.

•

Currently, Embecta’s business is integrated with the other businesses of BD. Historically, Embecta’s business shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While we have sought to minimize the impact on Embecta when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.

•

As a current part of BD, Embecta’s business currently takes advantage of BD’s overall size and scope to procure more advantageous arrangements. After the distribution, as a standalone company, Embecta may be unable to obtain similar arrangements to the same extent as BD did, or on terms as favorable as those BD obtained, prior to completion of the distribution.

•	After the completion of the distribution, the cost of capital for Embecta’s business may be higher than BD’s cost of capital prior to the distribution.

•	Embecta’s historical financial information does not reflect the debt that we will incur as part of the distribution.

•

As an independent public company, Embecta will separately become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and will be required to prepare its standalone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations will place significant demands on Embecta’s management and administrative and operational resources. Moreover, to comply with these requirements, we anticipate that Embecta will need to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. Embecta expects to incur additional annual expenses related to these steps, and those expenses may be significant. If Embecta is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Securities Exchange Act of 1934, as amended, could be impaired.

Other significant changes may occur in Embecta’s cost structure, management, financing and business operations as a result of operating as a company separate from BD. For additional information about the past financial performance of its business and the basis of presentation of the historical combined financial statements and the Unaudited Pro Forma Condensed Combined Financial Statements of its business, see “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Combined Financial Data of the Diabetes Care Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and accompanying notes included elsewhere in this information statement.

Following the separation, Embecta’s financial profile will change, and it will be a smaller, less diversified company than BD prior to the separation.

The separation will result in Embecta being a smaller, less diversified company than BD. As a result, Embecta may be more vulnerable to changing market conditions, which could have a material adverse effect on its business, financial condition and results of operations. In addition, the diversification of Embecta’s revenues, costs, and cash flows will diminish as a standalone company, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the separation we may also lose capital allocation efficiency and flexibility, as Embecta will no longer have access to cash flow from BD to fund Embecta’s business.

Embecta may not achieve some or all of the expected benefits of the separation.

Embecta may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others: (1) enabling management of BD and Embecta to more effectively pursue the distinct operating priorities and strategies of their respective businesses; (2) permitting BD and Embecta to allocate financial resources to meet the unique needs of their respective businesses, which will allow them to intensify their focus on distinct strategic priorities and to more effectively pursue their own distinct capital structures and capital allocation strategies; (3) allowing BD and Embecta to more effectively articulate a clear investment thesis to attract a long-term investor base suited to their businesses and providing investors with a distinct and targeted investment opportunity; (4) creating an independent equity security tracking Embecta’s underlying business, affording Embecta with direct access to the capital markets and facilitating its ability to consummate future acquisitions or other transactions using its common stock; and (5) permitting Embecta to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely aligns management and employee incentives with specific business goals and objectives related to Embecta’s business.

Embecta may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (1) the separation will demand significant management resources and require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Embecta’s business; (2) following the separation, Embecta may be more susceptible to market fluctuations, and other adverse events than if it were still a part of BD because Embecta’s business will be less diversified than BD’s businesses prior to the completion of the separation; (3) after the separation, as a standalone company, Embecta may be unable to obtain certain goods, services and technologies at prices or on terms as favorable as those BD obtained prior to completion of the separation; (4) the separation may require Embecta to pay costs that could be substantial and material to its financial resources, including accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management and personnel new to Embecta, tax costs and costs to separate information systems; (5) under the terms of the tax matters agreement that Embecta will enter into with BD, it will be restricted from taking certain actions that could cause the distribution or certain related transactions to fail to qualify as tax-free to BD and BD shareholders, or could result in certain other taxes to BD, and these restrictions may limit us for a period of time from pursuing certain strategic transactions and equity issuances or engaging in other transactions that might increase the value of its business; and (6) the contractual arrangements between Embecta and BD may be on less favorable terms than the existing intercompany arrangements from which Embecta benefits, and such arrangements may be inadequate to provide for the ongoing operation and growth of Embecta’s business. If Embecta fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, it could have a material adverse effect on its competitive position, business, financial condition, results of operations and cash flows.

If Embecta is unable to replace the services that BD currently provides to it on terms that are at least as favorable to Embecta as the terms on which BD is providing such services, Embecta’s business and results of operations could be adversely affected.

Embecta will engage in the process of creating its own, or engaging third parties separate from BD to provide, systems and services to replace many of the systems and services that BD currently provides to Embecta, including, for example, information technology infrastructure and systems and accounting and reporting systems. Embecta may incur temporary interruptions in business operations if it cannot transition effectively from BD’s existing operating systems, databases and programming languages that support these functions to its own systems. The failure to implement the new systems and transition data successfully and cost-effectively could disrupt Embecta’s business operations and have a material adverse effect on its profitability. In addition, Embecta’s costs for the operation of these systems may be higher than the amounts reflected in its historical combined financial statements.

Embecta’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it will be subject as a standalone publicly traded company following the distribution.

Embecta’s financial results previously were included within the consolidated results of BD. Embecta was not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, Embecta will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of its internal control over financial reporting and a report by its independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on Embecta’s management and administrative and operational resources, including accounting resources.

Moreover, to comply with these requirements, Embecta anticipates that it will need to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. Embecta expects to incur additional annual expenses related to these steps, and those expenses may be significant. If Embecta is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Securities Exchange Act of 1934, as amended, could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Following the separation, Embecta will be required to rebrand its products to remove the BD name, which could adversely affect its ability to attract and maintain end users.

Embecta has historically marketed its products using the “BD” name and logo, which is a globally recognized brand with a strong reputation for high-quality products among people with diabetes and Embecta’s distributors. Under the terms of the agreements to be entered into with BD in connection with the separation and distribution, Embecta will obtain a temporary license to use the “BD” and “Becton Dickinson” name and logo on its products, certain legal entities and relevant regulatory registrations. Following the expiration of this license, Embecta will be required to rebrand and update, as applicable, its products and regulatory registrations using the “Embecta” name or other names and marks and remove the “BD” name and logo on its products. These new names and brands may not benefit from the same recognition and association with product quality as the BD name, which could adversely affect Embecta’s ability to attract and maintain its customers, who may prefer to use products with a stronger brand identity.

Embecta will incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

Embecta expects to complete one or more financing transactions on or prior to the completion of the distribution, including the issuance of $500 million in senior secured 5.000% notes, the incurrence of $1,150 million of term loans and the entry into a $500 million revolving credit facility (which Embecta anticipates will be undrawn as of the completion of the distribution). Prior to the completion of the distribution, it is expected that Embecta will pay a dividend to BD equal to all Embecta’s cash and cash equivalents in excess of $160 million.

However, prior to the completion of the distribution, BD may cause Embecta to issue the Exchange Debt. BD would use any such Exchange Debt to retire some of BD’s existing debt in a Debt-For-Debt Exchange. The Exchange Debt could take the form of senior secured notes or term loans, as determined by BD, but regardless of the form, Embecta anticipates that it will have outstanding indebtedness equal to approximately $1,650 million. Therefore, if the Exchange Debt takes the form of additional secured notes (above the $500 million in senior secured 5.000% notes noted above), then Embecta would reduce the aggregate principal amount of term loans incurred on or prior to the completion of the distribution so that the aggregate term loans outstanding as of the distribution would be equal to (a) $1,150 million less (b) the aggregate principal amount of any such Exchange Debt. In addition, in the event that BD determines that Embecta shall issue the Exchange Debt to BD, then the amount of the cash dividend from Embecta to BD shall be equal to (1) the amount of the cash dividend from Embecta to BD that would have been made if the Exchange Debt had not been issued, less (2) the aggregate principal amount of any such Exchange Debt. We refer to the cash dividend, taken together with the issuance of the Exchange Debt, if applicable, as the “Embecta-to-BD Distribution Transaction” As a result of such transactions, Embecta anticipates having approximately $1,650 million in aggregate principal amount of indebtedness outstanding upon completion of the distribution (not including undrawn commitments of $500 million under its revolving credit facility). Embecta may also incur additional indebtedness in the future.

This significant amount of debt could potentially have important consequences to Embecta and its debt and equity investors, including:

•	requiring a substantial portion of its cash flow from operations to make interest payments;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing its vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;

•	limiting Embecta’s flexibility in planning for, or reacting to, changes in its business and the industry;

•	placing Embecta at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt; and

•	limiting Embecta’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase ordinary shares.

To the extent that Embecta incurs additional indebtedness, the foregoing risks could increase. In addition, Embecta’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and Embecta may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt.

Embecta may be affected by significant restrictions under the tax matters agreement, including on its ability to engage in certain corporate transactions for a two-year period after the distribution, in order to avoid triggering significant tax-related liabilities.

Under current U.S. federal income tax law, a spin-off that otherwise qualifies for tax-free treatment can be rendered taxable to the parent corporation and its shareholders as a result of certain post-spin-off transactions, including certain acquisitions of shares or assets of the spun-off corporation. Under the tax matters agreement that Embecta will enter into with BD, Embecta will be restricted from taking certain actions that could prevent the distribution and certain related transactions from being tax-free for U.S. federal income tax purposes, or could result in certain other taxes to BD. In particular, under the tax matters agreement, for the two-year period following the distribution, as described in the section entitled “Certain Relationships and Related Party Transactions—Agreements with BD—Tax Matters Agreement,” Embecta will be subject to specific restrictions on its ability to pursue or enter into acquisition, merger, sale and redemption transactions with respect to Embecta stock. These restrictions may limit Embecta’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. In addition, under the tax matters agreement, Embecta may be required to indemnify BD and its affiliates against any tax-related liabilities incurred by them as a result of the acquisition of Embecta’s stock or assets, even if Embecta does not participate in or otherwise facilitate the acquisition, or as a result of certain other actions taken by Embecta. Furthermore, Embecta will be subject to specific restrictions on discontinuing the active conduct of its trade or business, the issuance or sale of stock or other securities (including securities convertible into Embecta stock but excluding certain compensatory arrangements), and sales of assets outside the ordinary course of business. Such restrictions may reduce Embecta’s strategic and operating flexibility. For more information, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with BD —Tax Matters Agreement.”

Embecta may be held liable to BD if it fails to perform under its agreements with BD, and the performance of such services may negatively affect Embecta’s business and operations.

In connection with the separation, Embecta and BD will enter various agreements, including a separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a cannula supply agreement, contract manufacturing agreements, an intellectual property matters agreement, a logistics services agreement, distribution agreements and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. If Embecta does not satisfactorily perform its obligations under these agreements, it may be held liable for any resulting losses suffered by BD, subject to certain limits. In addition, during the transition services periods under the transition services agreement, Embecta’s management and employees may be required to divert their attention away from its business in order to provide services to BD, which could adversely affect Embecta’s business.

Embecta’s agreements with BD may be on terms that are less beneficial to Embecta than the terms may have otherwise been from unaffiliated third parties.

The agreements that Embecta will enter into with BD in connection with the separation include the separation and distribution agreement, a transition services agreement, a tax matters agreement, an employee matters agreement, a cannula supply agreement, contract manufacturing agreements, an intellectual property matters agreement, a logistics services agreement, distribution agreements and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements were prepared in the context of the separation while Embecta was still a wholly owned subsidiary of BD. Accordingly, during the period in which the terms of those agreements were prepared, Embecta did not have an independent Board of Directors or a management team that was independent of BD. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.

If there is a determination that the distribution or certain related transactions are taxable for U.S. federal income tax purposes, BD and its shareholders could incur significant tax liabilities, and Embecta could incur significant liabilities pursuant to its indemnification obligations under the tax matters agreement.

BD has received a private letter ruling from the IRS to the effect that, among other things, the separation and the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355, and 361 of the Code. It is a condition to the distribution that BD receive (i) a private letter ruling from the IRS, satisfactory to the BD Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and (ii) an opinion of its outside tax counsel, satisfactory to the BD Board of Directors, regarding the qualification of the contribution of assets from BD to Embecta and the distribution, taken together, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code and such opinion has not been withdrawn or rescinded. The opinion of its outside tax counsel will be, and the private letter ruling is, based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of BD and Embecta, including facts, assumptions, representations, statements and undertakings relating to the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations and statements are or become inaccurate or incomplete, or if any such undertaking is not complied with, BD may not be able to rely on the opinion of its outside tax counsel or the private letter ruling, and the conclusions reached therein could be jeopardized.

Notwithstanding BD’s receipt of a private letter ruling from the IRS and the opinion of its outside tax counsel, the IRS could determine on audit that the distribution or certain related transactions are taxable for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements and undertakings upon which the private letter ruling or the opinion was based are incorrect or have been violated, or if it disagrees with any of the conclusions in the opinion. Accordingly, notwithstanding BD’s receipt of a private letter ruling from the IRS and the opinion of its outside tax counsel, there can be no assurance that the IRS will not assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge. In the event the IRS were to prevail in such a challenge, BD and BD’s shareholders could incur significant tax liabilities. For a discussion of the U.S. federal income tax consequences of the distribution, see “Material U.S. Federal Income Tax Consequences.”

Under the tax matters agreement that Embecta will enter into with BD, Embecta generally will be required to indemnify BD for any taxes incurred by BD that arise as a result of any representations made by Embecta being inaccurate or Embecta taking or failing to take, as the case may be, certain actions, including in each case those provided in connection with the private letter ruling from the IRS or the opinion of its outside tax counsel that result in the distribution and certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes or result in certain other taxes to BD. Any such indemnification could materially adversely affect Embecta’s financial condition, results of operations and cash flows. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Agreements with BD—Tax Matters Agreement.”

The transfer to Embecta of certain contracts, permits and other assets and rights may require the consents, approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, Embecta may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.

The separation and distribution agreement will provide that certain contracts, permits and other assets and rights are to be transferred from BD or its subsidiaries to Embecta or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, Embecta and BD are joint beneficiaries of contracts, and Embecta and BD may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to Embecta or BD.

Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from us, which, for example, could take the form of price increases. This could require us to expend additional resources in order to obtain the services or assets previously provided under the contract, or require us to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If Embecta is unable to obtain required consents or approvals, it may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to Embecta as part of its separation from BD, and Embecta may be required to seek alternative arrangements to obtain services and assets that may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively affect Embecta’s business, financial condition, results of operations and cash flows.

The closing of the separation may be delayed in certain jurisdictions, or not occur at all, due to local regulatory requirements, which may adversely affect Embecta’s business, financial condition and results of operations.

The closing of the transfer of certain assets related to the diabetes care business in certain jurisdictions, including China, Mexico, and Italy, as contemplated by the separation and distribution agreement may not occur at or prior to the distribution, if at all, due to local regulatory requirements. If Embecta is unable to obtain required approval of local regulators or otherwise comply with such local regulatory requirements to effect the separation in these jurisdictions, it may be unable to obtain the assets that are intended to be allocated to Embecta as part of its separation from BD. The failure to timely complete the transfer or these local assets could negatively affect Embecta’s business, financial condition, results of operations and cash flows.

Until the distribution occurs, the BD Board of Directors has sole and absolute discretion to change the terms of the separation in ways which may be unfavorable to Embecta, including to determine not to effect the distribution at all.

On February 1, 2022, the BD Board of Directors approved the distribution of all of Embecta’s issued and outstanding shares of common stock on the basis of one share of Embecta common stock for every five shares of BD common stock held as of the close of business on March 22, 2022, the record date for the distribution. The distribution is subject to the satisfaction of certain conditions (or waiver by BD in its sole and absolute discretion), including that there shall be no other events or developments existing or having occurred that, in the judgment of BD’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions. See “The Separation and Distribution—Conditions to the Distribution.” The separation is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of BD’s markets, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the separation and distribution, could delay or prevent the completion of the proposed separation or distribution, or cause the separation and distribution to occur on terms or conditions that are different or less favorable than expected. Additionally, the BD Board of Directors, in its sole and absolute discretion, may decide not to proceed with the distribution at any time prior to the distribution date.

No vote of BD shareholders is required in connection with the distribution. As a result, if the distribution occurs and you do not want to receive Embecta common stock in the distribution, your sole recourse will be to divest yourself of your BD common stock prior to the distribution date.

No vote of BD shareholders is required in connection with the distribution. Accordingly, if the distribution occurs and you do not want to receive Embecta common stock in the distribution, your only recourse will be to divest your BD common stock prior to the record date for the distribution or, following the record date, in the “regular way” market for BD common stock before the distribution date.

Satisfaction of indemnification obligations following the distribution could have a material adverse effect on Embecta’s financial condition, results of operations and cash flows.

Pursuant to the separation and distribution agreement and certain other agreements Embecta expects to enter into with BD in connection with the separation and distribution, BD will agree to indemnify Embecta for certain liabilities, and Embecta will agree to indemnify BD for certain liabilities as discussed further in “Certain Relationships and Related Party Transactions.” Indemnities that Embecta will be required to provide BD could negatively affect Embecta’s business, particularly with respect to indemnities provided in the tax matters agreement.

The indemnity from BD may not be sufficient to protect Embecta against the full amount of such liabilities if, for example, BD is not able to fully satisfy its indemnification obligations. Moreover, even if Embecta ultimately succeeds in recovering from BD any amounts for which it is held liable, Embecta may be temporarily required to bear these losses itself, requiring Embecta to divert cash that would otherwise have been used in furtherance of its operating business. In addition, third parties could also seek to hold Embecta responsible for any of the liabilities that BD has agreed to retain. Each of these risks could have a material adverse effect on Embecta’s financial condition, results of operations and cash flows.

Risks Related to Embecta Common Stock

There is no assurance that an active trading market for Embecta common stock will develop or be sustained after the distribution and, following the distribution, the price of Embecta common stock may fluctuate significantly.

A public market for Embecta common stock does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of shares of Embecta common stock will begin on a “when-issued” basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for Embecta common stock after the distribution, nor can we predict the prices at which shares of Embecta common stock may trade after the distribution. Similarly, we cannot predict the effect of the distribution on the trading prices of Embecta common stock or whether the combined market value of one share of Embecta common stock and five shares of BD common stock will be less than, equal to or greater than the market value of five shares of BD common stock prior to the distribution.

The prices at which shares of Embecta common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The market price of Embecta common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in Embecta’s operating results;

•	changes in earnings estimated by securities analysts or Embecta’s ability to meet those estimates;

•	the operating and stock price performance of comparable companies;

•	changes to the regulatory and legal environment under which Embecta operates;

•	actual or anticipated fluctuations in commodities prices;

•	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

•	whether Embecta common stock is included in stock market indices; and

•	domestic and worldwide economic conditions.

A significant number of shares of Embecta common stock may be sold following the distribution, which may cause the Embecta stock price to decline.

Any sales of substantial amounts of Embecta common stock in the public market or the perception that such sales might occur, in connection with the distribution or otherwise, may cause the market price of Embecta common stock to decline. Upon completion of the distribution, we expect that Embecta will have an aggregate of approximately 57 million shares of common stock issued and outstanding. Shares distributed to BD shareholders in the separation will generally be freely tradeable without restriction or further registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), except for shares owned by Embecta’s “affiliates,” as that term is defined in Rule 405 under the Securities Act.

We cannot predict whether large amounts of Embecta common stock will be sold in the open market following the distribution. We are also unable to predict whether a sufficient number of buyers of Embecta common stock to meet the demand to sell shares of Embecta common stock at attractive prices would exist at that time.

Your percentage of ownership in Embecta may be diluted in the future.

In the future, your percentage ownership in Embecta may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that Embecta will grant to its directors, officers and employees. Embecta employees will have stock-based awards that correspond to shares of Embecta common stock after the distribution as a result of conversion of their BD stock-based awards. Such awards will have a dilutive effect on Embecta’s earnings per share, which could adversely affect the market price of Embecta common stock. From time to time, Embecta will issue additional stock-based awards to its employees under its employee benefits plans.

Embecta cannot guarantee the timing, amount or payment of dividends on its common stock.

Embecta currently expects that it will pay a regular cash dividend of approximately 20% as a percentage of post-separation net income. The timing, declaration, amount and payment of any dividends following the separation and distribution, however, will be within the discretion of Embecta’s Board of Directors, and will depend upon many factors, including Embecta’s financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of Embecta’s debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets, and other factors deemed relevant by Embecta’s Board of Directors. Moreover, Embecta cannot guarantee that it will pay any dividends in the future or continue to pay any dividends if it commences paying dividends, and cannot guarantee the amount of any such dividends. For more information, see the section entitled “Dividend Policy.”

Anti-takeover provisions could enable Embecta’s Board of Directors to resist a takeover attempt by a third-party and limit the power of its shareholders.

Embecta’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Embecta’s Board of Directors rather than to attempt a hostile takeover. These provisions are expected to include, among others:

•

until the annual stockholder meeting in 2026, Embecta’s Board of Directors will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors, which could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	as long as the Board of Directors is classified, Embecta directors can be removed by stockholders only for cause;

•	vacancies occurring on the Board of Directors can only be filled by a majority of the remaining members of Embecta’s Board of Directors or by a sole remaining director;

•	stockholders do not have the right to call a special meeting or act by written consent;

•

Embecta’s Board of Directors have the power to designate and issue, without any further vote or action by the Embecta stockholders, shares of preferred stock from time to time in one or more series; and

•	stockholders have to follow certain procedures and notice requirements in order to present certain proposals or nominate directors for election at stockholder meetings.

In addition, Embecta will be subject to Section 203 of the Delaware General Corporate Law, which could have the effect of delaying or preventing a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with persons that acquire, more than 15% of the outstanding voting stock of a Delaware corporation may not engage in a business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or any of its affiliates becomes the holder of more than 15% of the corporation’s outstanding voting stock.

We believe these provisions will protect Embecta shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Embecta’s Board of Directors and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make Embecta immune from takeovers; however, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that Embecta’s Board of Directors determines is not in the best interests of Embecta and its shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of Embecta Capital Stock—Anti-Takeover Effects of Governance Provisions.”

In addition, an acquisition or further issuance of Embecta common stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to BD. For a discussion of Section 355(e) of the

Code, see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, Embecta would be required to indemnify BD for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that Embecta shareholders may consider favorable.

Embecta’s amended and restated certificate of incorporation will designate the state courts within the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Embecta shareholders, which could discourage lawsuits against Embecta and its directors and officers.

Embecta’s amended and restated certificate of incorporation will provide that, unless Embecta (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action brought on behalf of Embecta, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Embecta to Embecta or Embecta’s stockholders, (3) any action asserting a claim against Embecta or any director or officer or other employee of Embecta arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Delaware General Corporation Law (“DGCL”) or Embecta’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action asserting a claim against Embecta or any director or officer or other employee of Embecta governed by the internal affairs doctrine, which is a conflict of laws principle which recognizes that only one state should have the authority to regulate a corporation’s internal affairs or (5) any action as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware. If and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions will not apply to actions asserting only federal law claims under the Securities Act or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims. Although Embecta believes the exclusive forum provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may limit the ability of Embecta stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Embecta or its directors or officers, and it may be costlier for Embecta stockholders to bring a claim in the Court of Chancery of the State of Delaware than other judicial forums, each of which may discourage such lawsuits against Embecta and its directors and officers.

Although Embecta’s amended and restated certificate of incorporation will include this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Embecta may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect its business, results of operations and financial condition.

The combined post-separation value of five shares of BD common stock and one share of Embecta common stock may not equal or exceed the pre-distribution value of five shares of BD common stock.

As a result of the separation, the trading price of shares of BD common stock immediately following the separation may be different from the “regular-way” trading price of such shares immediately prior to the separation because the trading price of BD common stock will no longer reflect the value of the diabetes care business. There can be no assurance that the aggregate market value of five shares of BD common stock and one share of Embecta common stock following the separation will be higher than, lower than or the same as the market value of five shares of BD common stock if the separation did not occur.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement and other materials BD and Embecta have filed or will file with the SEC (and oral communications that BD or Embecta may make) contain or incorporate by reference statements that relate to future events and expectations and, as such, constitute forward-looking statements under the securities laws. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect BD’s or Embecta’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance (including volume growth, pricing, sales and earnings per share growth and cash flows) and statements regarding BD’s or Embecta’s strategy for growth, future product development, regulatory clearances and approvals, competitive position and expenditures. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although each of BD and Embecta believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to:

•

Competitive factors that could adversely affect Embecta’s operations, including new product introductions by Embecta’s competitors, the development of new technologies, lower cost producers that create pricing pressure and consolidation resulting in companies with greater scale and market presence than Embecta.

•	Any events that adversely affect the sale or profitability of one of Embecta’s key products or the revenue delivered from sales to its key customers.

•	Any failure by BD to perform of its obligations under the various separation agreements to be entered into in connection with the separation and distribution, including the cannula supply agreement.

•

Increases in operating costs, including fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components, used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items.

•	Changes in reimbursement practices of governments or private payers or other cost containment measures.

•

The adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates, and their potential effect on its operating performance.

•

The impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements. In particular, tariffs or other trade barriers imposed by the United States or other countries could adversely impact its supply chain costs or otherwise adversely impact its results of operations.

•	Any impact of the COVID-19 pandemic on Embecta’s business, including disruptions in its operations and supply chains.

•

New or changing laws and regulations affecting Embecta’s domestic and foreign operations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation (including tax reforms that could adversely impact multinational corporations) and licensing and regulatory requirements for products.

•

The expected benefits and timing of the separation, and the risk that conditions to the separation will not be satisfied and/or that the separation will not be completed within the expected time frame, on the expected terms or at all.

•	A determination by the IRS that the distribution or certain related transactions are taxable.

•	The possibility that any consents or approvals required in connection with the separation will not be received or obtained within the expected time frame, on the expected terms or at all.

•	Expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness.

•	The risk that dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed its estimates.

•

The impact of the separation on its businesses and the risk that the separation may be more difficult, time-consuming or costly than expected, including the impact on its resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.

There can be no assurance that the separation, distribution or any other transaction described above will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this information statement. Any forward-looking statement speaks only as of the date on which it is made, and each of BD and Embecta assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

THE SEPARATION AND DISTRIBUTION

Background

On May 6, 2021, BD announced that it intended to separate its diabetes care business into an independent public company. BD announced that it intended to effect the separation through a pro rata distribution to the BD shareholders of all of the common stock of a new entity formed to hold the assets and liabilities associated with the diabetes care business.

In connection with the distribution, it is expected that:

•

BD will complete the internal reorganization as a result of which Embecta will become the parent company of the BD operations comprising, and the entities that will conduct, the diabetes care business;

•

Embecta will incur approximately $1,650 million of indebtedness, consisting of $500 million in senior secured 5.000% notes and a $1,150 million term loan facility, and will enter into a $500 million revolving credit facility (which Embecta anticipates will be undrawn as of the completion of the distribution); and

•

using a portion of the proceeds from one or more financing transactions on or prior to the completion of the distribution, Embecta will pay a dividend to BD equal to all Embecta’s cash and cash equivalents in excess of $160 million. BD is expected to receive approximately $1,440 million from such transactions in connection with the separation and distribution (which amount is subject to change).

On February 1, 2022, the BD Board of Directors approved the distribution of all of Embecta’s issued and outstanding shares of common stock on the basis of one share of Embecta common stock for every five shares of BD common stock held as of the close of business on March 22, 2022, the record date for the distribution.

Subject to the satisfaction or waiver of the conditions to the distribution (see “—Conditions to the Distribution” below), at 12:01 a.m., Eastern Time, on April 1, 2022, the distribution date, each BD shareholder holding outstanding BD shares as of March 22, 2022 will receive one share of Embecta common stock for every five shares of BD common stock held at the close of business on the record date for the distribution, as described below. BD shareholders will receive cash in lieu of any fractional shares of Embecta common stock that they would have received after application of this ratio. Upon completion of the separation, each BD shareholder as of the record date will continue to own shares of BD common stock and will receive a proportionate share of the outstanding common stock of Embecta to be distributed. You will not be required to make any payment, surrender or exchange your BD common stock or take any other action to receive your shares of Embecta common stock in the distribution. The distribution of Embecta common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution” below.

Reasons for the Separation

The BD Board of Directors believes that the separation of the diabetes care business from BD into an independent, publicly traded company is in the best interests of BD and its shareholders for a number of reasons, including:

•

Enhanced Focus on Strategic, Operational Drivers to Accelerate Revenue Growth. The separation will permit each of BD and Embecta to more effectively pursue its own distinct operating priorities and strategies, and will enable the management teams of each of the two companies to focus on strengthening its core business and addressing its unique operating and other needs, and pursue distinct and targeted opportunities for long-term growth and profitability.

•

More Efficient Resource and Capital Allocation to Pursue Each Company’s Strategic Goals. The separation will permit each of BD and Embecta to allocate its financial resources to meet the unique needs of its own business, which will allow each company to intensify its focus on its distinct strategic priorities. The separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies. In addition, after the separation, the diabetes care business will no longer be required to compete internally with BD’s other businesses for capital and other corporate resources. As an independent entity, Embecta will be free to invest its strong capital generation for its own organic and inorganic opportunities in order to accelerate growth and expand its leadership for the benefit of patients and to drive shareholder value.

•

Targeted Investment Opportunity. The separation will allow each company to more effectively articulate a clear investment thesis to attract a long-term investor base suited to its business, and will facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

•

Creation of Independent Equity Currencies. The separation will create independent equity securities for Embecta, affording Embecta direct access to the capital markets, enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Embecta will have more flexibility to capitalize on its unique strategic opportunities.

•

Employee Incentives, Recruitment and Retention. The separation will allow Embecta to more effectively recruit, retain and motivate employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with its specific growth objectives, financial goals and business performance. In addition, the separation will allow incentive structures and targets at Embecta to be better aligned with its business. Similarly, recruitment and retention for Embecta will be enhanced by more consistent talent requirements across its business, allowing both recruiters and applicants greater clarity and understanding of talent needs and opportunities associated with its core business activities, principles and risks of each company.

The BD Board of Directors also considered a number of potentially negative factors in evaluating the separation, including:

•

Risk of Failure to Achieve Anticipated Benefits of the Separation. The anticipated benefits of the separation may not be achieved for a variety of reasons, including, among others: the separation will demand significant management resources and require significant amounts of management’s time and effort; and following the separation, Embecta’s business may be more susceptible to market fluctuations and other adverse events than if it were still a part of BD because Embecta’s business will be less diversified than BD’s businesses prior to the completion of the separation.

•

Loss of Scale and Increased Administrative Costs. As a part of BD, Embecta currently takes advantage of BD’s size and purchasing power in procuring certain goods and services. After the separation, as a standalone company, Embecta may be unable to obtain these goods and services at prices or on terms as favorable as those currently obtained by BD for the diabetes care business. In addition, as part of BD, Embecta benefits from certain functions performed by BD, such as accounting, tax, legal, human resources and other general and administrative functions. After the separation, BD will not perform these functions for Embecta, other than certain functions that will be provided for a limited time pursuant to the transition services agreement, and, because of Embecta’s smaller scale as a standalone company, its cost of performing such functions could be higher than the amounts reflected in its historical combined financial statements.

In determining to pursue the separation, the BD Board of Directors concluded the potential benefits of the separation outweighed the foregoing factors. See the section entitled “Risk Factors” included elsewhere in this information statement.

Formation of Embecta

Embecta was formed in Delaware on July 8, 2021 for the purpose of holding BD’s diabetes care business. As part of the plan to separate the diabetes care business from the remainder of BD’s businesses, in connection with the internal reorganization, BD plans to transfer the equity interests of certain entities and the assets and liabilities of the diabetes care business to Embecta prior to the distribution.

When and How You Will Receive the Distribution

With the assistance of Computershare, and subject to the satisfaction or waiver of the conditions to the distribution, BD expects to distribute Embecta common stock at 12:01 a.m., Eastern Time, on April 1, 2022, the distribution date, to all holders of outstanding BD common stock as of the close of business on March 22, 2022, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for BD common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Embecta common stock.

If you own BD common stock as of the close of business on the record date for the distribution, Embecta common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Embecta common stock. If you hold your BD shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Embecta shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell BD common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Embecta common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your BD common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Embecta common stock that have been registered in book-entry form in your name.

Most BD shareholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your BD common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Embecta common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Embecta common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except in certain cases for shares received by persons who may be deemed to be Embecta’s affiliates. Persons who may be deemed to be Embecta’s affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Embecta, which may include certain of its executive officers or directors. Securities held by Embecta’s affiliates will be subject to resale restrictions under the Securities Act. Embecta’s affiliates will be permitted to sell shares of Embecta common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Embecta Common Stock You Will Receive

For every five shares of BD common stock that you own at the close of business on March 22, 2022, the record date for the distribution, you will receive one share of Embecta common stock on the distribution date. No fractional shares of Embecta common stock will be distributed. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by BD or Embecta, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either BD or Embecta and the distribution agent is not an affiliate of either BD or Embecta. Neither Embecta nor BD will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

The net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of certain material U.S. federal income tax consequences of the distribution. If you hold physical certificates for shares of BD common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the net cash proceeds of the sales. Embecta estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distribution of the net cash proceeds. If you hold your shares of BD common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Treatment of Equity-Based Compensation

In connection with the separation, equity-based awards granted by BD that are outstanding immediately prior to the separation will be treated as follows:

Stock Appreciation Rights

Stock Appreciation Rights Held by Embecta Employees. Each award of BD stock appreciation rights held by an Embecta employee will be converted into an award of stock appreciation rights with respect to Embecta common stock. The exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original BD award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original BD award immediately prior to the separation.

Stock Appreciation Rights Held by BD Employees and Former Employees. Each award of BD stock appreciation rights held by a BD employee or former employee who does not transfer to Embecta (a “BD Employee”) will continue to relate to BD common stock, provided that the exercise price of, and number of shares subject to, each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original BD award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original BD award immediately prior to the separation.

Time Vesting Units

Time Vesting Units Held by Embecta Employees and Embecta Non-Employee Directors. Each award of BD time-vesting units held by an Embecta employee will be converted into an award of time-vesting units with respect to Embecta common stock. The number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original BD award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original BD award immediately prior to the separation. Each unvested award of BD time-vesting units held by a BD Non-Employee Director who will become an Embecta Non-Employee Director immediately following the separation will be prorated with respect to the Non-Employee Director’s time served at BD from the grant date through the separation and vested immediately prior to the separation, such that the prorated portion of such award will participate in the distribution.

Time Vesting Units Held by BD Employees and BD Non-Employee Directors. Each award of BD time-vesting units held by a BD Employee or a BD Non-Employee Director (other than a Non-Employee Director transferring to Embecta) will continue to relate to BD common stock, provided that the number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original BD award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original BD award immediately prior to the separation.

Performance-Based Restricted Share Units

Performance-Based Restricted Share Units Held by Embecta Employees. Prior to the separation, the BD Board of Directors will determine the level of performance achieved with respect to each BD performance-based restricted share unit award and the number of shares of BD common stock subject to such BD performance-based restricted share unit award, which awards will be treated as follows (and the remaining shares of BD common stock subject to such BD performance-based restricted share unit awards shall be forfeited). Each award of BD performance-based restricted share units held by an Embecta employee will be converted into an award of time-vesting units with respect to Embecta common stock. The number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original BD award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original BD award immediately prior to the separation, except that the performance conditions will no longer apply.

Performance-Based Restricted Share Units Held by BD Employees. Each award of BD performance-based restricted share units held by a BD Employee will continue to relate to BD common stock, provided that the number of shares subject to each such award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original BD award as measured immediately before and immediately after the separation, subject to rounding. Such adjusted award will otherwise continue to have the same terms and conditions that applied to the original BD award immediately prior to the separation, subject to any adjustment to performance goals that the Compensation and Human Capital Committee of the BD Board of Directors (the “BD Compensation Committee”) may make in order to reflect the impact of the separation.

Internal Reorganization

As part of the separation, and prior to the distribution, BD and its subsidiaries expect to complete an internal reorganization in order to transfer to Embecta the diabetes care business. The internal reorganization is expected to include various restructuring transactions pursuant to which (1) the operations, assets and liabilities of BD and its subsidiaries used to conduct the diabetes care business will be separated from the operations, assets and liabilities of BD and its subsidiaries used to conduct the BD Business and (2) such diabetes care business operations, assets and liabilities will be contributed, transferred or otherwise allocated to Embecta or one of its direct or indirect subsidiaries. These restructuring transactions may take the form of asset transfers, mergers, demergers, dividends, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate the diabetes care business or BD Business in such jurisdictions.

As part of this internal reorganization, BD will contribute to Embecta certain liabilities and certain assets, including equity interests in entities that are expected to conduct the diabetes care business.

Following the completion of the internal reorganization and immediately prior to the distribution, Embecta will be the parent company of the entities that are expected to conduct the diabetes care business, and BD will remain the parent company of the entities that are expected to conduct the BD Business.

Results of the Distribution

After the distribution, Embecta will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on March 22, 2022, the record date for the distribution, and will reflect BD shares issued under BD equity compensation awards and BD share repurchases between the date on which the BD Board of Directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of BD common stock or any rights of BD shareholders. No fractional shares of Embecta common stock will be distributed.

Embecta will enter into a separation and distribution agreement and other related agreements with BD to effect the separation and to provide a framework for its relationship with BD after the separation, and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, a cannula supply agreement, contract manufacturing agreements, an intellectual property matters agreement, a logistics services agreement, distribution agreements and other transaction agreements. See “Certain Relationships and Related Party Transactions.” These agreements will provide for the allocation between Embecta and BD of the assets, employees, liabilities and obligations (including, among others, investments, property and employee benefits and tax-related assets and liabilities) of BD and its subsidiaries attributable to periods prior to, at and after Embecta’s separation from BD and will govern the relationship between Embecta and BD subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Certain Relationships and Related Party Transactions.”

Market for Embecta Common Stock

There is currently no public trading market for Embecta common stock. Embecta’s common stock has been approved for listing subject to official notice of issuance on Nasdaq under the symbol “EMBC.” Embecta has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Embecta cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of one share of Embecta common stock and five shares of BD common stock may not equal the “regular-way” trading price of five shares of BD common stock immediately prior to the distribution. The price at which Embecta common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Embecta common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Embecta Common Stock.”

Incurrence of Debt

Embecta expects to complete one or more financing transactions on or prior to the completion of the distribution, including the issuance of $500 million in senior secured 5.000% notes, the incurrence of $1,150 million of term loans and the entry into a $500 million revolving credit facility (which Embecta anticipates will be undrawn as of the completion of the distribution). Prior to the completion of the distribution, it is expected that Embecta will pay a dividend to BD equal to all Embecta’s cash and cash equivalents in excess of $160 million.

However, prior to the completion of the distribution, BD may cause Embecta to issue the Exchange Debt. BD would use any such Exchange Debt to retire some of BD’s existing debt in a Debt-For-Debt Exchange. The Exchange Debt could take the form of senior secured notes or term loans, as determined by BD, but regardless of the form, Embecta anticipates that it will have outstanding indebtedness equal to approximately $1,650 million. Therefore, if the Exchange Debt takes the form of additional secured notes (above $500 million in senior secured 5.000% notes noted above), then Embecta would reduce the aggregate principal amount of term loans incurred on or prior to the completion of the distribution so that the aggregate term loans outstanding as of the distribution would be equal to (a) $1,150 million less (b) the aggregate principal amount of any such Exchange Debt. In addition, in the event that BD determines that Embecta shall issue the Exchange Debt to BD, then the amount of the cash dividend from Embecta to BD shall be equal to (1) the amount of the cash dividend from Embecta to BD that would have been made if the Exchange Debt had not been issued, less (2) the principal amount of any such Exchange Debt. We refer to the cash dividend, taken together with the issuance of the Exchange Debt, if applicable, as the “Embecta-to-BD Distribution Transaction.” For more information, see “Description of Material Indebtedness.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to and including through the distribution date, BD expects that there will be two markets in BD common stock: a “regular-way” market and an “ex-distribution” market. BD common stock that trades on the “regular-way” market will trade with an entitlement to Embecta common stock distributed in the distribution. BD common stock that trades on the “ex-distribution” market will trade without an entitlement to Embecta common stock distributed in the distribution. Therefore, if you sell shares of BD common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of Embecta common stock in the distribution. If you own BD common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of Embecta common stock that you are entitled to receive pursuant to your ownership of shares of BD common stock as of the record date.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to and including the distribution date, Embecta expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Embecta common stock that will be distributed to holders of BD common stock on the distribution date. If you owned BD common stock at the close of business on the record date for the distribution, you would be entitled to Embecta common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Embecta common stock, without trading the BD common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Embecta common stock will end, and “regular-way” trading with respect to Embecta common stock will begin.

Conditions to the Distribution

The distribution will be effective at 12:01 a.m., Eastern Time, on April 1, 2022, which is the distribution date, provided that the conditions set forth in the separation and distribution agreement have been satisfied (or waived by BD in its sole and absolute discretion), including, among others:

•

the SEC shall have declared effective the registration statement of which this information statement forms a part; there being no order suspending the effectiveness of the registration statement in effect; and no proceedings for such purposes having been instituted or threatened by the SEC;

•	this information statement shall have been made available to the holders of record of shares of BD common stock at the close of business on March 22, 2022, the record date for the distribution;

•

BD shall have received (i) a private letter ruling from the IRS, satisfactory to the BD Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and (ii) an opinion of BD’s outside tax counsel satisfactory to the BD Board of Directors, regarding the qualification of the contribution of assets from BD to Embecta and the distribution, taken together, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code and such opinion not having been withdrawn or rescinded;

•

the transfer of assets and liabilities (other than certain delayed assets and liabilities) contemplated to be transferred from BD to Embecta on or prior to the distribution shall have occurred in accordance with the separation and distribution agreement and the transfer of assets and liabilities (other than certain delayed assets and liabilities) contemplated to be transferred from Embecta to BD on or prior to the distribution having occurred in accordance with the separation and distribution agreement;

•

the BD Board of Directors shall have received one or more opinions from an independent appraisal firm acceptable to BD to the as to the solvency and financial viability of BD and Embecta after the completion of the distribution, in each case, in a form and substance acceptable to the BD Board of Directors in its sole and absolute discretion and such opinions not having been withdrawn or rescinded;

•

all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities or blue sky laws and the rules and regulations thereunder shall have been taken or made and, where applicable, having become effective or been accepted by the applicable government authority;

•	certain agreements contemplated by the separation and distribution agreement shall have been executed;

•

there shall be no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions being pending or in effect;

•	the shares of Embecta common stock to be distributed shall have been accepted for listing on Nasdaq, subject to official notice of distribution;

•

Embecta shall have completed the debt financing arrangements described under “Description of Material Indebtedness,” and BD shall be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, BD will have no further liability under such debt financing arrangements;

•	Embecta shall have completed the Embecta-to-BD Distribution Transaction described under “Description of Material Indebtedness—Embecta-to-BD Distribution Transaction”; and

•

there shall be no other events or developments existing or having occurred that, in the judgment of BD’s Board of Directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and the other related transactions.

BD will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio. BD will also have sole and absolute discretion to waive any of the conditions to the distribution. BD does not intend to notify its shareholders of any modifications to the terms of the separation or distribution that, in the judgment of its Board of Directors, are not material. The BD Board of Directors might consider material such matters as significant changes to the distribution ratio and the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the BD Board of Directors determines that any modifications by BD materially change the material terms of the distribution, BD will notify BD shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or circulating a supplement to this information statement.

DIVIDEND POLICY

Embecta currently expects that it will initially pay a regular cash dividend after the separation and distribution. Embecta expects that its targeted dividend payout will be approximately 20% as a percentage of post-separation net income. The timing, declaration, amount of and payment of any dividends following the separation and the distribution will be within the discretion of Embecta’s Board of Directors and will depend upon many factors, including its financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by Embecta’s Board of Directors. Moreover, Embecta cannot guarantee that it will pay any dividends in the future or continue to pay any dividends if it commences paying dividends, and cannot guarantee the amount of any such dividends.

CAPITALIZATION

The following sets forth the capitalization of Embecta as of September 30, 2021, on a historical and a pro forma basis, which reflects the adjustments described in more detail in the notes to the unaudited pro forma financial information included elsewhere in this information statement. You should read this information in conjunction with those notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited annual combined financial statements and the related notes included elsewhere in this information statement.

Millions of dollars	Historical	Pro Forma
Assets:
Cash and cash equivalents	$—	$265

Liabilities:
Deferred income taxes and other liabilities	$30	$62
Long-term debt	—	1,600
Equity:
Net parent investment	865	—
Common stock	—	1
Accumulated deficit	—	(632)
Accumulated other comprehensive loss	(271)	(271)

Total Capitalization	$624	$760

Embecta has not yet finalized its post-distribution capitalization. Pro forma financial information reflecting the Diabetes Care Business (as defined in the historical combined financial statements included in this information statement) post-distribution capitalization will be included in an amendment to this information statement.

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF THE DIABETES CARE BUSINESS

References in this section to the “Diabetes Care Business” refer to the Diabetes Care Business as defined in the historical combined financial statements included in this information statement.

The following table presents the selected historical combined financial data for the Diabetes Care Business as of and for each of the fiscal years in the three-year period ended September 30, 2021. The selected combined statement of income data for the fiscal years ended September 30, 2021, 2020 and 2019, and the selected combined balance sheet data as of September 30, 2021, 2020 and 2019, was derived from the Diabetes Care Business’ audited combined financial statements.

The historical results do not necessarily indicate the results expected for any future period. The selected historical combined financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Diabetes Care Business’ audited combined financial statements and accompanying notes, which are included elsewhere in this information statement. Per share data has not been presented since Embecta was wholly owned by BD during the periods presented.

Selected Combined Financial Data

Millions of dollars	2021	2020	2019
Combined Statement of Income Data:
Revenues	$1,165	$1,086	$1,109
Cost of products sold(1)	365	323	323
Selling and administrative expense	240	215	222
Research and development expense	63	61	62
Other operating expense	5	—	—
Other income (expense), net	3	(1)	(2)
Income Before Income Taxes	495	486	500
Income tax provision	80	58	68
Net Income	415	428	432

Combined Balance Sheet Data:
Working capital	$128	$98	$122
Property, Plant and Equipment, Net	451	462	457
Total Assets	788	738	745
Total Parent’s Equity	594	572	577

(1)	Includes costs for inventory purchases from related parties of $41 million in 2021, $38 million in 2020 and $37 million in 2019.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

References in this section to the “Diabetes Care Business” refer to the Diabetes Care Business as defined in the historical combined financial statements included in this information statement.

On February 1, 2022, the BD Board of Directors approved the distribution of all of Embecta’s issued and outstanding shares of common stock on the basis of one share of Embecta common stock for every five shares of BD common stock held as of the close of business on March 22, 2022, the record date for the distribution. The following unaudited pro forma condensed combined financial information of Embecta gives effect to the separation and related adjustments in accordance with Article 11 of Regulation S-X under the Exchange Act.

The unaudited condensed combined pro forma balance sheet gives effect to the separation and related transactions described below as if they had occurred on September 30, 2021. The unaudited pro forma adjustments to the condensed combined statement of income for the year ended September 30, 2021 assume that the separation and related transactions occurred as of October 1, 2020.

The unaudited pro forma condensed combined statement of income for the year ended September 30, 2021 has been derived from the audited historical combined statement of income for the year ended September 30, 2021. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been derived from the audited historical combined balance sheet as of September 30, 2021.

The unaudited pro forma condensed combined statement of income for the year ended September 30, 2021 and the unaudited pro forma condensed combined balance sheet as of September 30, 2021 have been prepared to reflect adjustments to the Diabetes Care Business’s historical combined financial information for transaction and autonomous entity adjustments.

Transaction accounting adjustments that reflect the effects of Embecta’s legal separation from BD include the following adjustments:

•

the adjustment for differences between the Diabetes Care Business’s historical combined balance sheet prepared on a carve-out basis and assets and liabilities expected to be contributed by BD to Embecta;

•

the effect of Embecta’s anticipated post-separation capital structure, including the incurrence of indebtedness of approximately $1,650 million in aggregate principal amount and the distribution of approximately $1,440 million of the proceeds thereof to BD in connection with the separation and distribution (which amount is subject to change);

•	the distribution of 100% of Embecta’s issued and outstanding common stock by BD in connection with the separation; and

•	other adjustments as described in the notes to these unaudited pro forma condensed combined financial statements.

Autonomous entity adjustments, which consist of contractual obligations or other changes necessary to reflect the operations and financial position of Embecta as an autonomous entity, include the following adjustments:

•

the impact of, and transactions contemplated by the cannula supply agreement, the contract manufacturing agreements, the transition services agreement, the logistics services agreement, distribution agreements and other transaction agreements described under “Certain Relationships and Related Party Transactions”; and

•	other adjustments as described in the notes to these unaudited pro forma condensed combined financial statements.

Management’s adjustments, which consist of reasonably estimated transaction effects expected to occur include the following adjustment:

•	The impact of, and transactions contemplated by, the separation and distribution agreement and the employee matters agreement; and

•	the incremental costs Embecta expects to incur as a standalone entity.

The unaudited pro forma financial information is for informational purposes only and does not purport to represent what the Diabetes Care Business’s financial position and results of operations actually would have been had the separation and distribution occurred on the dates indicated, or to project the Diabetes Care Business’ financial performance for any future period. The audited annual combined financial statements of the Diabetes Care Business have been derived from BD’s historical accounting records and reflect certain allocation of expenses. All of the allocations and estimates in such financial statements are based on assumptions that BD’s management believes are reasonable. The historical combined financial statements of the Diabetes Care Business do not necessarily represent the financial position or results of operations of the Diabetes Care Business had it been a standalone company during the periods or at the dates presented. As a result, autonomous entity adjustments have been reflected in the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Diabetes Care Business’s historical combined financial information, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The unaudited pro forma condensed combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this information statement.

DIABETES CARE BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Year ended September 30, 2021
($ in millions except per share data)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Revenues	$1,165	$—		$23	(f)	$1,188
Cost of products sold	365	—		45	(f), (g), (k)	410

Gross profit	800	—		(22)		778
Operating expenses:
Selling and administrative expense	240	—		1	(k)	241
Research and development expense	63	—		—		63
Other operating expense	5	—		—		5

Total operating costs and expenses	308	—		1		309

Operating Income	492	—		(23)		469
Other income (expense), net	3	—		(1)	(h)	2
Interest expense	—	(72)	(c)	—		(72)

Income before income taxes	495	(72)		(24)		399
Income tax (benefit) provision	80	(18)	(d)	(3)	(d)	59

Net Income	$415	$(54)		$(21)		$340

Basic earnings per common share					(i)	5.88
Diluted earnings per common share					(j)	5.87
Weighted-average common shares outstanding
Basic					(i)	57,857,600
Diluted					(j)	57,899,097

See accompanying notes to unaudited condensed combined pro forma financial information.

DIABETES CARE BUSINESS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of September 30, 2021
($ in millions except per share data)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$—	$160	(b)	$105	(h)	$265
Trade receivables, net	151	—		(106)	(h)	45
Inventories	118	(1)	(a)	—		117
Prepaid expenses and other	23	—		—		23

Total current assets	292	159		(1)		450

Property, plant and equipment, net	451	(61)	(a)	—		390
Goodwill and other intangible assets	34	—		—		34
Other assets	11	—		45	(d), (g)	56

Total assets	$788	$98		$44		$930

Liabilities and Equity
Current liabilities
Accounts payable	$54	$(1)	(a)	$—		$53
Accrued expenses	82	—		4	(g)	86
Salaries, wages and related items	28	3	(a)	—		31
Income taxes	—	—		—		—

Total current liabilities	164	2		4		170

Deferred income taxes and other liabilities	30	—		32	(d), (g)	62
Long-term Debt	—	1,600	(b)	—		1,600
Equity
Net parent investment	865	(865)	(e)	—		—
Common stock, $0.01 par value, 250,000,000 shares authorized; 57,857,600 shares issued and outstanding on a pro forma basis	—	1	(e)	—		1
Retained earnings (Accumulated deficit)	—	(640)	(e)	8	(e)	(632)
Accumulated other comprehensive income (loss)	(271)	—		—		(271)

Total equity	594	(1,504)		8		(902)

Total liabilities and equity	$788	$98		$44		$930

See accompanying notes to unaudited condensed combined pro forma financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial information.

(a)

The historical combined financial statements of the Diabetes Care Business include operations which are related to other BD businesses that will be retained by BD but which reside in a certain legal entity that will be contributed to Embecta in connection with the spin-off, or, historically owned by BD that will transfer to Embecta in connection with the spin-off. Pro forma adjustments, including income tax, represent the impact of removing the historical results of such retained BD businesses from the Diabetes Care Business’ historical combined financial statements, or, including assets expected to be transferred over that were not historically reflected in the historical combined financial statements.

(b)

The unaudited pro forma condensed combined balance sheet reflects financing transactions of $1,650 million, consisting of a $1,150 million term loan and $500 million senior secured 5.000% notes, and related debt issuance costs of $50 million which are to be incurred in connection with the separation and distribution. Approximately $1,440 million of the proceeds of such financing is expected to be distributed to BD in connection with the separation and distribution (which amount is subject to change). As a result of such transactions, Embecta will have approximately $160 million in cash upon completion of the distribution. The terms of such indebtedness will be finalized prior to the separation and distribution.

Additionally, we expect to complete financing of a $500 million senior secured 5-year revolving credit facility following the separation. The revolving credit facility will be available for immediate working capital needs and for general corporate purposes, but we do not expect to draw upon the revolving credit facility upon consummation of the spin-off, and as a result, we expect there to be $500 million available for borrowings thereafter. As such, impacts related to the credit revolver facility are not reflected in the unaudited pro forma financial information.

(c)

The interest rate on the $1,150 million term loan is 300 basis points over the secured overnight financing rate (“SOFR”), with a SOFR floor of 50 basis points. The interest rate on the $500 million senior secured notes is 5.000%. The unaudited pro forma condensed combined statement of income reflects estimated interest expense of $72 million related to the debt and amortization of related deferred issuance costs. Interest expense was calculated assuming constant debt levels throughout the periods. A 1/8% change to these annual rates would change interest expense by approximately $2 million for the year ended September 30, 2021.

(d)	Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rates and the expected effects of the tax matters agreement.

(e)

Represents the reclassification of BD’s net investment in Embecta, and other pro forma adjustments, into Retained earnings (Accumulated deficit) and Common stock, par value $0.01 per share, to reflect the number of shares of Embecta common stock expected to be outstanding at the distribution date. The assumed number of outstanding shares of common stock is based on the number of BD common shares of 289,288,000 outstanding as of September 30, 2021 and an assumed pro-rata distribution ratio of one share of Embecta common stock for every five shares of BD common stock.

(f)

Reflects the effect of manufacturing and supply agreements (MSAs) and reverse manufacturing and supply agreements (RMSAs) that Embecta and BD have entered into or will enter into prior to the separation. The historical combined statement of income reflects certain Revenues and Cost of products sold relating to the inventory transfers pursuant to newly entered or pre-existing intercompany arrangements between Embecta and BD during the year ended September 30, 2021.

The net adjustment to Revenues of $23 million reflects sales price adjustments relating to such historical inventory transfers to reflect the pricing terms set forth in the RMSAs, as well as additional revenue for other inventory transfers from Embecta to BD that will commence upon the separation pursuant to the RMSAs.

The Cost of products sold adjustment represents $42 million to reflect the approximate cost of products sold by BD to Embecta at the supply price set forth in the MSAs, as well as additional costs incurred for other inventory transfers from BD to Embecta that will commence upon the separation pursuant to the MSAs. Historically, inventory transfers from BD to Embecta were recorded at cost.

(g)

The unaudited pro forma condensed combined balance sheet reflects $45 million in Other Assets, $4 million in Accrued expenses and $41 million in Deferred Income Taxes and Other Liabilities related to additional right-of-use assets and corresponding lease liabilities for real estate leases that Embecta and BD have entered into or will enter into prior to the separation and distribution. In addition, the net adjustment to Cost of products sold on the unaudited pro forma condensed combined statement of income includes a decrease of $2 million to remove lease expense reflected in the historical Cost of products sold amount and an increase of $4 million to record lease expense relating to real estate leases that Embecta and BD have entered into or will enter into prior to the separation and distribution.

(h)

The unaudited pro forma condensed combined balance sheet reflects a decrease of $106 million in Trade receivables, net and an increase of $105 million in Cash and cash equivalents estimated in connection with Embecta’s Trade Receivables Factoring Agreement with BD. Embecta owes BD a service fee calculated as 0.1% of annual revenues related to countries subject to the agreement, in exchange for the services provided by BD pursuant to the Trade Receivables Factoring Agreement.

(i)

The number of Embecta shares used to compute basic earnings per share for the year ended September 30, 2021 is based on the number of shares of Embecta common stock assumed to be outstanding on September 30, 2021, using the distribution ratio of one share of Embecta common stock for every five shares of BD common stock outstanding. The number of BD shares used to determine the assumed distribution reflects the number of shares of BD common stock outstanding as of the balance sheet date.

(j)

The number of shares used to compute diluted earnings per share is based on the number of basic shares of Embecta common stock as described in Note (i) above, plus incremental shares assuming exercise of dilutive outstanding options and vesting of other outstanding stock awards expected to be issued by Embecta as replacement awards to BD employees transferring to Embecta.

(k)

The unaudited pro forma condensed combined statement of income reflects an estimated $2 million of incremental costs for services to be provided by BD to Embecta under the transition services agreement with respect to information technology services, research and development, distribution, support for operations, legal, payroll, finance, tax and accounting, general administrative services and other support services.

(l)	The adjustment shown below include those that management deemed necessary for a fair statement of the pro forma information presented. The adjustment includes forward-looking information.

As a standalone public company, Embecta expects to incur certain costs in addition to those incurred pursuant to the transition services agreement as described in (k) above, including costs resulting from:

•

separation and establishment of Embecta as a standalone company including incremental costs related to commercial, manufacturing, research and business support functions that were previously shared with BD;

•

costs to perform financial reporting and regulatory compliance, and costs associated with accounting, auditing, accounting advisory, legal and tax counsel, information technology, human resources, investor relations, risk management, treasury and other general and administrative related functions;

•

one-time expenses associated with the separation of Embecta’s information systems and facilities, transfers of certain assets to BD, hiring costs associated with increasing Embecta’s workforce, regulatory filings for the transfer of product registrations, development of Embecta’s brand, and other matters;

•	compensation including new equity-based awards in connection with the separation;

•	insurance premiums; and

•	depreciation and amortization related to information technology infrastructure investments.

Embecta expects to incur approximately $89 million of expenses (including one-time expenses of approximately $56 million expected to be incurred within 12 months following the completion of the separation, as well as $33 million of estimated recurring expenses as a standalone public company), in addition to BD’s corporate and shared costs allocated in the historical combined financial statements and the costs to be incurred pursuant to the transition services agreement that are included as an autonomous entity adjustment. The additional expenses have been estimated based on assumptions that Embecta management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates and would depend on several factors, including the economic environment and strategic decisions made in areas such as separation, manufacturing, selling and marketing, research and development, information technology and infrastructure. Additionally, the separation and distribution agreement will provide for the allocation between BD and Embecta of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims and related matters.

For the Year Ended September 30, 2021

Millions of dollars
Unaudited pro forma condensed combined net income*	$340
Management’s adjustments	(89)
Income tax benefit	10

Unaudited pro forma condensed combined net income after management’s adjustments	$261

Basic earnings per share after management’s adjustments	$4.51

Diluted earnings per share after management’s adjustments	$4.51

*	As shown in the Unaudited Pro Forma Condensed Combined Statement of Income

OUR BUSINESS

This section discusses Embecta’s business assuming the completion of all of the transactions described in this information statement, including the separation. References to “we,” “us,” and “our” refer to the diabetes care business to be held by Embecta and its subsidiaries.

Overview

We are a leading global medical device company focused on providing solutions to improve the health and wellbeing of people living with diabetes. Over the 95-year history of our business, we believe that our products have become one of the most widely recognized and respected brands in diabetes management in the world. We estimate that our products are used by nearly 30 million people in over 100 countries for insulin administration and to aid with the daily management of diabetes. Our business traces its origins to 1924, when BD developed the first dedicated insulin syringe. Since then, we have built a world-class organization with a unique manufacturing supply chain and commercial footprint, delivering over 7.6 billion units of diabetes injection devices globally in 2021. We generated revenues of $1,165 million, $1,086 million and $1,109 million in 2021, 2020 and 2019, respectively.

Diabetes is a serious chronic disease for which there is no known cure. According to the International Diabetes Federation (the “IDF”), approximately 537 million adults (aged 20-79) worldwide were living with diabetes in 2021, with the number projected to increase to 643 million adults by 2030. Diabetes can require complex, daily management or otherwise it can result in serious health conditions, including nerve damage, cardiovascular disease, acidosis, amputation, vision loss, kidney disease, seizure and death. The IDF estimates the annual global health expenditure for diabetes care was close to $1,000 billion in 2021 and will exceed this figure by 2030. Insulin therapy is the most common approach to diabetes management, and we estimate that approximately 90-120 million people require insulin therapy, and that 95% of those who are undergoing insulin therapy administer insulin through injection. Our products are primarily used to administer insulin, but they can also be used to administer other classes of injectable diabetes medications, such as GLP-1 agonists. Based on internal estimates, we believe the total addressable market for insulin administration devices is approximately $6 billion to $8 billion per year, based on the number of insulin-dependent individuals worldwide.

We have a broad portfolio of marketed products, including a variety of pen needles, syringes and safety devices, which are complemented by our proprietary digital applications designed to assist people with managing their diabetes. Our pen needles are sterile, single-use, medical devices, designed to be used in conjunction with insulin pens and are used to inject insulin or other diabetes medications. We also sell safety pen needles, which includes resin injection-molded shields on both ends of the cannula that automatically deploy to help prevent needlestick exposure and injury during injection and disposal. Our traditional and safety pen needles are compatible and frequently used with widely available pen injectors in the market today. In addition to pen needles, we sell sterile, single-use insulin syringes, which are used to inject insulin drawn from insulin vials. We also sell safety insulin syringes, which incorporates a manually activated sliding sleeve to help prevent needlestick exposure and injury during injection and disposal.

In addition to selling pen needles, syringes and safety devices, we seek to promote advances in diabetes care through thought leadership and engagement with the diabetes community, healthcare providers and other stakeholders. To foster connection with and offer support to people with diabetes, we launched our diabetes care app in 2018, which has been downloaded over 400,000 times. The diabetes care app serves as a channel for our support, education of and engagement with the diabetes community. We are also proud sponsors of key scientific seminars seeking to improve the management of diabetes. For example, we founded and sponsor the Forum for Injection Technique & Therapy Expert Recommendations (FITTER), which is the latest in a series of scientific seminars focused on improving the management of diabetes. FITTER seeks to promote evidence-based clinical best practice, safety and self-care of diabetes injectable and infusion therapies for improved health outcomes, well-being, lower healthcare costs and reduced burden on care providers and the wider society.

We believe that the technology and know-how incorporated into our products distinguishes them in a meaningful way from other products in the market in the minds of our end-user customers and healthcare providers. We have a track record of delivering innovation in diabetes care informed by our deep understanding of the needs of people with diabetes. For example, we were instrumental in the development and global commercialization of the pen needle, which revolutionized insulin delivery and today is the primary mode of insulin delivery globally. As an independent diabetes-focused entity, our research and development programs will be geared toward both incremental improvements in our existing products as well as the development of new products. For example, we are currently working on developing a potential insulin patch pump focused on serving the needs of people living with Type 2 diabetes. We anticipate this insulin patch pump will have an increased reservoir size to hold more insulin and a simplified delivery system compared to existing insulin patch pumps, and overall provide for an improved user experience. We are also currently working on developing a redesigned safety pen needle and a new finer gauge pen needle for greater ease and comfort. We are still in the process of designing and developing these products and, if and when we complete this process, we will need to apply for and obtain clearance from the FDA and similar regulatory authorities in jurisdictions outside of the United States for each product to market and sell any such product in the United States and abroad.

Our global manufacturing, commercial team and distribution networks enable us to produce and distribute our products to end users and healthcare providers in over 100 countries. We have three manufacturing sites located in Ireland, the United States and China. We believe that these manufacturing sites enable us to efficiently and consistently produce high-quality, safe and reliable products. Upon the separation, we also expect to have over 600 employees focused on commercialization activities, including general management, sales, marketing, digital, market access & development and insights & analytics, over 50% of whom will be in emerging markets within Eastern Europe, the Middle East, Africa, Latin America, Central and Southeast Asia and Mainland China. We will distribute our products through a variety of channels, including retail, hospitals, pharmacies and other institutional channels. Our commercial team and distribution networks enable us to reach a broad base of customers across the globe.

Our Competitive Strengths

We believe the following strengths position us with long-term competitive advantages:

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Pure-play leader in diabetes management, a significant and growing industry. We currently manufacture over 7.6 billion units of injection devices annually and estimate that these devices serve 30 million end-user customers around the world. Based on our internal estimates, we believe that we provide injection devices to more people with diabetes globally than any other medical device company. As a chronic and progressive condition, diabetes affects the physical, emotional and social well-being of the affected individuals and their caregivers. Improper management can result in significant and long-term complications ranging from cardiovascular to renal and neurological diseases, further driving demand for effective products to help treat the disease. We believe the demand for injection devices will continue to grow due to an anticipated rise in people with diabetes and increased expenditures on diabetes care.

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Globally recognized franchise with 95-year history. We believe that we have a reputation among people with diabetes and healthcare professionals around the world for making the highest quality insulin delivery products, including pen needles, insulin syringes and diabetes medication injection safety products. Our business traces its history to 1924, when BD became the first company to develop a dedicated insulin syringe. Since then, our business developed the world’s first self-contained insulin syringe, the first safety-engineered syringe, the first 8mm, 5mm and 4mm pen needles and the first safety pen needle with dual protective shields, among other innovations. We believe that our business is recognized as the standard-bearer in pen needles, insulin syringes and diabetes medication injection safety products among people with diabetes and healthcare providers worldwide, and based on our internal estimates we believe we are the industry leader by volume for each of these products globally, including the industry leader by volume in pen needles in each of the United States, Canada, EMEA (which includes Europe, the Middle East and Africa), Latin America, China and the Central Asia, South Asia and Japan regions. Over the past several years, we have continued to invest in our core product franchises as well as advocacy initiatives to enhance the lives of people with diabetes. Our FITTER education initiatives, focused around the importance of injection technique and user experience, have helped strengthen our franchise’s reputation with patients, pharmacists, healthcare providers and healthcare institutions. We believe that these factors make us the needle of choice for first-time insulin-injection prescriptions, with strong conversion rates to long-term use and loyalty to the franchise.

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Geographically diversified revenue and strong cash flow generation supports future growth. We estimate that our products are used by nearly 30 million people in over 100 countries for insulin administration and to aid with the daily management of diabetes. Our sales provide us with a strong, stable and recurring revenue base that is geographically diversified, generating revenues of $1,165 million in fiscal year 2021, net income of $415 million and Adjusted EBITDA of $546 million, which represents a net income margin of approximately 35.6% and an Adjusted EBITDA margin of approximately 46.9%. In fiscal year 2021, approximately 48% of our total revenue was generated outside of the United States. In particular, our revenue in emerging markets represents a meaningful and rapidly growing share of our total revenue year over year. The combination of our scale and highly efficient operations results in strong cash flow generation. We anticipate our strong cash flow will enable us to continue to invest in our business both organically and inorganically through strategic partnerships and acquisitions to support our competitive position, drive future revenue growth and lead in driving innovation.

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Global sales and manufacturing infrastructure. We have an extensive sales and manufacturing infrastructure to support our global presence. We sell products using a worldwide network of highly efficient, strategically placed direct and indirect sales representatives, which we believe is the single largest sales organization dedicated to pen needles and insulin syringes. We also have long-term relationships with manufacturers of diabetes medications, many major pharmacies, retail outlets and payors. Our varied distribution channels include individual practitioners, retail pharmacies, wholesalers and long-term acute care hospitals, and we believe that these channels help us reach a broad set of stakeholders in diabetes care. We also have an extensive manufacturing network supported by our global logistics infrastructure and close to 800,000 square feet of manufacturing space located across the United States, Ireland and China. For example, in China we currently have world-class manufacturing operations with dedicated sales and marketing teams to support our growing presence in the country. Overall, we believe that our extensive manufacturing infrastructure and global distribution network enable us to provide our customers with a reliable and consistent supply of quality products.

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History of innovation and pipeline of new products. We have a holistic approach to innovation with a track record of developing devices that we believe have improved the standard of diabetes care. We have a pipeline of products under development, including those that may represent a potential improvement on existing products and entirely new products. For example, we are currently working on developing a potential insulin patch pump focused on serving the needs of people with Type 2 diabetes. We anticipate this insulin patch pump will have an increased reservoir size to hold more insulin and a simplified delivery system compared to existing insulin patch pumps, and overall provide for an improved user experience. We are also currently working on developing a redesigned safety pen needle and a new finer gauge pen needle for greater ease and comfort. Any such products, if and when developed, will require clearance from the FDA and similar regulatory authorities in jurisdictions outside of the United States before we can market and sell such products. We also focus on engaging with and supporting our user base. To this end, we have developed our diabetes care app, which provides users with an integrated diabetes self-management solution. Our diabetes care app has been downloaded over 400,000 times since its first launch in May 2018, and is available for download in the United States, Canada, Brazil, Germany, France, Mexico, Switzerland, Italy and Japan. We view digital engagement as a key vector for our future growth and we plan to continue to enhance our digital capabilities in coming years.

•	Proven executive leadership and a highly motivated workforce. We have assembled an experienced and accomplished senior management team. Our leadership and employees are energized by the prospect of being part of a leading pure-play leader in the diabetes space and are excited at the prospect of driving continued innovation and improvements in the standard of diabetes care globally.

Our Business Strategy

We intend to continue to grow our business by pursuing the following core strategies:

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Increase use of our products through sales and marketing efforts, education and diabetes management solutions. According to the IDF, approximately 537 million adults (aged 20-79) worldwide were living with diabetes in 2021, including those who are not yet diagnosed, and the number is projected to increase to 643 million adults by 2030 and 783 million adults by 2045. We seek to increase use of our products by bringing awareness of the effectiveness and quality of our products to the different players in this growing market. Our products are inspired and supported by the decades of research collaborations with healthcare providers and opinion leaders around the world, which has resulted in several clinical studies and peer-reviewed publications, ultimately informing global clinical practice guidelines. We plan to increase the awareness of the effectiveness and quality of our products through clinician engagement, sales and marketing efforts and digital solutions that foster education, engagement, adherence and personalized diabetes management solutions for people with diabetes. We also seek to grow the number of people we serve by leveraging our global employee base, world-class manufacturing facilities and unique insights into the needs of people with diabetes and caregivers to expand our global commercial impact and footprint.

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Expand our business in emerging markets. Our net sales in emerging markets represented approximately 16% of our total net sales in fiscal year 2021 and the sales in emerging markets has grown approximately 4.9% per year since fiscal year 2018. We expect that demand for insulin administration products will continue to grow in emerging markets, such as the China region, India and Mexico, and we will continue to invest in our business in these regions. For example, we expect to use our large manufacturing infrastructure in China to supply other high-growth markets in South and Central Asia. In addition, we expect that over 50% of our employees focused on commercialization activities will be in emerging markets within Eastern Europe, the Middle East, Africa, Latin America, Central and Southeast Asia and Mainland China. We believe that our operating history in these countries, strong franchise, existing infrastructure, growing direct presence and country specific product portfolio will position us well in these high growth regions.

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Invest in next-generation products. Over the past several years, we have invested in developing new products, including the next generation of pen needles, safety pen needles, syringes and safety syringes. As a pure-play leader in the diabetes space, we will have increased flexibility to invest capital in innovative new products to better serve the evolving needs of people with diabetes. For example, we are currently developing a potential insulin patch pump designed to be a fully integrated solution for people living with Type 2 diabetes. If successful, we believe this product could result in significant additional sales given that Type 2 diabetes constitutes approximately 90% of the overall diabetes population according to the IDF. We are also currently working on developing a redesigned safety pen needle and a new finer gauge pen needle for greater ease and comfort. We are also continuing to further develop our diabetes care app, which we believe helps us communicate with end-user customers more effectively and positions us uniquely in interconnected diabetes management solutions. Through this app, our goal is to provide end users with actionable insights to influence behavioral or lifestyle changes that improve glycemic control and improve quality of life and overall health. This digital offering increases connectivity to members of the diabetes community and provides a potential base for entry into the e-commerce channel.

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Pursue strategic partnerships and acquisition opportunities. We intend to continue to explore strategic partnerships and acquisition opportunities that enable us to accelerate our growth. We intend to selectively pursue strategic opportunities that give us access to innovative technologies, complementary product lines or new markets, while retaining our focus on improving the user experience and clinical outcomes and potentially other adjacent chronic conditions. Our independence will give us the freedom and flexibility to strategically allocate capital toward strategic partnerships and acquisitions to accelerate the growth of our business.

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Seek to provide other products and services that will be useful for diabetes management. As an independent, pure-play, diabetes focused business, we will seek opportunities to provide other products and services for diabetes management. We have a long and deep history of driving improvements in the standard of diabetes care from diagnosis to periodic monitoring, lifestyle improvements, therapy selection and administration of insulin. We believe a fully coordinated and integrated chronic disease management platform will drive improved care and outcomes for people with diabetes. Our diabetes care app positions us uniquely in interconnected diabetes management solutions, and we will seek opportunities to use it to sell other products and services that will be useful for diabetes management.

Our Industry

Diabetes is a serious chronic condition for which there is no known cure. Diabetes is caused either when the pancreas produces insufficient insulin or when the body cannot efficiently use insulin. Insulin is a peptide hormone produced by the pancreas. Insulin enables glucose formed by the breakdown of carbohydrates in food to enter cells to provide energy and regulates the storage of excess glucose in the liver in the form of glycogen. In healthy individuals, insulin levels will vary throughout the day depending, on among other things, activity levels, sleep and meals. This normal modulation of insulin levels helps to manage glucose levels in the bloodstream. The interplay between cellular absorption of glucose for energy and storage and release of stored excess glucose keeps blood glucose levels within a well-regulated range in healthy individuals. A lack of insulin or a body’s insulin resistance causes a harmful dysregulation in blood glucose levels, known as hypo- (low) and hyper- (high) glycemia. Type 1 diabetes causes the body’s immune system to attack cells responsible for producing insulin, reducing or eliminating an individual’s ability to produce insulin. Type 2 diabetes is the most common form of diabetes (representing approximately 90% of cases) and is characterized by insulin resistance, or insufficient insulin production in the later stages of the disease. Left untreated or improperly managed, diabetes can lead to serious health problems, such as nerve damage, cardiovascular disease, acidosis, amputation, vision loss, kidney disease, seizure, and death.

According to the IDF, approximately 537 million adults (aged 20-79) worldwide were living with diabetes in 2021, including those who are not yet diagnosed, and the number is projected to increase to 643 million adults by 2030 and 783 million adults by 2045. The U.S. Centers for Disease Control and Prevention (the “CDC”) estimates that approximately 34 million adults in the United States have diabetes, either diagnosed or undiagnosed. The IDF estimates annual global health expenditures on diabetes management was approximately $966 billion in 2021. There has been a considerable increase in global health expenditure due to diabetes, growing from $232 billion in 2007 to $966 billion in 2021, an increase of 316% over 15 years. The IDF anticipates the direct costs of diabetes will increase to $1.03 trillion by 2030 and $1.05 trillion by 2045. A 2020 study published in the Journal of the American Medical Association found that diabetes was the third highest healthcare expenditure in the United States, estimated at approximately $111 billion in 2016.

Individuals with Type 1 diabetes make little or no insulin and therefore all require daily insulin administration to control blood sugar levels. Individuals with Type 2 diabetes still make insulin and, depending on the status of their condition, may be able to control blood glucose levels with lifestyle changes (diet and exercise), oral medications, noninsulin injectable medications (such as glucagon-like peptide GLP-1 receptor agonists), insulin or a combination of these approaches, among others. While the initial care for Type 2 diabetes often does not include insulin therapy, Type 2 diabetes is progressive and people with Type 2 diabetes often eventually require insulin. According to the CDC, approximately 2.9 million adults aged 20 years or older—or 10.9% of all U.S. adults with diagnosed diabetes—start using insulin within a year of their initial diagnosis. Once an individual with Type 2 diabetes progresses to insulin therapy, they will typically use insulin for the remainder of their lifetime.

Our products are used to administer diabetes medication. The primary medication administered with our products is insulin; however, our pen needles can also be used for the administration of other classes of injectable diabetes medications such as GLP-1 agonists. The two primary means to administer insulin are injection through pen needles or syringes, and continuous subcutaneous insulin infusion, administered through insulin pumps. We estimate that approximately 95% of people with diabetes undergoing insulin therapy use injection to administer insulin. Of the people with diabetes globally who instead use pumps, a 2018 study published in Diabetes Technology & Therapeutics estimates that a majority are located in the United States or in Western Europe primarily due to the significantly higher price-point of infusion delivery. As a leading producer of diabetes medication injection devices, we produce products for the vast majority of people with diabetes who treat their disease through injection.

Based on internal estimates, we believe the total addressable market for insulin administration devices (including insulin injection and infusion) is approximately $6 billion to $8 billion per year, based on the number of insulin-dependent people with diabetes worldwide. Within the U.S. market, the CDC estimates there are 26.9 million people diagnosed with diabetes, over 1.5 million are diagnosed with Type 1 diabetes and 25.5 million are diagnosed with Type 2 diabetes. According to the CDC, of U.S. adults diagnosed with any type of diabetes, data from 2005-2012 shows that 14.1% treat their disease with insulin only, and 14.9% treat their disease with insulin combined with oral medication. The incidence of diabetes is expected to continue growing, with the Type 1 diabetes population in the United States growing at 5.5% per year, and the Type 2 diabetes diagnosed population in the United States growing at 4.5% per year, from 2000-2018, according to CDC estimates.

Our Products

We develop and manufacture products, devices and systems that promote adherence for people primarily suffering from Type 1 diabetes and Type 2 diabetes who require injections of insulin or other diabetes medications to help control blood glucose variability. We primarily sell our products to wholesalers and distributors, which in turn sell these products to customers through retail and acute care hospitals, clinics and other institutional channels. We have a long history of driving innovation in products used to manage diabetes. In addition to seeking to provide a superior injection experience and increased safety, we strive to provide patients and healthcare providers with sound education and support across the diabetes care journey. Today, we are a leading provider of pen needles, syringes, safety devices and accessories, complemented by our proprietary digital applications. We estimate that our products are used by nearly 30 million people in over 100 countries for insulin administration and to aid with the daily management of diabetes. Our brands of injection products are widely recognized and valued throughout the world for their ease of use, quality, availability and compatibility with widely used insulin pens. We break our operations into two geographies: (1) the United States and (2) International.

Our sales for each of our regions are as follows:

($ in millions)	FY 2021	FY 2020	FY 2019
United States	$609.4	$562.5	$569.5
International	$555.9	$523.2	$539.0

Conventional Pen Needles

Conventional pen needles are sterile, single-use, medical devices that are designed to be used in conjunction with third-party pen injectors to inject insulin and other diabetes medications. A pen needle is made up of a resin injection-molded hub with an integrated cannula.

BD Pen Needle & Shield	Insulin Pen

Since the introduction of the first insulin pen in 1985, insulin pens and pen needles have become the standard of care for insulin delivery. Of those undergoing insulin therapy, we estimate that 95% use injection therapy. We believe that our pen needles, which include BD’s cannula technology, are widely recognized in key regions around the world for their industry-leading comfort and form factor, which allows for reduced pain during injection. Since the introduction of our first pen needle in 1991, our business has led the industry in driving ease of use and comfort through innovations such as shorter needle lengths, thinner needles, wider inner diameters, and contoured hubs.

In 2021, conventional pen needle sales accounted for $853 million, or approximately 73%, of our total sales, with approximately 48% of such sales generated outside of the United States.

Conventional Insulin Syringes

We produce insulin syringes that are used to inject insulin. These syringes, which include BD’s cannula technology, are sterile, single-use medical devices that are used to draw insulin from a glass medication vial for administration subcutaneously to an individual. Despite the growing popularity of insulin pens and pen needles, insulin syringes remain important administration tools for individual use and in certain settings such as hospitals and other professional care environments due largely to cost, reimbursement and familiarity.

A conventional insulin syringe consists of a graduated barrel, plunger rod, and a cannula/hub assembly. We also manufacture and offer a variety of insulin syringes with differential features and capabilities, including safety syringes that incorporate a manually activated sliding sleeve to help to reduce needlestick exposure and injury during injection and disposal.

In 2021, insulin syringe sales accounted for $175 million, or approximately 15%, of our total sales, with approximately 54% of such sales generated outside of the United States.

Safety Injection Devices

We manufacture safety pen needles and syringes that incorporate sophisticated features designed to minimize the risks of needle stick injury and also include BD’s cannula technology. We have long been an innovator in diabetes administration and our leadership in creating safety injection products is an example of such innovation. We are also currently working on developing a redesigned safety pen needle, as well as a new finer gauge pen needle that combines the design of Nano 2nd Gen with a 4mm 34G Extra-Thin Wall for greater ease and comfort of insulin delivery. We believe that by creating safe, easy-to-use products designed to prevent needlestick injury, our products have a reputation among healthcare professionals and end-users for industry-leading safety and ease of use. We have long served as a pioneer and thought leader in the safety space, helping to provide education, guidance, and promote adherence in diabetes management for patients and healthcare providers around the world.

In 2021, safety injection device sales accounted for $121 million, or approximately 10%, of our total sales, with approximately 43% of such sales generated outside of the United States.

BD AutoShield Duo™ Safety Pen Needle	BD SafetyGlide™ Insulin Syringe

Accessories

We sell a variety of accessories used by people with diabetes in conjunction with injection devices when administering insulin. These accessories include sharps disposal by mail containers used for the safe disposal of used injection devices via prepaid box, alcohol swabs for the sterilization of skin at the injection site, and our BD Safe ClipTM system for needle clipping and storage. In 2021, accessory sales accounted for $16 million, or approximately 2%, of our total sales, with approximately 39% of such sales generated outside of the United States.

Research & Development

Over its 95-year history, we believe that our business has developed a reputation as an industry leader in innovative insulin delivery solutions. As an independent entity, we expect to continue this tradition of innovation by using our increased flexibility to invest capital to better address the evolving needs of people with diabetes. We have a robust organization to execute on our current and future product development projects, comprised of highly skilled employees whom collectively hold twelve PhDs, Doctorate or MD degrees and 25 employees who hold additional advanced degrees. We expect our product development efforts to focus on three main areas: injection, digital diabetes management and infusion.

Injection

We expect to continue to invest in potential improvements in safe and reliable insulin delivery, improved comfort, ease of use and simplified injection management. We also are currently investing in the development of a next-gen passive dual-ended pen needle with differentiated feature sets and additional functionality. Our goal is to include features that would differentiate this potential product from others, including features that would allow for single handed injection, reduction of environmental waste and reduction of needle stick injury compared to conventional pen needles.

Digital Diabetes Management

We are currently investing in the development of a potential integrated diabetes management system that aims to provide people with beneficial tools and support for diabetes self-management, while providing security, privacy and data management through hosting solutions, tools and components for digital health products. Since its launch in 2018, our diabetes care app is currently available in nine countries and has over 10,000 active users. We believe that this app is a potential predecessor to a larger integrated diabetes management system, and see a potential opportunity to expand our digital offerings, including areas such as integration with continuous glucose monitoring systems, safe and secure data sharing, remote patient monitoring, dosing calculators and food analyzers, among others. As an independent entity, we may pursue investments in these and other digitally enabled diabetes management tools.

Infusion

We are investing in the potential development of a continuous subcutaneous insulin infusion delivery system to provide the benefits of insulin pump therapy to a broader population, in particular those with Type 2 diabetes. We believe there is a significant unmet need for alternative treatment options for people with Type 2 diabetes who currently administer insulin via injection yet remain unable to effectively control their diabetes. Some third-party research over the last 10 years has demonstrated improved outcomes of subcutaneous insulin infusion devices over conventional injection insulin therapy. For example, a 2017 article published in Diabetes Metabolism Research and Reviews highlighted insulin pump treatment as a more physiologic method to managing insulin therapy, attaining desired glucose levels and reducing the dose requirement of insulin for people with Type 2 diabetes.

Although insulin pump therapy has the potential to improve glycemic control and quality of life in individuals with Type 2 diabetes, it is not widely used in this population due to the complexity, extensive training requirements, total daily dose limitations and reimbursement issues associated with current insulin pump devices. As a result, we estimate that globally approximately 1% of people with Type 2 diabetes use infusion via a pump to administer insulin. According to the Barclays Medical Supplies and Devices market model, however, the total addressable U.S. market for insulin pump devices for people with Type 2 diabetes could be between approximately $1.5 and $1.7 billion by 2030. We are seeking to develop a potential insulin infusion pump that can be more easily used by people with Type 2 diabetes.

Clinical Evidence and Thought Leadership

For the millions of people with diabetes who inject insulin every day, correct injection technique is critical for optimal control of diabetes and insulin use safety. We strategically collaborate with leading nonprofit organizations, advocacy groups and foundations to identify and invest in programs and initiatives that address unmet healthcare needs to minimize the burdens and complications associated with diabetes. Our products are inspired and supported by the decades of research collaborations with healthcare providers and opinion leaders around the world, which have resulted in several clinical studies and peer-reviewed publications, ultimately informing the clinical practice guidelines around the world.

Highlights of these clinical practice guidelines and studies include the following:

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The American Diabetes Association (the “ADA”) published the 2021 Standards of Medical Care in Diabetes to provide clinicians, researchers and payors with recommendations and therapeutic actions to improve diabetes outcomes. Several publications based on our sponsored or supported studies are referenced by the ADA as a source of information for their recommendations.

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The medical journal, Mayo Clinic Proceedings, published insulin delivery recommendations for healthcare professionals caring for people using insulin, including the results from the largest injection technique survey ever performed for people with diabetes. The analysis of this landmark injection technique survey is the result of an international workshop that we sponsored.

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The Current Medical Research and Opinion journal assessed user experiences of our 4mm pen needle versus other thinner pen needles manufactured by our competitors in a prospective randomized trial. The journal found that our 4mm pen needles with a second-generation extra thin-wall cannula with redesigned hub were associated with less participant-reported injection pain and less perceived dose delivery force compared to the comparators.

Our Properties

We have three manufacturing facilities in Ireland, the United States and China. We believe that the size and location of these facilities allow us to serve a global customer base, reduce lead time and better control costs. Our Ireland manufacturing site, established in 1969, is the world’s largest manufacturer of pen needles, producing 4.7 billion pen needles and over 199 million safety pen needles in fiscal year 2021 in a 295,000 square-foot facility. The U.S. leased manufacturing site in Nebraska, established in 1966, is the world’s largest manufacturer of insulin syringes, producing over 2 billion syringes in fiscal year 2021 in approximately 275,000 square feet of manufacturing space. With over 50 years’ experience at each of these two large sites, we believe our technology and know-how are highly differentiated and distinguish our products in a meaningful way for end users and healthcare providers. In addition, our China manufacturing site, established in 2015, produced over 739 million pen needles in fiscal year 2021, primarily for use in China and adjacent regions in a 200,000 square-foot facility.

Sales and Marketing

We currently employ sales and marketing personnel for the direct sale and marketing of our products throughout the world with teams located around the globe, including North America, EMEA (which includes Europe, the Middle East and Africa), Greater Asia (which includes China, Japan and other countries within Asia Pacific) and Latin America. Our sales and marketing teams focus on healthcare providers and the people with diabetes whom they serve, with an emphasis on endocrinologists or diabetologists, general or primary care physicians, diabetes nurse educators and nurse practitioners across hospitals, clinics, long-term care facilities, and retail pharmacies. Our field-based efforts are complemented by our internal or contract inside sales teams present around the world.

Upon the separation, we expect to have over 600 employees worldwide focused on commercialization activities, including general management, sales, marketing, digital, market access & development and insights &

analytics. We believe our commercialization capabilities will allow us to execute customer engagement strategies across preferred channels and aimed at healthcare providers, people with diabetes, and payors. We expect that our employees will build and maintain an integrated digital ecosystem, focus on omnichannel marketing experiences, and elevate portfolio-selling capabilities to coordinate engagement for our portfolio across all channels and geographies. Our branded engagement includes direct face-to-face selling, virtual engagement, digital marketing, social media, and our websites. In addition, we believe we have the knowledge, capabilities, and resources to achieve optimal local market access for our portfolio in a changing external environment.

Our sales and marketing efforts are diverse, with revenue generated across both hospital and retail pharmacy, and through both e-commerce and more conventional means. Within retail pharmacy, we have sales and marketing teams focused on larger national chains, local pharmacy chains and independent pharmacies as well as an online retail presence. Our sales efforts focus on self-payers and customers that benefit from reimbursement. Our distribution model varies across regions, but most frequently we distribute our products through retail pharmacies. As a result, select members of our regional sales teams are focused on managing relationships with key pharmacy customers. We also have distribution agreements with regional or national distributors (including wholesalers and medical suppliers) to ensure broad availability of our portfolio. In certain regions, we conduct business through government-related tenders, GPO contracts and business-to-business opportunities that our teams are structured to manage.

In the United States, our field-based sales representatives and inside sales team call on healthcare providers and retail pharmacies across all 50 states. We also have a dedicated sales team focused on safety products that call on major integrated delivery networks and long-term care facilities. Our retail account teams support the major national and regional retailers while our wholesale account teams focus on relationships with key distributors such as McKesson Corporation, Cardinal Health and AmerisourceBergen Drug Corporation. We also actively monitor formulary coverage, accessibility and affordability of our products on the health plans.

In EMEA, our regional commercial team partners with local country teams in select markets to ensure effective promotion of our products in approximately 70 countries where our products are sold and generally reimbursed. Country-specific business leaders and their respective sales and marketing teams are responsible for the day-to-day management of the local business and call on a range of prescribers, pharmacists, and hospital customers. We have dedicated sales representatives in select markets that focus on safety products and driving safety adoption in acute-care hospitals and other long-term care facilities. We rely upon distribution agreements in certain regions of the Middle East and Africa where we do not have a direct sales presence. We continue to seek opportunities for expansion through reimbursement in new markets and partnering with governmental authorities.

In Greater Asia, our products are sold across 19 countries through a variety of go-to-market models from direct to distributor-led markets. In countries where we have direct presence, country business leaders and their commercial teams call on healthcare providers and key retail pharmacies and work closely with our distribution partners to support the broader hospital / retail base. We rely on distribution partners in some of the emerging economies where we do not have a direct presence. Country teams are supported by a regional commercial team that provides omnichannel marketing expertise, insights & analytics, commercial excellence and market access support, while China has its own country commercial team to support sales execution. Expansion into new markets and omnichannel marketing activities, including direct-to-consumer engagement and e-commerce, are also aspects of the commercial model in Greater Asia.

In Latin America, Embecta has a variety of go-to-market models across 16 countries where our products are sold. In the countries where we have local operations, our business is typically generated through retail channels where our field-based representatives focus on marketing, selling and distributing our products across retail pharmacies and private hospitals across the region. The majority of our non-retail business is generated through annual or bi-annual tenders and contracts. In countries where we do not have local operations or a direct presence, we operate through distributors and other intermediaries who distribute our products to our end customers. Our teams in Latin America are also expanding into direct-to-consumer engagement and e-commerce.

As the number of people with diabetes continues to expand, we believe our scale, diverse in-market knowledge and world-class injection devices position us to continue growing our global franchises and provide high-quality products. As one of the largest pure-play diabetes companies in the world, our relationships span the continuum of stakeholders in the diabetes market, from partnerships with major insulin producers to deep recognition with prescribers, nurses, payers, and retailers that offer our products to our estimated 30 million users living around the world with diabetes.

Competition

The diabetes care industry is highly competitive, subject to rapid change and significantly affected by new product introductions and innovation. Although most people who use diabetes medications are on injection therapy, our products compete across a continuum of therapies and administration modalities designed to manage diabetes. We face competition and innovation from both new and existing companies pursuing new delivery devices, injection technologies, drugs, and therapeutics for the treatment of diabetes. For example, GLP-1s, sodium-glucose cotransporter SGLT-2 inhibitors and other novel diabetes therapies do not always require injections (or require fewer injections) using pen needles and insulin syringes and are prescribed to certain people with diabetes to help manage their disease. The impact of these therapies in most cases has been to defer insulin injection therapy for certain people with diabetes, although in many cases the diabetes will progress with time such that insulin injection therapy will ultimately be required.

We currently compete with other providers of diabetes drug injection devices. Companies with whom we currently compete in the diabetes drug injection business include Novo Nordisk, HTL-Strefa, Terumo Medical Corporation and Ypsomed. We also compete with providers of insulin pumps and other insulin administration devices. We compete in the marketplace based on a number of factors, including product quality and efficacy, price, service and reputation.

Intellectual Property

Intellectual property is a strategic priority for our business. We use a combination of patents, copyrights, trademarks, trade secrets, nondisclosure agreements and other measures to establish and protect our proprietary rights. In many cases, we own this intellectual property directly, but in other cases, we access technologies through a combination of license and supply arrangements.

While no single patent or patent family is material to our business, our pen needle and syringe products contain features that are protected by a portfolio of utility and design patents, including features related to safety, comfort and ease of use. In addition, potential features of our insulin patch pump technology, redesigned safety pen needle and finer gauge pen needle currently under development and software we market to end users for managing diabetes are covered by a variety of patents and patent applications. Generally, patent protection for these products and technologies is sought in the United States, Canada, Europe and Japan. We are not aware of any pending third-party claims or challenges that would be expected to materially affect the patent protection of these products or technologies.

After the separation, Embecta will either own, or BD will continue to own and provide Embecta a license to use, intellectual property rights necessary to operate our business as of the separation. BD will grant Embecta a license to use such intellectual property rights on the terms and conditions set forth in an intellectual property matters agreement, which are described under “Certain Relationships and Related Party Transactions—Intellectual Property Matters Agreement.”

Raw Materials and Components

We use a broad range of raw materials in the manufacture of our products. We purchase all our raw materials and certain components from third-party suppliers. The primary materials that comprise our pen needles and insulin syringes are cannula, plastic resin, adhesive, needle lubricants, rubber stoppers and packaging material. We purchase some of these and other materials from a single or limited number of sources for reasons for quality assurance, cost-effectiveness and other reasons. In connection with the separation and prior to the distribution, we will enter into a cannula supply agreement with BD, whereby BD will sell to us cannulas for incorporation into our pen needles and syringes for sale within the diabetes care sector, as described in greater detail in “Certain Relationships and Related Party Transactions—Cannula Supply Agreement.” After the separation, BD will retain ownership of all cannula production activities and all intellectual property rights of BD and its subsidiaries relating to cannula, the manufacture thereof and other critical cannula-related technology.

The design and formulation of certain of these materials and components is proprietary and the intellectual property rights may be owned exclusively by one party. In the case of sole sourced parts, we manage risk through holding inventory ourselves and at the supplier to ensure continuity of supply and low risk of disruption. We expect that, if necessary or appropriate, we will be able to enter into new arrangements with alternative suppliers. We work closely with all suppliers to ensure continuity of supply while maintaining high-quality and reliability, although no assurance can be given that these efforts will be successful. See “Description of Material Indebtedness” and “Risk Factors—Risks Related to Embecta’s Business—Embecta will obtain components and raw materials for its products from third parties, including BD.” These third parties may fail to perform under their agreements with Embecta, or there may be a reduction or interruption in the manufacturing and supply of these components and raw materials. Any such failure to perform or a reduction or interruption in supply could have a material adverse effect on Embecta’s business and operations.

We have written agreements with a variety of suppliers that provide the resins, rubber stoppers, packaging, plungers, barrel rods, hubs and other components used in the manufacture of pen needles and our other products. We rely on sole suppliers for certain of these components, but, subject to pre-qualification of a new supplier as required by applicable law, we expect we would be able to engage another supplier in the event one of our existing supply agreements were terminated.

Regulatory Matters

We distribute our products around the world. Changes in legislation or government policies, including with respect to licensing, health information privacy and data privacy and healthcare costs and access, can have a material impact on our worldwide operations.

In particular, our operations are subject to, and affected by, regulations of medical devices promulgated by federal, state and local authorities in the United States, including the FDA, and other regulatory authorities with jurisdiction over our foreign operations. FDA regulations govern, among other things, product design and development, preclinical and clinical testing, pre-market clearance and approval, manufacturing, labeling, product storage, advertising and promotion, sales and distribution, post-market adverse event reporting, post-market surveillance, complaint handling, repair or recall of products and record keeping. These regulations not only affect our existing markets products, but also our ability to market new products under development.

For example, we are currently working on designing and developing an insulin patch pump focused on serving the needs of people with Type 2 diabetes. If we decide to pursue commercialization of this product, we currently expect that the product will be classified in the United States as a Class II medical device and as an alternate controller enabled, or ACE, insulin infusion pump, which must be cleared and/or approved by the FDA and similar regulatory authorities in jurisdictions outside of the United States before we can market and sell this potential product to distributors and end users in the United States and abroad, respectively. We are currently engaging with the FDA about this potential product through the FDA’s pre-submission program. We currently expect that, at a later date, we would submit a 510(k) pre-market notification to the FDA to initiate the review and clearance process to market and sell this potential product in the United States, and may pursue similar clearance, approval and qualification processes in other jurisdictions. We cannot predict how long such process may take, and this process may require, among other things, that we demonstrate that this potential product complies with various regulations of the FDA and other governmental agencies, including quality system regulations. If we fail to demonstrate compliance, we may not receive the required regulatory clearances to market the product in the United States or other jurisdictions.

Even if we do receive clearance to market products, failure to comply with ongoing regulatory requirements can result in enforcement actions by the FDA and other regulatory agencies, which may include warning letters that require corrective action, fines, injunctions, rescissions of previously granted clearances and/or approvals and other penalties.

We maintain a robust FDA Quality System Regulation and ISO Quality Systems that establish standards for our product design, manufacturing, and distribution processes, inclusive of Current Good Manufacturing Practices. The FDA and other regulatory agencies engage in periodic reviews and inspections of our quality systems, as well as product performance. As a medical device manufacturer and distributor, our manufacturing facilities and the facilities of our suppliers are subject to periodic inspection by the FDA, certain corresponding state agencies, and other regulatory bodies. Prior to marketing or selling most of our products, we must secure approval from the FDA and counterpart non-U.S. regulatory agencies. Following the introduction of a product, these agencies engage in periodic reviews and inspections of our quality systems, as well as product performance and advertising and promotional materials. These regulatory controls, as well as any changes in agency policies, can affect the time and cost associated with the development, introduction and continued availability of new and existing products. Where possible, we anticipate these factors in our product development and planning processes.

International sales of our products are subject to foreign government regulations, which may vary substantially from country to country. The time required to obtain approval by a foreign regulatory authority may be longer or shorter than that required for FDA approval, and the requirements may differ significantly, particularly outside of the European Union, Canada and other industrialized countries. In addition, other jurisdictions continue to update requirements for marketing and sale of products in their geography, often becoming more stringent. As we operate in other regions and continue to expand into emerging markets, new requirements may require updates to our quality management system. These global changes are monitored and reviewed as part of the overall quality lifecycle.

For further discussion of risks related to government regulations, see “Risk Factors” and “Our Business—Legal Proceedings”.

Third-Party Agreements

We distribute a significant portion of our pen needles, syringes and other products through independent distributors. McKesson Corporation, Cardinal Health and AmerisourceBergen Drug Corporation, our three largest distributors, together represented approximately 39% of our worldwide sales in fiscal 2021. These distributors purchase our products on a purchase order basis under standard written agreements. Embecta also makes direct sales to pharmacies and other organizations, which sales are generally done under standard terms and conditions negotiated by our sales representatives. Our direct sales to the five largest retail pharmacies for Embecta’s products together represented approximately 14% of Embecta’s worldwide sales. Outside of the United States, sales are made either directly to end users or through distributors, depending on the region served.

During fiscal 2021, we made sales to approximately 60 independent distributors in the United States, and approximately 600 independent distributors internationally. Our U.S. distributor agreements generally have terms between one and two years, and our international distributor agreements generally have a one-year initial term subject to automatic renewals. After the expiration of the term under our U.S. distributor agreements, the parties generally renew these agreements or enter into new agreements on similar terms. Many of our international distributor agreements contain minimum purchase requirements and annual price escalators, and our practice with our U.S. distributors is to enter into agreements with negotiated wholesale pricing for products which pricing in some cases may contemplate annual price increases based on market conditions, as well as negotiated distributor fees based on volume of products distributed to our customers.

Employees

We expect that upon the separation, we will have approximately 2,029 employees worldwide and that approximately 832 employees will be employed in the United States. As of today, only certain employees, all outside of the United States and representing approximately 33% of our headcount, are represented by various collective bargaining groups.

Our human resources organization is led by an experienced team that monitors our employee base and sets annual targets for managing our human capital, including employee retention, engagement and training targets. We will develop diversity and inclusion initiatives and will regularly review our strategies and programs for leadership development. We will establish benefit and incentive compensation plans, including comprehensive medical and life insurance coverage, 401(k) matching programs and other incentive compensation programs that we believe align employee incentives directly with our future performance.

Legal Proceedings

The diabetes care business is subject from time to time to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violations of U.S. and foreign health regulation and privacy laws and related regulations, as well as claims or litigation relating to product liability, intellectual property, breach of contract and tort. The diabetes care business operates in multiple jurisdictions and, as a result, claims in one jurisdiction may lead to claims or regulatory penalties in other jurisdictions.

Subject to certain specified matters, Embecta generally will assume liability for all pending, threatened and unasserted legal matters related to the diabetes care business and will indemnify BD for any liability to the extent arising out of or resulting from such liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Certain Factors Affecting Forward-Looking Statements

The following discussion and analysis should be read in conjunction with the other sections of this information statement, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Selected Historical Combined Financial Data of the Diabetes Care Business,” “Unaudited Pro Forma Condensed Combined Financial Information” and the Diabetes Care Business’ historical combined financial information included elsewhere in this information statement. This discussion contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and other factors described throughout this information statement and particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this section to the “Diabetes Care Business” refer to the Diabetes Care Business as defined in the historical combined financial statements included in this information statement.

All amounts discussed are in millions of U.S. dollars, unless otherwise indicated.

Company Overview

We are a leading global medical device company focused on providing solutions to improve the health and wellbeing of people living with diabetes. Over the 95-year history of our business, we believe that our products have become one of the most widely recognized and respected brands in diabetes management in the world. We estimate that our products are used by nearly 30 million people in over 100 countries for insulin administration and to aid with the daily management of diabetes. Our business traces its origins to 1924, when BD developed the first dedicated insulin syringe. Since then, we have built a world-class organization with a unique manufacturing supply chain and commercial footprint, delivering over 7.6 billion units of diabetes injection devices globally in 2021. We generated revenues of $1,165 million, $1,086 million and $1,109 million in 2021, 2020 and 2019, respectively.

We have a broad portfolio of marketed products, including a variety of pen needles, syringes and safety devices, which are complemented by our proprietary digital applications designed to assist people with managing their diabetes. Our pen needles are sterile, single-use, medical devices, designed to be used in conjunction with insulin pens and are used to inject insulin or other diabetes medications. We also sell safety pen needles, which includes resin injection-molded shields on both ends of the cannula that automatically deploy to help prevent needlestick exposure and injury during injection and disposal. Our traditional and safety pen needles are compatible and frequently used with widely available pen injectors in the market today. In addition to pen needles, we sell sterile, single-use insulin syringes, which are used to inject insulin drawn from insulin vials. We also sell safety insulin syringes, which incorporate a manually activated sliding sleeve to help prevent needlestick exposure and injury during injection and disposal.

We primarily sell our products to wholesalers and distributors, which in turn sell such products to customers in primarily retail and institutional channels.

Separation from BD

In May 2021, BD announced its plan to separate its diabetes care business into an independent public company. The separation will occur through a distribution by BD of all of the outstanding shares of a newly formed company named Embecta Corp., which will hold BD’s diabetes care business.

Completion of the distribution is subject to certain conditions which are described more fully under “The Separation and Distribution—Conditions to the Distribution,” including receipt of (i) a private letter ruling from the IRS, satisfactory to the BD Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and (ii) an opinion of BD’s outside counsel, satisfactory to the BD Board of Directors, regarding the qualification of the contribution of assets from BD to Embecta and the distribution, taken together, as a “reorganization” within the meaning of Sections 355 and 368(a)(1)(D) of the Code, and such opinion has not been withdrawn or rescinded.

Basis of Presentation of Our Financial Information

The accompanying historical combined financial statements included in this information statement were derived from the consolidated financial statements and accounting records of BD. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of BD’s diabetes care business as they were historically managed in conformity with U.S. generally accepted accounting principles (“GAAP”). Therefore, the historical combined financial information may not be indicative of our future performance and does not necessarily reflect what our combined results of operations, financial condition and cash flows would have been had the Diabetes Care Business operated as a separate, publicly traded company during the periods presented, particularly because of changes that we expect to experience in the future as a result of our separation from BD, including changes in the financing, cash management, operations, cost structure and personnel needs of our business.

The combined financial statements include certain assets and liabilities that have historically been held at the BD corporate level but are specifically identifiable or otherwise allocable to the Diabetes Care Business. Cash has not been assigned to the Diabetes Care Business for any of the periods presented because those cash balances are not directly attributable to the Diabetes Care Business. BD uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the Diabetes Care Business would have financed its operations had it been a standalone company separate from BD during the periods presented. Cash pooling, related interest and intercompany arrangements are excluded from the asset and liability balances in the combined balance sheets. These amounts have instead been reported as Net parent investment as a component of Parent’s Equity.

Additionally, BD provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support to the Diabetes Care Business. The cost of these services has been allocated to the Diabetes Care Business on the basis of the proportion of net sales, headcount, and other drivers. The Diabetes Care Business and BD consider these allocations to be a reasonable reflection of the benefits received by the Diabetes Care Business. Actual costs that would have been incurred if the Diabetes Care Business had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, such as information technology and infrastructure.

Subsequent to the completion of the separation, we expect that Embecta will incur expenditures consisting of employee-related costs, costs to start up certain standalone functions and information technology systems and other one-time transaction related costs. Recurring standalone costs include establishing the internal audit, treasury, investor relations, tax and corporate secretary functions as well as the annual expenses associated with running an independent publicly traded company, including listing fees, compensation of non-employee directors, related board of director fees and other fees and expenses related to insurance, legal and external audit.

Percentages presented are calculated from the underlying amounts. References to years throughout this discussion relate to our fiscal years, which end on September 30.

Relationship with BD

Following the distribution, certain functions that BD provided to the Diabetes Care Business prior to the distribution will either continue to be provided to Embecta by BD under a transition services agreement or will be performed using Embecta’s own resources or third-party service providers. Additionally, under manufacturing and supply agreements, BD will manufacture certain products for and supply raw materials to Embecta and its subsidiaries and Embecta will manufacture certain products for BD and its subsidiaries.

Concurrent with the distribution, we will enter into certain agreements with BD. See “Certain Relationships and Related Party Transactions—Agreements with BD.”

Key Trends Affecting Our Results of Operations

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Competition. The regions in which we conduct our business and the medical devices industry in general are highly competitive. We face significant competition from a wide range of companies in a highly regulated industry. These include large companies with multiple product lines, some of which may have greater financial and marketing resources than us, as well as smaller more specialized companies. Non-traditional entrants, such as technology companies, are also entering into the diabetes care industry and its adjacent markets, some of which may have greater financial and marketing resources than us.

•

Pricing Pressures. The increased scrutiny by regulators on healthcare spending, which has accelerated in light of the COVID-19 pandemic, along with a shift towards more tenders and volume based procurement, which generally values lower cost over product quality, have placed significant pressure on Embecta to lower pricing. These trends may reduce our operating margins, which are only partially offset by our ability to differentiate our products and sell at higher prices.

•

Commoditization of Injection Devices. Given the growing demand for medical devices to assist in the treatment of diabetes and difficulties around access to diabetes care due to complex and costly insurance plans, patient care is increasingly focused on providing more affordable products, which has led to the commoditization of more traditional injection delivery devices, such as insulin syringes and pen needles. Existing and new local and regional low-cost providers, in combination with a shift from insulin vials to insulin pens, have made the pen needle category highly competitive. This has forced providers to provide clinical evidence to differentiate their products.

•

Changes in Clinical Practice. Increased penetration of oral anti-diabetic drugs (e.g., SGLT-2s & DDP-4s) and GLP1s have delayed initiation of insulin therapy and contributed to less demand for our products. This trend had shown signs of reversing as novel therapy growth has slowed and the insulin category has stabilized. As GLP-1 penetration reaches saturation, we expect our net sales to continue to grow in line with increases in the incidence of diabetes.

•

COVID-19 impacting delivery and allocation of healthcare. The COVID-19 pandemic has accelerated the adoption of, and reimbursement by governments and private payers for, the delivery of healthcare using digital technologies, including telehealth technologies and other at-home selfcare solutions and various media for virtual engagement with healthcare providers. Our ability to adapt the delivery of our products and sales and marketing efforts to these trends, including with the development of our diabetes care app, may materially affect our results of operations. The pandemic has also caused hospitals and other healthcare providers to reassess their prioritization and allocation of their healthcare resources. In many cases, providers were forced to balance between diverting resources toward the acute COVID-19 crisis and maintaining routine care for people living with long term conditions. If this trend persists, particularly in regions where COVID-19 continues to spread, it could have an adverse impact on the delivery of care for people with diabetes and our sales and marketing efforts.

•

Decentralization of Chronic Care. Many countries are facing an aging population and a rapidly growing number of people living with diabetes. While healthcare investments in certain regions continue to grow, there is an increased burden on physicians and longer wait times for patients. Healthcare delivery for non-emergency diabetes care is expected to continue shifting outside of hospitals to primary care providers, which could have a material impact on our results of operations.

•

Political and Economic Instability in Emerging Markets. We operate in a number of emerging markets, many of which are subject from time to time to significant political and economic disruptions. For example, currency fluctuations or sanctions affecting these markets may adversely affect our results of operations, including our ability to efficiently collect payments and manage our accounts. However, the number of countries we provide products to and our proactive channel management strategies help us manage this variability.

COVID-19 Pandemic Impacts and Response

COVID-19 was officially declared a pandemic by the World Health Organization in March 2020 and governments around the world have been implementing various measures to slow and control the spread of COVID-19. These government measures have led to a shift in healthcare priorities and disruptions of economic activities worldwide, which unfavorably affected the demand for our products in fiscal year 2020 as further described below. While demand for our products showed substantial recovery during fiscal year 2021, our future operating performance may be subject to further volatility due to the significant uncertainty with respect to the duration and overall impact of the COVID-19 pandemic. The impacts of the COVID-19 pandemic on our business, results of operations, financial condition and cash flows is dependent on certain factors including:

•

the extent to which resurgences in COVID-19 infections or new strains of the virus result in the imposition of new governmental lockdowns, immunization requirements, quarantine requirements or other restrictions that may disrupt our operations;

•	continued momentum of the global economy’s recovery from the pandemic and the degree of pressure that a weakened macroeconomic environment would put on the global demand for our products; and

•	the effectiveness of recently developed vaccines and vaccination efforts.

Summary of Financial Results

Worldwide revenues in 2021 of $1,165 million increased 7.3% from the prior year period. This increase reflected favorable impacts from foreign currency translation, price and volume. Increases in volume were attributable to increased end-user consumption of pen needles and safety syringes, as well as category growth. Additionally, revenues in 2021 were favorably impacted by decreases to our rebate reserves, as further discussed below.

We continue to invest in research and development, geographic expansion and new product market programs to drive further revenue and profit growth. Our ability to sustain our long-term growth will depend on a number of factors, including our ability to expand our core business (including geographical expansion), develop innovative new products, and continue to improve operating efficiency and organizational effectiveness. As discussed above, current global economic conditions are relatively volatile due to the COVID-19 pandemic. In addition, an inability to increase or maintain selling prices globally could adversely impact our business.

Each reporting period, we face currency exposure that arises from translating the results of our worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period. A weaker U.S. dollar in 2021, compared with 2020, resulted in a favorable foreign currency translation impact to our revenues during 2021. We evaluate our results of operations on both a reported and a foreign currency-neutral (“FXN”) basis, which excludes the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period. As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a FXN basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. We calculate FXN percentages by converting our current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a FXN basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Results of Operations

Revenues

				2021 vs. 2020			2020 vs. 2019
(Millions of dollars)	2021	2020	2019	Total Change	Estimated FX Impact	FXN Change	Total Change	Estimated FX Impact	FXN Change
Revenues	$1,165	$1,086	$1,109	7.3%	2.3%	5.0%	-2.1%	-1.2%	-0.9%

Revenues of $1,165 million in 2021 increased by $79 million, or 7.3%, compared with revenues of $1,086 million in 2020. Changes in our revenue are driven by the volume of goods that we sell, the prices we negotiate with customers and changes in foreign exchange rates. A net increase in the volume of units sold of approximately $33 million was primarily driven by increased end-user consumption of pen needles and safety syringes within the U.S. and category growth within China and certain other international regions. The net increase in volume in 2021 also reflected a $5 million increase in U.S. private label sales compared with the prior-year period. Price increases and U.S. rebate adjustments favorably impacted revenues by approximately $11 million. As noted above, the increase in 2021 revenues also reflected effects from foreign currency translation of $25 million.

Revenues of $1,086 million in 2020 decreased by $23 million, or 2.1% compared with revenues of $1,109 million in 2019. A net decrease in the volume of units sold of $3 million was primarily driven by the loss of a health insurance provider account in the United States and declines, particularly in EMEA, which were attributable to COVID-19 pandemic-related disruptions in healthcare priorities and economic activities. These unfavorable impacts to volume in 2020 were partially offset by category gains in the U.S. retail channel and increased U.S. end-user consumption of pen needles, as well as by a slowdown of novel therapy growth in the United States, which previously had a negative effect on sales of our insulin injection devices. Volume in 2020 was also favorably affected by increased demand that was attributable to the successful execution of channel expansion strategies in China. Pricing pressures unfavorably affected our sales by approximately $7 million and were most acute in the United States. As noted above, the decrease in 2020 revenues reflected unfavorable effects from foreign currency translation of $13 million.

Cost of Products Sold

				2021 vs. 2020			2020 vs. 2019
(Millions of dollars)	2021	2020	2019	Total Change	Estimated FX Impact	FXN Change	Total Change	Estimated FX Impact	FXN Change
Cost of products sold	$365	$323	$323	13.0%	3.4%	9.6%	-%	-1.9%	1.9%

Cost of products sold of $365 million in 2021 increased by $42 million, or 13.0%, compared with $323 million in 2020, which reflected an unfavorable impact of approximately $11 million from foreign currency translation. The unfavorable impact from performance of approximately $31 million, or 9.6%, primarily reflected higher manufacturing costs, including overhead, of approximately $17 million which resulted from higher sales volume and a change in product mix, as well as $14 million of impairment charges related to certain construction in progress assets. Additional disclosures relating to these impairment charges are provided in Note 10 to our annual audited combined financial statements included elsewhere in this information statement.

Cost of products sold of $323 million in 2020 was flat compared with 2019, which reflected a favorable impact of approximately $6 million from foreign currency translation. The unfavorable impact from performance of approximately $6 million, or 1.9%, primarily reflected increased manufacturing overhead variances, such as idle capacity charges, that were recognized within the period as a result of the COVID-19 pandemic. Cost of products sold also reflected a reduction of manufacturing costs that was attributable to continuous improvement projects which enhanced the efficiency of our operations.

Operating Expenses

Operating expenses in 2021, 2020 and 2019 were as follows:

				Increase (decrease)
(Millions of dollars)	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Selling and administrative expense	$240	$215	$222	$25	$-7
% of revenues	20.6%	19.8%	20.0%
Research and development expense	$63	$61	$62	$2	$-1
% of revenues	5.4%	5.6%	5.6%
Other operating expense	$5	$—	$—

Selling and Administrative

Selling and administrative expense of $240 million in 2021 increased by $25 million, or 11.6%, compared with $215 million in 2020. This increase was primarily driven by an increase in global selling, marketing and other related costs of approximately $21 million due to the 2021 increase in sales volume, as further discussed above, and an increase in other administrative costs of approximately $4 million as compared to the prior year, which benefited from cost containment measures enacted in response to the COVID-19 pandemic.

Selling and administrative expense of $215 million in 2020 decreased by $7 million, or 3.2%, compared with $222 million in 2019. This decrease was primarily driven by lower costs of approximately $5 million from headcount reductions resulting from a cancelled commercialization project, partially offset by an increase of approximately $1 million in shipping expenses in 2020 compared with 2019. Selling and administrative expense in 2020 also reflected a decrease in global selling, travel and other administrative costs due to the COVID-19 pandemic.

Research and Development

Spending in 2021, 2020 and 2019 reflected our continued commitment to invest in new products. Research and development expense of $63 million in 2021 increased by $2 million, or 3.3% compared with $61 million in 2020. The increase was primarily driven by increased investment in new products.

Research and development expense of $61 million in 2020 decreased by $1 million, or 1.6%, compared with $62 million in 2019, which reflected a decrease of approximately $2 million in labor costs, partially offset by an increase of approximately $1 million in additional investments relating to our technology platform.

Income Taxes

The income tax rates in 2021, 2020 and 2019 were as follows:

	2021	2020	2019
Effective income tax rate	16.2%	11.9%	13.6%

The Diabetes Care Business’ effective income tax rate was 16.2%, 11.9% and 13.6% in 2021, 2020 and 2019, respectively. The fluctuation in the effective income tax rate for each year is primarily driven by the geographical mix of income attributable to foreign countries that have income tax rates that vary from the U.S. tax rate and discrete items impacting income tax expense that may not recur. The effective income tax rate in 2020 was favorably impacted by $17 million relating to unrecognized tax benefits while the effective income tax rate in 2019 was favorably impacted by $4 million relating to changes in U.S. tax legislation.

Liquidity and Capital Resources

Historical Liquidity

Historically, we have generated positive cash flows from operations.

As part of BD, the Diabetes Care Business has been dependent upon BD for all of its working capital and financing requirements. BD uses a centralized approach to cash management and financing of its operations. The majority of the cash of the Diabetes Care Business is transferred to BD daily and BD funds the operating and investing activities of such business as needed. This arrangement is not reflective of the manner in which the Diabetes Care Business would have been able to finance its operations had the Diabetes Care Business been a standalone business separate from BD during the periods presented. Cash transfers to and from BD’s cash management accounts are reflected within Net parent investment as a component of Parent’s Equity.

The cash and cash equivalents held by BD at the corporate level are not specifically identifiable to the Diabetes Care Business and therefore were not allocated for any of the periods presented. Third-party debt and the related interest expense of BD have not been allocated to the Diabetes Care Business for any of the periods presented because BD’s borrowings were not directly attributable to this business.

Future Liquidity

On a recurring basis, our primary future cash needs will be directed toward operating and investing activities, which include working capital needs, capital expenditures, research and development funding, and mergers and acquisitions. We also intend to allocate cash to the interest payments and repayment of borrowings. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Following the separation, our capital structure and sources of liquidity will change from its historical capital structure because we will no longer participate in BD’s centralized cash management program. Our ability to fund our operating needs will depend on our ability to continue to generate positive cash flow from operations and raise capital in the capital markets. Based upon our history of generating strong cash flows, we believe that we will be able to meet our short-term liquidity needs. We believe that we will meet known and reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances and available borrowings through and under our expected financing arrangements. If these sources of liquidity need to be augmented, additional cash requirements would likely need to be financed through the issuance of debt or equity securities.

We expect to incur indebtedness in connection with our separation from BD, a portion of which will be used to distribute cash to BD. See “Description of Material Indebtedness.” Following this debt incurrence and the distribution of cash to BD, we expect to begin operations as an independent company with cash and cash equivalents as set forth under “Capitalization.”

Our contractual obligations as of September 30, 2021 were as follows:

(Millions of dollars)	Total	2022	2023	2024	2025	2026	Thereafter
Leases(a)	$5	$1	$1	$1	$1	$1	$–
Purchase Commitments(b)	1	1	–	–	–	–	–

Total	$6	$2	$1	$1	$1	$1	$–

(a)	Refer to Note 12 to our annual audited combined financial statements.
(b)	Refer to Note 6 to our annual audited combined financial statements.

The following table summarizes our combined statements of cash flows in 2021, 2020 and 2019:

(Millions of dollars)	2021	2020	2019
Net cash provided by (used for)
Operating activities	$456	$499	$505
Investing activities	$(39)	$(42)	$(69)
Financing activities	$(417)	$(457)	$(436)

Net Cash Flows from Operating Activities

Net cash provided by operating activities during 2021 was attributable to net income of $415 million in 2021 and net adjustments of $41 million, including adjustments related to depreciation and amortization, impairment of property, plant and equipment, share-based compensation, pension expense, deferred taxes, and a $32 million net use of cash relating to changes in working capital. The net use of cash relating to working capital was driven by increases in trade receivables, inventories, and prepaid expenses and other, of $32 million, $18 million and $12 million, respectively, partially offset by a $30 million increase in accounts payable, income taxes and other liabilities. The increase in trade receivables and inventory primarily related to higher sales in 2021 as compared to 2020, as discussed above, which led to higher outstanding trade receivables and inventories on hand to satisfy demand. The increase in prepaid expenses and other was driven by increases in prepaid taxes. The increase in accounts payable, income taxes and other liabilities was driven by the timing of our rebate payments, which led to higher accounts payable as of period end, as well as increased accrued freight expenses due to higher sales in the period.

Net cash provided by operating activities during 2020 was attributable to net income of $428 million in 2020 and net adjustments of $71 million, including adjustments related to depreciation and amortization, share-based compensation, pension expense, deferred taxes and a $13 million net source of cash relating to changes in working capital. The source of cash relating to working capital was driven by a decrease in inventories, as well as prepaid expenses and other, of $4 million and $15 million, respectively, partially offset by a $4 million decrease in accounts payable, income taxes and other liabilities and an increase of $2 million in trade receivables. The decrease in inventories primarily related to lower finished goods on hand due to changes in demand while the decrease in accounts payable, income taxes and other liabilities was primarily driven by the release of a tax transfer pricing reserve. The decrease in prepaid expenses and other, and corresponding increase in trade receivables, was driven by changes in contract assets due to the timing of when our right to consideration from customers was no longer conditional on future performance.

Net cash provided by operating activities during 2019 was attributable to net income of $432 million in 2019 and net adjustments of $73 million, including adjustments related to depreciation and amortization, share based compensation, pension expense, deferred taxes and a $22 million net source of cash relating to changes in working capital. The source of cash relating to working capital was driven by a $32 million increase in accounts payable, income taxes and other liabilities and a decrease of $9 million in inventories, partially offset by increases in trade receivables and prepaid expenses and other of $10 million and $9 million, respectively. The increase in accounts payable, income taxes and other liabilities was primarily driven by timing of payments to vendors. The decrease in inventories related to lower inventory on hand compared to prior year due to changes in demand. The increase in trade receivables was driven by higher outstanding sales during the year. The increase in prepaid expenses and other primarily related to the establishment of contract assets in fiscal year 2019 due to the adoption of ASC 606.

Net Cash Flows from Investing Activities

Net cash used for investing activities was primarily comprised of capital expenditures of $37 million, $42 million, and $66 million in 2021, 2020 and 2019, respectively to support further expansion of our business and operations. Net cash used for investing activities during 2021 and 2019 also included $2 million and $3 million, respectively, related to the acquisition of intangible assets.

Net Cash Flows from Financing Activities

Net cash used for financing activities, which entirely represented net transfers to BD (see Note 5 to the combined financial statements included elsewhere in this information statement), was $417 million in 2021, $457 million in 2020 and $436 million in 2019.

Critical Accounting Policies

The following discussion supplements the descriptions of our accounting policies contained in Note 2 to the combined financial statements included elsewhere in this information statement. The preparation of the combined financial statements requires management to use estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of the combined financial statements. Some of those judgments can be subjective and complex and, consequently, actual results could differ materially from those estimates. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. For any given estimate or assumption made by management, it is possible that other people applying reasonable judgment to the same facts and circumstances could develop different estimates. Actual results that differ from management’s estimates could have an unfavorable effect on our combined financial statements. Management believes the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of the combined financial statements:

Revenue Recognition

Our revenues are primarily recognized when the customer obtains control of the product sold, which is generally upon shipment or delivery, depending on the delivery terms specified in the distribution or sales agreement.

Our gross revenues are subject to a variety of deductions, which include rebates, sales discounts and sales returns. These deductions represent estimates of the related obligations, and judgment is required when determining the impact of these revenue deductions on gross revenues for a reporting period. Rebates provided by the Diabetes Care Business are based upon prices determined under our agreements with the end-user customers. Additional factors considered in the estimate of our rebate liability include the quantification of inventory that is either in stock at or in transit to our distributors, as well as the estimated lag time between the sale of product and the payment of corresponding rebates.

Impairment of Long-Lived Assets

Goodwill assets are subject to impairment reviews at least annually, or whenever indicators of impairment arise. Intangible assets with finite lives and other long-lived assets are periodically reviewed for impairment when impairment indicators are present.

We assess goodwill for impairment at the reporting unit level by comparing the fair value of the reporting unit with its carrying value. Our annual goodwill impairment test performed on July 1, 2021 did not result in any impairment charges, as the fair value of our reporting unit exceeded its carrying value.

We generally use the income approach to derive the fair value for all impairment assessments and measurements. This approach calculates fair value by estimating future cash flows attributable to the assets and then discounting these cash flows to a present value using a risk-adjusted discount rate. We selected this method because we believe the income approach most appropriately measures the value of our income-producing assets. This approach requires management judgment with respect to future volume, revenue and expense growth rates, changes in working capital use, appropriate discount rates, terminal values and other assumptions and estimates.

The estimates and assumptions used are consistent with our business plans. The use of alternative estimates and assumptions could increase or decrease the estimated fair value of the asset. Actual results may differ materially from management’s estimates.

Income Taxes

Our operations are included in the tax returns of BD. In the future, as a standalone entity, we will file tax returns on our own behalf. Income taxes as presented in the combined financial statements attribute current and deferred income tax assets and liabilities of BD to us in a manner that is systematic, rational and consistent with the asset and liability method prescribed by the accounting guidance for income taxes. Our income tax provision is prepared using the separate return method. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise. We believe the assumptions supporting the allocation and presentation of income taxes on a separate return basis are reasonable.

We have reviewed our needs in the United States for possible repatriation of undistributed earnings of our foreign subsidiaries and continue to invest foreign subsidiaries’ earnings outside of the United States to fund foreign investments or meet foreign working capital and property, plant and equipment expenditure needs. As a result, we are permanently reinvested with respect to all historical foreign earnings as of September 30, 2021. Deferred taxes are not provided on undistributed earnings of foreign subsidiaries that are indefinitely reinvested. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable because of the complexities associated with its hypothetical calculation.

BD conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. Our operations are included in the tax returns of BD. In evaluating the exposure associated with various tax filing positions, we record accruals for uncertain tax positions, based on the technical support for the positions, past audit experience with similar situations and the potential interest and penalties related to the matters. The effects of tax adjustments and settlements from taxing authorities are presented in the combined financial statements in the period to which they relate as if we were a separate filer.

We maintain valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, we evaluate factors such as prior earnings history, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset.

We do not maintain an income taxes payable account as it is deemed to be settled with the tax paying entities in their respective jurisdictions unless an entity is to be contributed with the spin-off. The tax payable settlements are to be classified as changes in Net parent investment. However, the combined balance sheets reflect liabilities for unrecognized income tax benefits along with related interest and penalties.

Additional disclosures regarding our accounting for income taxes are provided in Note 11 to the combined financial statements included elsewhere in this information statement.

Recent Accounting Pronouncements

See Note 3 to the combined financial statements included elsewhere in this information statement for a discussion of recent accounting pronouncements.

MANAGEMENT

Senior Leadership Team Following the Distribution

The following table sets forth information regarding the individuals who are currently expected to serve on the senior leadership team of Embecta following the distribution. Some members of Embecta’s senior leadership team are currently employees of BD, but will cease to hold such positions upon the consummation of the separation. One member of Embecta’s senior leadership team, Devdatt (Dev) Kurdikar, will also hold a position as a member of Embecta’s Board of Directors. See “Directors”.

Name	Position
Devdatt (Dev) Kurdikar*	President and Chief Executive Officer
Jacob (Jake) Elguicze*	Senior Vice President and Chief Financial Officer
Ginny Blocki	Senior Vice President, Product Management and Global Marketing
Tom Blount	Senior Vice President and President, North America
Brian Capone*	Vice President, Chief Accounting Officer and Corporate Controller
Shaun Curtis*	Senior Vice President, Global Manufacturing and Supply Chain
Ajay Kumar*	Senior Vice President and Chief Human Resources Officer
Jeff Mann*	Senior Vice President, General Counsel, Head of Corporate Development, and Corporate Secretary
Slobodan Radumilo	Senior Vice President and President, International
Colleen Riley	Senior Vice President and Chief Technology Officer

*	This senior leadership member has been designated as an “executive officer” under Item 401 of Regulation S-K (17 CFR § 229.401).

Devdatt (Dev) Kurdikar, 53, serves as the Worldwide President of Diabetes Care at BD. Previously, Dev was the President and CEO of Cardiac Science Corporation (CSC), a global leader in the manufacturing and marketing of automated external defibrillators (AEDs) for public access, education, police, and fire and rescue markets. CSC had been acquired by a private equity firm via bankruptcy proceedings, and under Dev’s leadership, CSC returned to profitable growth and was sold in a successful exit to ZOLL Medical.

Prior to that role, Dev was the Vice President and General Manager, Men’s Health, an important growth business within Urology and Pelvic Health at Boston Scientific Corp (NYSE: BSX). Dev was in the same role at American Medical Systems (AMS) and led the Men’s Health business through a significant business turnaround, and then the carve-out and sale to BSX, where Dev led the business through its integration into BSX. Before joining AMS, Dev served as Vice President, Marketing, Baxter International Inc. (NYSE: BAX), where he worked directly with the company’s top executives on a global commercial initiative to drive market access. Previously, he was the Vice President, Marketing for the Infusion Systems business for the U.S. region where he played a key role in stabilizing the business while under a consent decree, and launched a new wireless enabled infusion pump. In his 11 years with Baxter, Dev held leadership roles of increasing responsibility in finance, strategy and integration, R&D planning and operations. He began his career as a Senior Research Engineer at The Monsanto Company.

Dev holds a Bachelor in Chemical Engineering from the University of Bombay (India). He earned a Master of Science in Chemical Engineering from Washington State University (Washington), a Ph.D. in Chemical Engineering from Purdue University (Indiana), and a Master of Business Administration from Washington University (Missouri).

Jacob (Jake) Elguicze, 48, serves as the Senior Vice President – Finance of Diabetes Care at BD. Previously, Jake was the Treasurer and Vice President of Investor Relations of Teleflex Incorporated (NYSE: TFX), a global provider of medical technologies designed to improve the health and quality of people’s lives. Before assuming the role of Treasurer and Vice President of Investor Relations, Jake was the Vice President of

Financial Planning and Analysis at Teleflex. Prior to that role, Jake worked at Motorola, Inc. in a variety of corporate finance roles of increasing responsibility, including most recently the Director of Finance for one of Motorola’s strategic business units. Before joining Motorola, Jake served as an auditor for Pricewaterhouse Coopers, LLP. Jake holds a Bachelor of Science in Accounting from the University of Scranton, and a Master of Business Administration from Saint Joseph’s University.

Ginny Blocki serves as Senior Vice President and Head of Global Marketing and Product Management of Diabetes Care at BD, a position she has held since October 2021. Previously, she was head of U.S. medication delivery marketing for Baxter International Inc. (NYSE: BAX) until 2020, and before that held leadership roles with Assertio Therapeutics, Inc. (Nasdaq: ASRT) until 2018, Abbott Laboratories (NYSE: ABT) until 2016, and prior to that at Baxalta (which was later acquired by Shire PLC ADR (Nasdaq: SHPC)). She has a Bachelor of Science degree in finance from Indiana University and completed the Executive Scholar Program in General Management at Kellogg School of Management, Northwestern University.

Tom Blount, 48, joined BD in 2016 and has served as Vice President and General Manager, U.S. Diabetes Care, since May 2020. Previously, he spent 16 years in roles of increasing leadership responsibility at Sanofi S.A. (Nasdaq: SNY) following five years on active duty in the U.S. Army. He holds a Bachelor of Science degree in German/French from the United States Military Academy at West Point and a Master of Science in International Relations from Troy University – European Campus.

Brian Capone, 47, serves as Vice President, Corporate Controller and Chief Accounting Officer of Diabetes Care at BD. Mr. Capone previously served as Senior Vice President, Corporate Controller and Chief Accounting Officer at Cantel Medical Corporation (“Cantel”), a global medical products company focused on infection prevention products, until its acquisition by Steris PLC (NYSE: STE). Mr. Capone was appointed to this position in October 2018, having previously served as Vice President, Chief Accounting Officer and Vice President, Corporate Controller for Cantel since April 2017. Prior to joining Cantel, Mr. Capone served as the Assistant Corporate Controller for Stryker Corporation from October 2014 to April 2017, and Director, External Financial Reporting and Technical Accounting for Quest Diagnostics Incorporated from March 2012 to October 2014. Prior to those roles, Mr. Capone served in various financial reporting roles at Genzyme Corporation and CVS Health Corporation. Mr. Capone holds a Bachelor of Science degree in Business Administration with a concentration in Professional Accounting from Montclair State University and is a Certified Public Accountant in the State of New York.

Shaun Curtis, 52, serves as the Worldwide Vice President of Operations of Diabetes Care at BD, a position he has held since 2018. Previously, Shaun was the Manufacturing Director at BD Plymouth, UK (part of the Integrated Diagnostic Solutions Business) since 2012. Prior to joining BD, Shaun was the Engineering Manager at Cooper Standard Automotive, Plymouth, UK. Before his role at Cooper Standard Automotive, Shaun worked at Pall Filtration, UK. Shaun started his career at Rio Tinto Zinc as an underground engineer, designing, building, and repairing mining equipment. Shaun holds a Master of Business Administration with distinction from Northampton University, UK. He earned an Honors Degree in Mechanical Engineering from Plymouth University. He also achieved a Higher National Diploma in Mechanical Engineering at Swindon College.

Ajay Kumar, 51, serves as the Vice President, Human Resources of Diabetes Care at BD and has an additional charge for BD Latin America Human Resources. Prior to this role, Ajay held numerous roles within BD including HR Head for BD’s diagnostic systems business, Head of Talent Management for BD Greater Asia, and HR Director for BD India. Most recently, he was the HR leader for BD’s Medication Delivery Systems (MDS) business. Prior to joining BD, Ajay held various positions at Unilever PLC in India, culminating as Head of Talent Management of Unilever India. Ajay holds a degree in Mechanical Engineering from Birla Institute of Technology Mesra and a Master of Business Administration in HR from XLRI Jamshedpur.

Jeff Mann, 49, serves as the Senior Vice President, General Counsel and Head of Corporate Development of Diabetes Care at BD. Most recently, Jeff served as General Counsel and Corporate Secretary of Cantel. Prior to Cantel, Jeff spent 14 years with Boston Scientific Corporation in roles including M&A, venture capital investments, SEC and corporate governance, patent strategy, litigation, and business unit support for the Med

Surg group. Jeff also served on the Board of Directors of Preventice Solutions and as Chair of its Compensation Committee. Jeff holds a Bachelor of Science in Civil and Environmental Engineering from Lafayette College in Easton, PA, and a J.D. from Boston College Law School, magna cum laude.

Slobodan Radumilo, 51, joined BD in 2016 as Vice President and General Manager of Diabetes Care for BD in the EMEA region. Previously, he held roles of increasing responsibility at Medtronic plc (NYSE: MDT) from 1997 to 2016, most recently as vice president of neuromodulation for Europe and Canada, regional vice president for Central and Eastern Europe and Central Asia, and regional vice president for Central and Eastern Europe, Greece and Israel. He holds a Bachelor of Science degree in electrical engineering, a Master of Science degree in biomedical engineering and a Diploma in Management from the University of Zagreb in Croatia, as well as a Diploma in Leadership from the Glasgow Caledonian University.

Colleen Riley, 57, joined BD as Senior Vice President, Chief Technology Officer of Diabetes Care at BD in October 2021. Prior to that, she was the senior vice president of innovation and development for Terumo Blood and Cell Technologies since 2019 and previously served in a leadership role at Stryker Orthopedics (NYSE: SYK) from 2014 to 2019. Previously, she served in leadership rules at Novartis International AG (NYSE: NVS), Nexis Vision Inc. and Johnson & Johnson (NYSE: JNJ). She holds a Bachelor of Arts in chemistry, a Master of Science in physiological optics and a Doctor of Optometry degree from Indiana University.

DIRECTORS

Board of Directors Following the Distribution

The following table sets forth information regarding those persons who are expected to serve on Embecta’s Board of Directors following completion of the distribution and until their respective successors are duly elected and qualified.

Name	Position
Devdatt (Dev) Kurdikar	President, Chief Executive Officer and Director Nominee
David F. Melcher	Director Nominee and Non-Executive Chairman of the Board of Directors
David J. Albritton	Director Nominee
Carrie L. Anderson	Director Nominee
Robert (Bob) J. Hombach	Director Nominee
Milton M. Morris, Ph.D.	Director Nominee
Claire Pomeroy	Director Nominee
Karen N. Prange	Director Nominee
Christopher R. Reidy	Director Nominee

Devdatt (Dev) Kurdikar’s biographical information is set forth above under “Management—Senior Leadership Team Following the Distribution.” Mr. Kurdikar has developed valuable business, management and leadership experience, and will be the President and Chief Executive Officer of Embecta. Mr. Kurdikar will be able to use his experience and knowledge to contribute key insights into strategic, management, and operational matters to Embecta’s Board of Directors.

David F. Melcher, 67, has been a director of BD since BD’s acquisition of C.R. Bard, Inc. (“Bard”) in 2017, and had served as a Bard director since 2014. Mr. Melcher will resign from the BD Board of Directors upon the completion of the distribution. In December 2017, LTG Melcher retired as President and Chief Executive Officer of Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers, a position he had held since 2015. From 2011 to 2015, Mr. Melcher was Chief Executive Officer, President and a director of Exelis Inc. (“Exelis”), a global aerospace defense, information and technology services company, until the sale of Exelis to Harris Corp. in 2015. Lieutenant General (Ret.) Melcher spent 32 years of distinguished service in the U.S. Army. He also was the Lead Independent Director of Cubic Corporation until its sale to Veritas Capital in May 2021, and currently serves as an Independent Director of the United Services Automobile Association (USAA). He also serves on the Board of Managers for GM Defense, LLC, a wholly owned subsidiary of GM Corporation.

LTG Melcher brings strong executive experience as a result of his many years in leadership positions in the defense community and as a former chief executive officer of a public company. He offers the perspective of a seasoned executive with extensive experience and expertise in the areas of domestic and international business, program management, strategy development, finance and information technology.

David J. Albritton, 55, is the founder and chief executive officer of Nineteen88 Strategies. Prior to that, Mr. Albritton served most recently as vice president, communications, Worldwide Public Sector and Vertical Industries, at Amazon Web Services, and previously spent five years at General Motors (“GM”), most recently as president, lead executive and general manager for GM Defense. Mr. Albritton began at GM following the sale of Exelis to Harris Corp. in 2015. He was Exelis’ Vice President and Chief Communications Officer, a role he assumed upon the company’s spinoff from ITT Corporation in 2011. He joined Exelis, then ITT Defense & Information Solutions, in November 2008 as the Vice President of Communications. Prior to that, he was Director of Media Relations in the Global Business Development and Government Relations office for Raytheon Company and has also held senior communications positions with United Way of America, Hewlett-Packard Company/Compaq Computer Corporation and Sears, Roebuck and Co. Early in his career, Mr. Albritton spent 10 years as an officer in the U.S. Navy and served in the Pentagon as an official Navy Spokesman on the Navy News Desk and as the Flag Lieutenant / Aide for the U.S. Navy’s Chief of Information. He also served aboard USS PORTLAND (LSD 37) during Operations Desert Shield and Desert Storm. He holds a Bachelor of Science in General Engineering from the U.S. Naval Academy in Annapolis, MD, as well as a Master of Science in Management from the Naval Postgraduate School in Monterey, CA. He has also completed executive education courses at Harvard University, Stanford University, and the Wharton School of Business. Mr. Albritton will bring to the Board of Directors his executive leadership experience and communications expertise.

Carrie L. Anderson, 52, is the executive vice president & chief financial officer for Integra LifeSciences (Nasdaq: IART). Prior to joining Integra in June 2019, she was vice president and controller of Dover Corporation (“Dover”). Previously, she was CFO of Dover’s Engineered Systems and initially joined Dover in October 2011 as CFO of Dover Printing and Identification. Prior to Dover, Ms. Anderson spent six years as vice president and CFO of Delphi Product & Service Solutions, a division of Delphi Corporation. While at Delphi, she also held finance leadership positions at three other global operating divisions of Delphi. Ms. Anderson started her career with General Motors after graduating from Purdue University with a Bachelor of Science in chemical engineering and earned her Master of Business Administration from Ball State University. Ms. Anderson will bring to the Board of Directors her financial expertise, life sciences experience and experience working with large, diversified global manufacturing companies.

Robert (Bob) J. Hombach, 55, is currently a board member of Aptinyx, Inc., BioMarin Pharmaceutical Inc., and CarMax, Inc. He is the audit committee chair for both Aptinyx, Inc. and BioMarin Pharmaceutical Inc., and is on the audit committee for CarMax, Inc. Until 2016, Mr. Hombach served as executive vice president, chief financial officer and chief operations officer of Baxalta, a biopharmaceutical company spun out from Baxter International, Inc. (NYSE: BAX). He served as corporate vice president and chief financial officer of Baxter from July 2010 until the spinoff in 2015. From 2007 to 2011, Mr. Hombach served as treasurer of Baxter and from 2004 to 2007, he was vice president of finance, Europe, Middle East and Africa at Baxter. Prior to that, Mr. Hombach served in a number of finance positions of increasing responsibility in the corporate planning, manufacturing, operations and treasury areas at Baxter. Mr. Hombach earned a Master of Business Administration from Northwestern University’s JL Kellogg Graduate School of Management, and a Bachelor of Science in Finance cum laude from the University of Colorado. Mr. Hombach will bring to the Board of Directors his financial expertise and public company governance experience, as well as his experience with complex strategic and transactional transitions.

Milton M. Morris, Ph.D., 51, has been president and CEO of Neuspera Medical (“Neuspera”) since July of 2015. Prior to joining Neuspera, Dr. Morris was the senior vice president of research & development and emerging therapies at Cyberonics (now LivaNova). Dr. Morris was previously employed by Guidant Corporation and its successor, Boston Scientific Corporation, where he held several positions, including principal research scientist; director, research & development; and director, marketing. Prior to joining Guidant, Dr. Morris spent five years working as a research assistant in the Medical Computing Laboratory at the University of Michigan in collaboration with the electrophysiology group at the University of Michigan Hospital and the Michigan Heart and Vascular Institute. Dr. Morris serves as a charter trustee for Northwestern University, where he chairs the Medicine Committee, and serves on the Board of Directors of Myomo, Inc. (NYSE: MYO). Dr. Morris is a fellow in the American Institute for Medical and Biological Engineering (AIMBE), where he was inducted for contributions to developing and commercializing innovations in bioelectronic medicine. Dr. Morris holds a Master in Business Administration from the Kellogg School of Management, a Master and Ph.D. in Electrical Engineering from the University of Michigan, and a Bachelor of Science in Electrical Engineering from Northwestern University. Dr. Morris will bring to the Board of Directors his leadership experience in the medical industry, his expertise in developing and successfully launching new medical device products, and his deep knowledge of the medical field.

Claire Pomeroy, 66, has served since 2013 as President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, she served as Dean and Vice Chancellor of the University of California, Davis School of Medicine. She is an elected member of the National Academy of Medicine. Dr. Pomeroy has been a director of BD since 2014 and will resign from the BD Board of Directors upon the completion of the distribution. Dr. Pomeroy is also a director of Haemonetics Corporation.

She also serves on the Board of Directors of the Sierra Health Foundation, Center for Women in Academic Medicine and Science, iBiology/Science Communication Lab, the Science Philanthropy Alliance and Morehouse School of Medicine.

Dr. Pomeroy is an expert in infectious diseases, with broad experience in areas of healthcare delivery, health system administration, higher education, medical research and public health. Dr. Pomeroy will bring to the Board of Directors important perspectives on patient care services, global health and health policy.

Karen N. Prange, 57, has served as a director of ViewRay since June 2021, a director of Atricure since December 2019, a director of Nevro since December 2019 and WS Audiology since March 2020. She has served as Strategic Advisor to Nuvo Group, LLC, a medical device company, since September of 2019 and Industrial Advisor to EQT Group, a global investment organization, since March 2020. She served as a member of the Board of Directors of Cantel Medical, a medical equipment company, from October 2019 until June 2021. Most recently, she was executive vice president and chief executive officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein as well as a member of the Executive Committee. From 2012 to 2016, she served as senior vice president of Boston Scientific, and president of its Urology and Pelvic Health business. From 1995 to 2012, Ms. Prange held various roles of increasing leadership at Johnson & Johnson Company, most recently as General Manager of the Micrus Endovascular and Codman Neurovascular businesses. Ms. Prange earned her Bachelor of Science in Business Administration with honors from the University of Florida and has completed executive education coursework at UCLA Anderson School of Business and Smith College. Ms. Prange will bring to the Board of Directors her public company governance experience and leadership experience in the medical industry.

Christopher R. Reidy, 65, is Executive Vice President and Chief Administrative Officer at BD. Mr. Reidy also previously served as Chief Financial Officer of BD from July 2013 to September 2021. During his time at BD, Mr. Reidy has been responsible for the executive management and oversight of BD’s global financial operations, and for the leadership of its Shared Services, Information Technology and Business Development functions. Mr. Reidy will retire from BD upon the earlier of March 31, 2022 or the completion of the distribution. Mr. Reidy joined BD from ADP Corporation, where he served as corporate vice president and CFO for six years. Prior to ADP, Mr. Reidy served as CFO at NBA Properties, Inc., vice president, controller, chief accounting officer and division-level CFO roles at AT&T Corporation and audit partner at Deloitte & Touche. Mr. Reidy serves on the Board of Directors of Encompass Health Corporation and is a member of its Audit and Finance Committees. He also sits on the Board of Directors of the Atlantic Health System and is a member of the Executive Committee, Chair of the Finance Committee and a member of the Quality Committee. Mr. Reidy, a certified public accountant, earned a bachelor’s degree in accounting from St. Francis College and a master’s degree in business administration from Harvard University. Mr. Reidy will bring to the Board of Directors his financial expertise and leadership experience in the medical industry.

Upon the completion of the distribution, Embecta’s amended and restated certificate of incorporation will provide that, until the annual stockholder meeting in 2026, Embecta’s Board of Directors will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which Embecta expects to hold in 2023, and will be up for re-election at that meeting for a three-year term to expire at the 2026 annual meeting of stockholders. The directors designated as Class II directors will have terms expiring at the 2024 annual meeting of stockholders and will be up for re-election at that meeting for a two-year term to expire at the 2026 annual meeting of stockholders. The directors designated as Class III directors will have terms expiring at the 2025 annual meeting of stockholders and will be up for re-election at that meeting for a one-year term to expire at the 2026 annual meeting of stockholders. Commencing with the 2026 annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and Embecta’s Board of Directors will thereafter no longer be divided into classes. Before Embecta’s Board of Directors is declassified, it would take at least two annual meetings of stockholders to be held for any individual or group to gain control of Embecta’s Board of Directors.

Director Independence

Providing objective, independent judgment will be at the core of the Board of Director’s oversight function. Embecta’s Corporate Governance Principles will contain guidelines (the “Director Independence Guidelines”) that will set forth certain criteria to assess the independence of directors of Embecta. Under the Director Independence Guidelines, which will conform to the corporate governance listing standards of Nasdaq, a director will not be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Embecta or any subsidiary in the consolidated group. The Director Independence Guidelines will comprise a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Guidelines, or is not otherwise listed in the Director Independence Guidelines, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, will be deemed to be an immaterial relationship.

Embecta’s Board of Directors is expected to affirmatively determine that each of David F. Melcher, David J. Albritton, Carrie L. Anderson, Robert (Bob) J. Hombach, Milton M. Morris, Ph.D., Claire Pomeroy and Karen N. Prange, constituting a majority of the directors of Embecta, will be independent under the Director Independence Guidelines.

Committees of the Board of Directors

Effective upon the completion of the distribution, Embecta’s Board of Directors will have the following committees, each of which will operate under a written charter that will be posted to Embecta’s website concurrently with, or immediately after, the distribution: the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Technology Committee.

Audit Committee

The Audit Committee will be established in accordance with Rule 10A-3 under the Exchange Act and the listing rules of Nasdaq. The responsibilities of the Audit Committee will be more fully described in the Audit Committee charter. We anticipate that these responsibilities will include:

•	retaining and reviewing the qualifications, independence and performance of Embecta’s registered public accounting firm (the “independent auditors”);

•

reviewing Embecta’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; Embecta’s internal audit process; and the effectiveness of Embecta’s internal control over financial reporting;

•	reviewing Embecta’s guidelines and policies relating to enterprise risk assessment and management;

•	overseeing Embecta’s ethics and enterprise compliance programs; and

•	reviewing financial strategies regarding currency, interest rates and use of derivatives, and Embecta’s insurance program.

Robert (Bob) J. Hombach, Karen N. Prange and Carrie L. Anderson are expected to be the members of the Audit Committee. Mr. Hombach is expected to be the Audit Committee Chair. Each member of the Audit Committee is expected to be financially literate, and Embecta’s Board of Directors is expected to determine that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, Embecta expects that its Board of Directors will determine that each of the members of the Audit Committee will be independent, as defined by the rules of Nasdaq, Section 10A(m)(3) of the Exchange Act, and in accordance with Embecta’s Director Independence Guidelines.

Compensation and Management Development Committee

The Compensation and Management Development Committee will have the responsibilities set forth in the charter of such committee. We anticipate that these responsibilities will include:

•

Reviewing Embecta’s compensation and benefits programs, recommending the compensation of Embecta’s Chief Executive Officer to the independent members of the Board of Directors, and approving the compensation of Embecta’s other executive officers;

•	Approving all employment, severance and change in control agreements with Embecta’s executive officers;

•	Serving as the granting and administrative committee for Embecta’s equity compensation plans, including grants to directors;

•	Overseeing certain other Embecta benefit plans; and

•	Reviewing initiatives for identifying and developing leaders and candidates for senior leadership positions.

Executive officers will not determine the amount or form of executive or director compensation, although Embecta’s Chief Executive Officer will provide recommendations to the Compensation and Management Development Committee regarding compensation changes and incentive compensation for executive officers other than himself.

Karen N. Prange, Robert (Bob) J. Hombach, and Milton M. Morris, Ph.D. are expected to be the members of the Compensation and Management Development Committee. Ms. Prange is expected to be the Chair of such committee. Embecta’s Board of Directors is expected to determine that each member of the Compensation and Management Development Committee will be independent, as defined by the rules of Nasdaq and in accordance with Embecta’s Director Independence Guidelines. In addition, Embecta expects that the members of the Compensation and Management Development Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee will have the responsibilities set forth in the charter of such committee. Embecta anticipates that these responsibilities will include:

•	identifying and recommending candidates for election to the Board of Directors;

•	reviewing the composition, structure and function of the Board of Directors and its committees, as well as the compensation of non-management directors;

•	monitoring Embecta’s corporate governance and Board practices, and overseeing the Board of Directors’ self-evaluation process; and

•

overseeing matters impacting Embecta’s image, reputation and corporate responsibility, including communications, community relations, public policy and government relations, and environmental, social and governance matters.

Claire Pomeroy, Carrie L. Anderson and David J. Albritton are expected to be the members of the Corporate Governance and Nominating Committee. Ms. Pomeroy is expected to be the Chair of such committee. Embecta’s Board of Directors is expected to determine that each member of the Corporate Governance and Nominating Committee will be independent, as defined by the rules of Nasdaq and in accordance with the Director Independence Guidelines.

Technology Committee

The Technology Committee will have the responsibilities set forth in the charter of such committee. Embecta anticipates that these responsibilities will include overseeing Embecta’s key innovation activities and new product development and commercialization programs, including:

•	progress against program objectives;

•	organizational integration and capabilities; and

•	potentially disruptive trends in technology, medical practice and the external environment.

Christopher R. Reidy, Claire Pomeroy, David J. Albritton and Milton M. Morris, Ph.D. are expected to be the members of the Technology Committee. Mr. Reidy is expected to be the Chair of such committee.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2021, Embecta was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as Embecta’s executive officers were made by BD, as described in the section of this information statement entitled “Compensation Discussion and Analysis.”

Corporate Governance

Corporate Governance Principles

Embecta’s commitment to good corporate governance is embodied in Embecta’s Corporate Governance Principles (the “Governance Principles”). The Governance Principles set forth the Board of Directors’ views and practices regarding a number of governance topics, and the Corporate Governance and Nominating Committee assesses the Governance Principles on an ongoing basis in light of current practices. The Governance Principles are available on Embecta’s website at www.embecta.com. Printed copies of the Governance Principles may be obtained, without charge, by contacting the Corporate Secretary, Embecta Corp., 1 Becton Drive, Franklin Lakes, NJ 07417; telephone (201) 847-6800.

The Embecta website and the information contained therein or connected thereto are not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Board of Directors Leadership Structure

The Board of Directors’ goal is to achieve the best board leadership structure for effective oversight and management of Embecta’s affairs. The Board of Directors believes there is no single, generally accepted approach to providing effective board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board of Directors believes is the right board leadership structure for Embecta may vary as circumstances warrant.

The Governance Principles provide for the appointment of a Lead Director from among the Board of Directors’ independent directors whenever the Chairman is not independent. David F. Melcher is expected to serve as the independent Chair.

Embecta expects that shareholders’ interests will be protected by effective and independent oversight of management. Seven out of nine directors of Embecta are expected to be independent as defined by the listing standards of Nasdaq and Embecta’s Director Independence Guidelines. Each of the Board of Directors’

three statutory standing committees—the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee—are expected to be composed solely of independent directors.

Board, Committee and Director Evaluations

The Board of Directors believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board of Directors. To that end, each year, the Board of Directors will conduct a self-evaluation of its performance that will allow directors to provide individual feedback on the Board of Directors’ composition, culture, committee structure, relationship with management, meetings, oversight of strategy and risk, and other Board of Directors-related topics. The results of the self-evaluation will be presented by the Chair of the Corporate Governance and Nominating Committee to the full Board of Directors. As part of the evaluation, the Board of Directors will assess the progress in the areas targeted for improvement in the previous year’s self-evaluation, and develop actions to be taken to enhance the Board of Directors’ effectiveness over the next year. The Board of Directors’ evaluation process will include engagement of an external, independent third party advisor to conduct periodic evaluations. Each Committee will conduct an annual self-evaluation of its performance through a similar process.

Nominating Board Candidates – Procedures and Director Qualifications

Shareholder Recommendations for Director Nominees

To recommend a candidate for consideration by the Corporate Governance and Nominating Committee, a shareholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to: Embecta Corp., Corporate Governance and Nominating Committee, c/o Corporate Secretary, 1 Becton Drive, Franklin Lakes, NJ 07417. The written submission should comply with all requirements set forth in Embecta’s amended and restated certificate of incorporation and amended and restated bylaws. The committee will consider all candidates recommended by shareholders in compliance with the foregoing procedures and who satisfy the minimum qualifications for director nominees and Board of Directors member attributes.

Shareholder Nominations

Embecta’s amended and restated certificate of incorporation and amended and restated bylaws will provide that any stockholder entitled to vote at an annual meeting of stockholders may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. The stockholder must provide to Embecta’s Corporate Secretary timely written notice of the stockholder’s intent to make such a nomination or nominations. In order to be timely, the stockholder must provide such written notice not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain all of the information required in Embecta’s amended and restated certificate of incorporation and amended and restated bylaws. Any such notice must be sent to Embecta’s principal executive offices: Embecta Corp., c/o Corporate Secretary, 1 Becton Drive, Franklin Lakes, NJ 07417.

Role of the Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee will review potential director candidates and recommend nominees for director to the full Board of Directors for its consideration based on the Corporate

Governance and Nominating Committee’s assessment of the overall composition of the Board of Directors. The Board of Directors believes that having members with a diverse mix of viewpoints, insights and perspectives is critical to board effectiveness, and seeks to have members that collectively possess a wide range of relevant business and financial expertise, industry knowledge, management experience and prominence in areas of importance to Embecta that fit the current and future needs of the Board of Directors. The Board of Directors believes that gender and minority representation is an important element in achieving the broad range of perspectives that the Board of Directors seeks among its members, and is also important for promoting the culture of inclusion and diversity at Embecta. To that end, the Board of Directors will adopt a policy that diverse candidates be included in any pool from which new directors are selected.

It will be the Corporate Governance and Nominating Committee’s policy to consider referrals of prospective director nominees from other Board members and management, as well as stockholders and other external sources, such as retained executive search firms. The Corporate Governance and Nominating Committee will seek to identify a diverse range of qualified candidates, and utilizes the same criteria for evaluating candidates, irrespective of their source.

When considering potential director candidates, the Corporate Governance and Nominating Committee will seek individuals with backgrounds and qualities that, when combined with those of Embecta’s other directors, provide a blend of skills and experience that will further enhance the Board of Directors’ effectiveness. The Corporate Governance and Nominating Committee believes that any nominee for director that it recommends must meet the following minimum qualifications:

1.	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

2.	Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.

3.	Candidates should be team-oriented and committed to the interests of all stockholders as opposed to those of any particular constituency.

Board of Directors’ Role in Risk Oversight

Role of the Board of Directors and Committees. Embecta’s management will engage in an enterprise risk management (“ERM”) process to identify, assess, manage and mitigate a broad range of risks across Embecta’s businesses, regions and functions, and to ensure alignment of Embecta’s risk assessment and mitigation efforts with Embecta’s corporate strategy. The Audit Committee, through the authority delegated to it by the Board of Directors, will be primarily responsible for overseeing Embecta’s ERM activities. At least twice a year, senior management will review the results of its ERM activities with the Audit Committee, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by Embecta (including any changes in such assessment since the last review), and management’s plans to mitigate potential exposures. The significant risks identified through Embecta’s ERM activities and the related mitigation plans will also be reviewed with the full Board of Directors at least once a year. In addition, particular risks (such as cybersecurity) will be reviewed in-depth with the Audit Committee or the full Board of Directors.

The full Board of Directors will also review the risks associated with Embecta’s strategic plan and discuss the appropriate levels of risk in light of Embecta’s business objectives. This will be done through an annual strategy review process, and from time-to-time throughout the year as part of the Board of Directors’ ongoing review of corporate strategy. The full Board of Directors will also regularly oversee other areas of potential risk, including Embecta’s capital structure, significant acquisitions and divestitures, and succession planning for Embecta’s CEO and other members of senior management.

The various committees of the Board of Directors will also be responsible for monitoring and reporting to the full Board of Directors on risks associated with their respective areas of oversight. The Audit Committee, among other things, will oversee Embecta’s accounting and financial reporting processes and the integrity of Embecta’s financial statements, Embecta’s global ethics and compliance program, and its hedging activities and insurance coverages. The Compensation and Management Development Committee will oversee risks associated with Embecta’s compensation practices and programs, and the Corporate Governance and Nominating Committee will oversee risks relating to Embecta’s corporate governance practices, including director independence, related person transactions and conflicts of interest, as well as matters relating to Embecta’s standing as a responsible corporate citizen (including community relations, charitable activities, public policy and government relations, sustainability and other social and environmental matters). In connection with its oversight responsibilities, each Committee will meet with the members of management who are primarily responsible for the management of risk in their respective areas.

Risk assessment of compensation programs. With respect to Embecta’s compensation policies and practices, Embecta’s management will review its policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on Embecta. In connection with this risk assessment, management will review the design of Embecta’s compensation and benefits programs (in particular, Embecta’s performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of Embecta’s programs that help mitigate risk. Among the factors that will be considered will be the mix of cash and equity compensation, and of fixed and variable compensation, paid to Embecta’s associates; the balance between short- and long-term objectives in Embecta’s incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to Embecta’s incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; Embecta’s clawback and share retention and ownership policies; and Embecta’s general governance structure.

Code of Conduct

Embecta will maintain a Code of Conduct that is applicable to all directors, officers and associates of Embecta, including Embecta’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and other senior financial officers. It will set forth Embecta’s policies and expectations on a number of topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Embecta’s assets, and business ethics. The Code of Conduct will set forth procedures for addressing any potential conflict of interest (or the appearance of a conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters. Every Embecta associate will be required to complete annual training on the Code of Conduct.

Embecta will also maintain an Ethics Help Line telephone number (the “Help Line”) for Embecta associates as a means of raising concerns or seeking advice. The Help Line will be available to all associates worldwide. Associates using the Help Line may choose to remain anonymous and all inquiries will be kept confidential to the extent practicable in connection with the investigation of an inquiry. All Help Line inquiries will be forwarded to Embecta’s ethics and compliance department for investigation. The Audit Committee will be informed of any reported matters, whether through the Help Line or otherwise, that could potentially be significant to Embecta, including accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in Embecta’s internal controls.

Any waivers from any provisions of the Code of Conduct for executive officers and directors will be promptly disclosed to stockholders. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to Embecta’s Chief Executive Officer, Chief Financial Officer or principal accounting officer, will be posted at the website address set forth below.

The Code of Conduct will be available on Embecta’s website at www.embecta.com.

Printed copies of the Code of Conduct, once available, may be obtained, without charge, by contacting the Corporate Secretary, Embecta Corp., 1 Becton Drive, Franklin Lakes, NJ 07417; telephone (201) 847-6800.

Enterprise Ethics and Compliance

Under the oversight of the Audit Committee, Embecta’s global ethics and compliance function, which is part of the Embecta legal department, will seek to ensure that Embecta has a comprehensive compliance program that is designed to prevent and detect wrongdoing and continuously encourages lawful and ethical conduct. The ethics and compliance program will be integrated into Embecta’s global business operations. Embecta will evaluate the effectiveness of its program and adapt it periodically to ensure it is appropriately tailored to address the risks inherent in Embecta’s global business.

Communications with Directors

The Board of Directors will be committed to meaningful engagement with Embecta stockholders and will welcome input and suggestions. Stockholders and other interested parties wishing to contact the Chairman or the non-management directors as a group will be able to do so by sending a written communication to the attention of the Lead Director c/o Embecta Corp., Corporate Secretary’s Office, 1 Becton Drive, Franklin Lakes, NJ 07417.

Communications addressed to the Board of Directors or to a member of the Board of Directors will be distributed to the Board of Directors or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication.

The Board of Directors is expected to ask the Corporate Secretary’s office to submit to the Board of Directors all communications received, including, but not limited to, product complaints and product inquiries, new product or technology suggestions, job inquiries and resumes, advertisements or solicitations, and surveys, but in all cases excluding those items that are not related to Board of Directors duties and responsibilities, such as junk mail and mass mailings.

Procedures for Approval of Related Persons Transactions

Embecta will have a written Related Person Transaction Approval Policy regarding the review, approval and ratification of transactions between Embecta and related persons of Embecta. The policy will apply to any transaction subject to the requirements of Item 404(a) of Regulation S-K under the Exchange Act in which Embecta or an Embecta subsidiary is a participant and a related person has a direct or indirect material interest. A “related person” of Embecta will mean any person, who, since the beginning of Embecta’s current fiscal year was a director or executive officer of Embecta, any nominee for director, any stockholder known to Embecta to be the beneficial owner of more than 5% of any class of Embecta’s voting securities, and any immediate family member of any such person.

Under this policy, the Corporate Governance and Nominating Committee will review all of the relevant facts and circumstances regarding a transaction and determine whether to approve, ratify or reject a related person transaction. The Corporate Governance and Nominating Committee will approve or ratify only those related person transactions that it determines in its business judgment are fair and reasonable to Embecta and in, or not inconsistent with, the best interests of Embecta and its stockholders. In the event Embecta becomes aware of a related person transaction that has not been approved under this policy prior to its consummation, the matter will be reviewed by the Corporate Governance and Nominating Committee and it will consider all of the relevant facts and circumstances respecting such transaction and evaluate all options available to Embecta, including ratification, revision or termination of such transaction, and will take such course of action as it deems appropriate under the circumstances. The policy will operate in conjunction with other aspects of Embecta’s compliance program, including its Business Conduct and Compliance Guide and Embecta’s Governance Principles.

The following transactions are deemed not to constitute a related person transaction under the policy:

(i)	Transactions available to employees generally, such as employee discounts;

(ii)	Charitable contributions made by Embecta pursuant to Embecta’s Charitable Contributions Policy, the Governance Principles, or Embecta’s Matching Gifts Program; and

(iii)	Indemnification and advancement of expenses made pursuant to Embecta’s Certificate of Incorporation or By-Laws or pursuant to any agreement or instrument.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed elsewhere in this information statement, BD is separating into two publicly traded companies: BD and Embecta. Embecta is currently a subsidiary of BD and is not yet an independent company, and its compensation committee has not yet been formed. During fiscal year 2021, BD’s executive officers functioned as the ultimate executive officers of the diabetes care business. This Compensation Discussion and Analysis describes key features of the historical compensation practices of BD and outlines certain aspects of the anticipated compensation structure for Embecta executive officers following the separation. Embecta’s pay practices are being developed and revised to fit with the pay philosophy of Embecta and therefore the amounts and forms of compensation reported below do not necessarily reflect the compensation Embecta executive officers will receive following the separation.

Following the separation and distribution, Embecta will have its own executive officers and its Board of Directors will have its own compensation committee (the “Embecta Compensation Committee”). Embecta’s future compensation programs and policies will be subject to the review and approval of the Embecta Compensation Committee after the separation and distribution. For a list of the individuals expected to serve as executive officers of Embecta following the separation and distribution and their biographical information, see “Management”. A description of certain Embecta executive compensation arrangements that are expected to become effective upon the occurrence of the separation and distribution is included below.

The individuals who will serve in the capacity of principal executive officer (CEO) or principal financial officer (CFO) and Embecta’s other three most highly compensated executive officers (other than the CEO and CFO), collectively referred to as Embecta’s Named Executive Officers, or “NEOs,” following the separation are listed below. None of Embecta’s NEOs were designated as executive officers of BD prior to the separation and distribution.

•	Devdatt (Dev) Kurdikar was hired in February 2021 to serve as Embecta’s Chief Executive Officer, effective as of the separation and distribution.

•	Jacob (Jake) Elguicze was hired in May 2021 to serve as Embecta’s Senior Vice President and Chief Financial Officer, effective as of the separation and distribution.

•	Ajay Kumar was chosen to serve as Embecta’s Senior Vice President and Chief Human Resources Officer, effective as of the separation and distribution.

•	Shaun Curtis was chosen to serve as Embecta’s Senior Vice President, Global Manufacturing and Supply Chain, effective as of the separation and distribution.

•

Jeff Mann was hired in August 2021 to serve as Embecta’s Senior Vice President, General Counsel, Head of Corporate Development, and Corporate Secretary, effective as of the separation and distribution.

Executive Compensation Objectives and Practices

The objectives of the BD executive compensation program include the following:

•	Aligning the interests of BD’s executives with BD’s shareholders through equity compensation and share retention guidelines.

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Driving superior business and financial results by setting clear, measurable short- and long-term performance targets that support BD’s business strategy and the creation of long-term shareholder value, while at the same time taking care to ensure that BD’s executives are not incentivized to take inappropriate risks.

•	Maintaining a pay-for-performance philosophy by tying a significant portion of pay to performance against performance targets.

•	Offering competitive compensation that helps attract and retain high-performing executives who are essential to executing BD’s strategy and creating long-term value for BD’s shareholders.

BD’s goal is to provide an executive compensation program that best serves the long-term interests of BD shareholders. BD believes that attracting and retaining superior talent and rewarding performance is key to delivering long-term shareholder returns, and that a competitive compensation program is critical to that end. Therefore, BD strives to provide a competitive compensation package to BD executives that ties a significant portion of pay to performance and uses components that align the interests of BD executives with those of BD’s shareholders.

Following the separation and distribution, compensation of the executive officers of Embecta, including that of the Embecta NEOs, will be overseen by the Embecta Compensation Committee or, where appropriate, the independent members of the Embecta Board of Directors. The Embecta Compensation Committee will evaluate and determine the appropriate executive compensation philosophy for Embecta.

Embecta anticipates that the Embecta Compensation Committee will, on an ongoing basis, review best practices in governance and executive compensation to ensure that Embecta’s executive compensation programs align with Embecta’s core principles. As such, Embecta anticipates that the post-distribution executive compensation programs in which the NEOs participate will contain certain key governance practices, including the following, which are important aspects of the BD executive compensation program:

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Balanced Mix of Pay Components and Incentives. A balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of the program are salary, annual cash incentives under an annual bonus plan, and long-term equity compensation.

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Significant Performance-Based Compensation Tied to Business Strategy. An emphasis on pay-for-performance to align executive compensation with the execution of business strategy and the creation of long-term shareholder value. Performance metrics that align with and support company business strategy. Emphasizing “at risk” pay tied to performance, but taking care that the program does not encourage excessive risk-taking by management.

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Share Retention Guidelines and Policy against Pledging/Hedging. Robust share retention and ownership guidelines for executives and a prohibition from pledging company shares or hedging against the economic risk of their ownership.

•	Limited Perquisites. Perquisites for executives only to the extent they are reasonable and consistent with the compensation goal of attracting and retaining superior executives for key positions.

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Clawback Policy. A compensation recovery policy that gives the Embecta Board of Directors the authority to recover incentive compensation paid to senior management in the event of a restatement of Embecta’s financial statements resulting from misconduct, and to recover equity compensation awarded to a member of management if such executive breaches certain restrictive covenants.

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Change in Control Arrangements. “Double-trigger” accelerated vesting in equity compensation awards, to provide continuity of management in the event of an actual or potential change in control. No excise tax “gross-ups” for executives.

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Use of Independent Consultant. Use of an independent consultant to assist in designing compensation programs and making compensation decisions, who does not provide any services to Embecta or management.

How Executive Compensation Decisions Are Made at BD

The BD Compensation Committee oversees the compensation program for BD executive officers, including the program design and performance targets. The BD Compensation Committee recommends compensation actions regarding the BD CEO for approval by the independent members of the BD Board of Directors and sets the compensation of the other executive officers.

The BD Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Pay Governance LLC (“Pay Governance”), and BD’s senior management.

Pay Governance is engaged by, and reports directly to, the BD Compensation Committee. Pay Governance assists the BD Compensation Committee in the design and implementation of BD’s compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets, and conducts an annual review of the compensation practices of select peer companies, and advises the BD Compensation Committee with respect to the competitiveness of BD’s compensation program in comparison to industry practices, and identified any trends in executive compensation.

The BD Compensation Committee’s meetings are typically attended by BD’s CEO, its Chief Human Resources Officer and other BD associates who support the BD Compensation Committee in fulfilling its responsibilities. The BD Compensation Committee considers management’s views on compensation matters, including the performance metrics and targets for BD’s performance-based compensation. Management also provides information (which is reviewed by BD’s Internal Audit department and the Audit Committee) to assist the BD Compensation Committee in determining the extent to which performance targets have been achieved.

Embecta expects that the Embecta Compensation Committee will adopt a similar role to the role of the BD Compensation Committee following the separation and distribution. The Embecta Compensation Committee is expected to engage a compensation consultant, but no such consultant has been engaged at this time.

Use of Market Comparison Data

The BD Compensation Committee considers several factors in structuring BD’s compensation program, determining pay components and making compensation decisions. This includes the compensation practices of select peer companies to BD in the healthcare industry (the “BD Comparison Group”). These companies are chosen by the BD Compensation Committee after considering the recommendations of Pay Governance and management at the beginning of the fiscal year. The BD Compensation Committee aims to select companies that have significant lines of business that are similar to BD’s, are of comparable size in revenue and market capitalization, and compete with BD for executive talent.

In making determinations with respect to the compensation of Embecta NEOs, BD used a similar process and used a peer group that it believed was aligned with the Embecta’s business and size (the “Embecta Comparison Group”). The companies in the Embecta Comparison Group for 2021 are below.

Embecta Comparison Group

Resmed Inc.	Hill-Rom Holdings
Idexx Laboratories	Teleflex Incorporated
Dexcom, Inc.	Integer Holdings Corporation
Masimo Corporation	Nuvasive Inc.
Insulet Corporation	Abiomed Inc.
Varex Imaging Corporation	Penumbra Inc.

Where the sample size from the Embecta Comparison Group was not large enough for a particular executive officer, data from a secondary peer group or, more broadly, the general industry was used. For the Embecta NEOs, the secondary peer group included Envista Holding Corporation, Integra Lifesciences Holdings, Natus Medical Inc., CONMED Corp., Globus Medical, Cantel Medical, Varian Medical Systems, Orthofix, Accuray, and Nevro. Data from both the Comparison Group and the secondary peer group were used for each Embecta NEO in 2021 due to insufficient availability of Comparison Group benchmark data.

The BD Compensation Committee attempts to set the salary, annual cash incentive and equity compensation of its executive officers at levels that are competitive with that paid to persons holding the same or similar positions at the Comparison Group or secondary peer group companies, as applicable, using available market comparison data regarding these companies as a guide. The BD Compensation Committee (and the independent directors, in the case of the BD CEO) uses the 50th and 75th percentile of the Comparison Group or secondary peer group as reference points and generally seeks to set the compensation of NEOs within a competitive range of those companies, assuming payout of performance-based compensation at target. The use of market comparison data, however, is just one of the tools used to determine executive compensation, and the BD Compensation Committee and the independent directors retain the flexibility to set target compensation at levels deemed appropriate for an individual or for a specific element of compensation.

It is expected that following the separation, the Embecta Compensation Committee will establish a comparison group following the separation, which will reflect a group of companies with similar or adjacent business models, and that source talent from the same labor pools as Embecta, and that this Embecta comparison group will be utilized in a manner similar to the BD Comparison Group.

Key Elements of the Executive Compensation Program

The key elements of BD’s executive compensation program, which covered Embecta NEOs prior to the separation, are summarized below.

Component	Description	Purpose
Base Salary	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	Provide a fixed, baseline level of compensation.

Annual Short-Term Incentive	Annual variable cash payment tied to performance during the fiscal year.	Drive business performance towards achievement of annual goals. Reward individual contributions to BD’s performance.

Long-term equity compensation:
SARs	Exercisable for shares based on difference between exercise price and BD stock price.	Increase executive ownership to align interests with shareholders. Promote executive retention.

Performance Units	Performance-based restricted stock units, with payout tied to BD’s performance over three-year performance period.	Drive long-term, sustained business performance.

TVUs	Restricted stock units that vest in equal annual installments over three years from grant.	Reward creation of shareholder value.

Employee Benefits and Perquisites	Retirement plan, deferred compensation plan, health and welfare benefits.	Consistent with benefits provided to other employees.

It is expected that Embecta’s executive compensation program will initially be patterned after the BD executive compensation program and will consist of the same four principal elements: (1) annual base salary, (2) annual short-term incentive, (3) annual long-term incentive, and (4) employee benefits and limited executive perquisites.

Annual Base Salary

Annual base salary provides a fixed incentive that corresponds to an executive’s experience and job scope. The annual base salary rate of each identified Embecta NEO as of September 30, 2021 is set forth in the table below.

Executive Officer	Annual Base Salary
Devdatt (Dev) Kurdikar, Chief Executive Officer	$700,000
Jacob (Jake) Elguicze, SVP and Chief Financial Officer	$450,000
Ajay Kumar, SVP and Chief Human Resources Officer	$333,871
Shaun Curtis, SVP, Global Manufacturing and Supply Chain	$272,530
Jeff Mann, SVP, General Counsel, Head of Corporate Development and Corporate Secretary	$450,000

Embecta expects that the Embecta Compensation Committee will review annual base salaries for Embecta’s executive officers each year in order to ensure alignment with current market levels.

Annual Short-Term Incentive

The BD PIP provides executives an opportunity to receive a cash award for BD’s performance for the fiscal year and their contribution to that performance. The Embecta NEOs participated in the BD PIP during the 2021 fiscal year, other than Mr. Mann, who was hired after the eligibility date for the 2021 PIP had passed. Associates who are eligible for awards under the PIP have target awards that are expressed as a percentage of base salary. The factors considered in setting the PIP awards include the level of available funding, the executive’s target award and the executive’s individual performance.

For the diabetes care business specifically, funding for PIP awards was based on a combination of the performance of the BD Medical segment, of which the diabetes care business is a part, and the performance of the diabetes care business itself, with Medical segment performance weighted 25% and diabetes care business performance weighted 75%. In measuring the performance of the diabetes care business, performance targets were set that were tied to revenue, operating income before taxes (“OIBT”) and days inventory on hand targets, with revenue and OIBT performance weighted 40% and days inventory on hand weighted 20%. The performance of the BD Medical segment and the diabetes care business during fiscal year 2021 resulted in a funding factor of approximately 141% of target under the PIP.

When comparing the operating results of the diabetes care business to the performance targets, adjustments are made for unbudgeted items that are not considered part of ordinary operations. This ensures that business decisions are made based on what management believes is in the best interests of BD, rather than the possible effects on compensation. It also ensures that executives are not rewarded for or unfairly penalized by these types of events.

The table below reflects the 2021 fiscal year annual short-term incentive opportunity of each identified Embecta NEO under the BD PIP and the actual amount awarded with respect to 2021 which were pro-rated for Messrs. Kurdikar, and Elguicze based on the portion of the 2021 fiscal year during which they were employed by BD.

Executive Officer	Base Salary(1)	Target Opportunity (as a Percentage of Base Salary)	Target Opportunity	Actual Bonus 2021
Devdatt (Dev) Kurdikar	$446,849	85%	$379,822	$536,366
Jacob (Jake) Elguicze	$182,466	70%	$127,726	$180,368
Ajay Kumar	$333,871	40%	$133,548	$192,557
Shaun Curtis	$274,943	35%	$96,230	$135,891
Jeff Mann	Not Eligible for Annual Short-Term Incentive in FY21

(1)	Base salary for Mr. Kurdikar and Mr. Elguicze reflects the pro-rated base salary used to calculate actual bonus for 2021.

Embecta expects that the Embecta Compensation Committee will adopt an annual incentive plan that covers the Embecta NEOs following the separation.

Equity Compensation Awards

BD uses a mix of equity compensation vehicles to promote the objectives of the BD compensation program. SARs reward executives for the creation of shareholder value over the term of the award, and Performance Units measure BD’s performance over a three-year period and are intended to reward sustained long-term financial performance. TVUs vest in equal annual installments over a three-year vesting period. Because they are equity-based and subject to long-term vesting periods, these awards also serve to align the interests of executives with those of shareholders and promote executive retention.

The table below reflects the 2021 fiscal year annual long-term incentive awards granted to each identified Embecta NEO by BD. At the time of the separation, these awards will be converted into equity awards with respect to Embecta stock, as discussed in the section entitled “The Separation and Distribution—Treatment of Equity-Based Compensation” of this information statement.

Executive Officer	SARs (#)	TVUs (#)	Performance Units (#)
Devdatt (Dev) Kurdikar	15,341	1,601	3,265
Jacob (Jake) Elguicze	0	822	0
Ajay Kumar	3,341	256	521
Shaun Curtis	2,081	180	366
Jeff Mann	0	0	0

Following the separation, the Embecta Compensation Committee will develop its own long-term incentive program, which Embecta expects will include several forms of equity-based awards.

Employee Benefits and Limited Executive Perquisites

BD offers a variety of health and welfare programs to all eligible employees, including the Embecta NEOs. Embecta expects that, for a period following the separation, Embecta employees, including the NEOs, will continue to participate in the BD health and welfare benefit programs, including medical and dental care coverage, life insurance coverage and short and long-term disability. Embecta anticipates that Embecta will put in place its own health and welfare programs at a later date, and that the Embecta NEOs will be eligible to participate in the Embecta programs on the same basis as other Embecta employees. The Embecta NEOs are not provided significant perquisites. Embecta expects to limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that Embecta believes are reasonable and consistent with its compensation goal of enabling Embecta to attract and retain superior executives for key positions.

Letter Agreements with Embecta NEOs

BD has entered into letter agreements with certain Embecta NEOs. Embecta expects that these letter agreements will be assigned to Embecta as of the separation and distribution. The material terms of these letters and agreements are described below.

Letter Agreement with Embecta Chief Executive Officer

BD entered into a letter agreement with Mr. Kurdikar on January 25, 2021 in anticipation of his commencement of employment no later than March 15, 2021. The letter agreement was approved by the BD Compensation Committee based on BD management’s recommendation and benchmarking information.

The letter agreement provides for Mr. Kurdikar to initially serve as Worldwide President—Diabetes Care and provides for an initial compensation package from BD that includes an annual base salary of $700,000, a target annual bonus of 85% of base salary, and a target annual long-term incentive award value of $2,000,000. Pursuant to the agreement, Mr. Kurdikar received a signing bonus of $200,000 (generally subject to repayment on a prorated basis upon a voluntary termination by Mr. Kurdikar without good reason during the first 12 months of employment) and was awarded a sign-on long-term incentive award of $2,000,000, 20% in the form of TVUs, vesting in three ratable annual installments, 40% in the form of PSUs, vesting over a three-year period, and 40% in the form of SARs, vesting in four ratable annual installments.

The letter agreement anticipates that Mr. Kurdikar will become Embecta’s Chief Executive Officer following the separation, and provides following the separation for an annual base salary of $825,000, a target annual bonus of 110% of base salary, and a target annual long-term incentive award value of $4,000,000 (for fiscal year 2022, Mr. Kurdikar will receive an incremental award for such year upon separation with a grant date value equal to the excess of his post-separation target long-term incentive award value over the grant date value of his BD long-term incentive award granted earlier in such year). The agreement additionally provides for a one-time equity award upon consummation of the separation, with a grant date fair market value of $4,000,000, which will be composed of 50% of TVUs and 50% of SARs, each of which will vest on the third anniversary of the separation, subject to Mr. Kurdikar’s continued employment.

If Mr. Kurdikar’s employment is terminated without cause, or if he terminates employment for good reason, he will be entitled to a lump sum severance payment equal to two times his base salary plus target bonus (based on his initial rate at BD), as well as a prorated bonus, welfare benefit continuation at employee rates for two years, vesting of his sign-on long-term incentive awards, and prorated vesting of any annual BD awards. In the event that the termination relates to Embecta being purchased in a sale transaction or being formed as a joint venture, the cash severance will instead equal three times his post-separation base salary plus target bonus.

For purposes of the agreement, good reason includes (1) Mr. Kurdikar not being appointed public company CEO of Embecta within 18 months following his commencement of employment, (2) a decision by BD not to consummate the separation, (3) instead of a separation, Embecta being purchased in a sale transaction or formed as a joint venture, (4) a diminution in Mr. Kurdikar’s reporting or change in reporting to the CEO of BD, or (5) a decrease in Mr. Kurdikar’s base salary, target bonus, or target equity compensation levels. Any good reason claim is subject to notice and a cure opportunity.

For purposes of the agreement, cause includes (1) falsification of company records/misrepresentation, (2) theft, (3) acts or threats of violence, (4) refusal to carry out assigned work, (5) unauthorized possession of alcohol or illegal drugs on company premises, (6) being under the influence of alcohol or illegal drugs during work hours, (7) willful intent to damage or destroy company property, (8) acts of discrimination/harassment, (9) conduct jeopardizing the integrity of company products, (10) violation of company rules, policies or practices, or (11) other conduct considered to be detrimental to the company.

Pursuant to the letter agreement, Mr. Kurdikar committed to sign, and did later sign, the BD Employee Agreement and Associate Acknowledgment & Agreement, which includes certain restrictive covenants.

Letter Agreement with Embecta Chief Financial Officer

BD entered into a letter agreement with Mr. Elguicze on April 9, 2021 in anticipation of his commencement of employment on May 6, 2021. The letter agreement provides for Mr. Elguicze initially to serve as SVP Finance—Diabetes Care, and provides for an annual base salary of $450,000, a target annual bonus of 70% of base salary, and a target annual long-term incentive award value of $1,000,000. Pursuant to the agreement, Mr. Elguicze received a signing bonus of $150,000 (generally subject to repayment on a prorated basis upon a voluntary termination by Mr. Elguicze without good reason during the first 12 months of employment) and was awarded a sign-on long-term incentive award of $200,000, in the form of TVUs vesting in three ratable annual installments.

The letter agreement anticipates that Mr. Elguicze will become Embecta’s Chief Financial Officer following the separation, and provides for a one-time equity award upon consummation of the separation with a grant date fair market value of $1,000,000, which will be comprised 50% of TVUs and 50% of SARs, each of which will vest on the third anniversary of the separation, subject to Mr. Elguicze’s continued employment.

If Mr. Elguicze’s employment is terminated without cause, he will be entitled to a lump sum severance payment equal to one times his base salary plus target bonus, as well as a prorated bonus and welfare benefit continuation at employee rates for one year.

For purposes of the agreement, cause includes (1) falsification of company records/misrepresentation, (2) theft, (3) acts or threats of violence, (4) refusal to carry out assigned work, (5) unauthorized possession of alcohol or illegal drugs on company premises, (6) being under the influence of alcohol or illegal drugs during work hours, (7) willful intent to damage or destroy company property, (8) acts of discrimination/harassment, (9) conduct jeopardizing the integrity of company products, (10) violation of company rules, policies or practices, or (11) other conduct considered to be detrimental to the company.

Pursuant to the letter agreement, Mr. Elguicze has committed to sign the BD Employee Agreement and Associate Acknowledgment & Agreement, which includes certain restrictive covenants.

Letter Agreement with Embecta General Counsel, Head of Corporate Development and Corporate Secretary

BD entered into a letter agreement with Mr. Mann on May 26, 2021 in anticipation of his commencement of employment on August 2, 2021. The letter agreement provides for Mr. Mann initially to serve as SVP, General Counsel and Head of Corporate Development, Diabetes Care, and provides for an annual base salary of $450,000, a target annual bonus of 60% of base salary, and a target annual long-term incentive award value of $1,000,000. Pursuant to the agreement, Mr. Mann received a signing bonus of $50,000 (generally subject to repayment on a prorated basis upon a voluntary termination by Mr. Mann without good reason during the first 12 months of employment).

The letter agreement anticipates that Mr. Mann will become Embecta’s SVP, General Counsel, Head of Corporate Development, and Corporate Secretary following the separation, and provides for a one-time equity award upon consummation of the separation with a grant date fair market value of $1,000,000, which will be comprised 50% of TVUs and 50% of SARs, each of which will vest on the third anniversary of the separation, subject to Mr. Mann’s continued employment.

If Mr. Mann’s employment is terminated without cause, he will be entitled to a lump sum severance payment equal to one times his base salary plus target bonus, as well as a prorated bonus and welfare benefit continuation at employee rates for one year.

For purposes of the agreement, cause includes (1) falsification of company records/misrepresentation, (2) theft, (3) acts or threats of violence, (4) refusal to carry out assigned work, (5) unauthorized possession of alcohol or illegal drugs on company premises, (6) being under the influence of alcohol or illegal drugs during work hours, (7) willful intent to damage or destroy company property, (8) acts of discrimination/harassment, (9) conduct jeopardizing the integrity of company products, (10) violation of company rules, policies or practices, or (11) other conduct considered to be detrimental to the company.

Pursuant to the letter agreement, Mr. Mann has committed to sign the BD Employee Agreement and Associate Acknowledgment & Agreement, which includes certain restrictive covenants.

Letter Agreement with Embecta Chief Human Resources Officer

BD entered into a letter agreement with Mr. Kumar on February 24, 2021 providing that he would be appointed as Embecta’s Chief Human Resources Officer upon consummation of the separation. The letter agreement provides a post-separation compensation package comprised of an annual base salary of $450,000, a target annual bonus of 60% of base salary, and a target annual long-term incentive award value of $500,000. The agreement also provides for a one-time equity award upon consummation of the separation with a grant date fair market value of $500,000, which will be comprised 50% of TVUs and 50% of SARs, each of which will vest on the third anniversary of the separation, subject to Mr. Kumar’s continued employment. Pursuant to the letter agreement, Mr. Kumar received a $83,468 retention award from BD, which vested on August 30, 2021.

Letter Agreement with Embecta SVP, Global Manufacturing and Supply Chain

BD entered into a letter agreement with Mr. Curtis on August 13, 2021 providing that he would be appointed as Embecta’s SVP, Global Manufacturing and Supply Chain upon consummation of the separation. The letter agreement provides a post-separation compensation package comprised of an annual base salary of $365,000, a target annual bonus of 50% of base salary, and a target annual long-term incentive award value of $350,000. The agreement also provides for a one-time equity award upon consummation of the separation with a grant date fair market value of $350,000, which will be comprised 50% of TVUs and 50% of SARs each of which will vest on the third anniversary of the separation, subject to Mr. Curtis’s continued employment.

Other Benefits under the Executive Compensation Program

Pension Benefits

BD offers pension benefits to eligible U.S. associates. Embecta does not anticipate that any portion of the BD Retirement Plan will transfer to Embecta in connection with the separation, and Embecta does not expect that it will adopt a defined benefit pension plan.

Deferred Compensation

BD maintains the Deferred Compensation and Retirement Benefit Restoration Plan (the “DCP”), an unfunded, nonqualified plan that allows eligible associates to defer receipt of cash compensation and shares issuable under certain equity compensation awards on a pre-tax basis in addition to what is allowed under BD’s tax-qualified 401(k) Plan, and BD also provides supplemental payments to certain employees through the DCP to offset any reductions in benefits that result from Code limits that are placed on benefits under the BD Retirement Plan (the “Restoration Benefit”).

The DCP is offered as part of a competitive compensation program. BD does not provide any guaranteed earnings on amounts deferred under the DCP, and earnings on these accounts are based on individual investment elections. BD provides matching contributions on cash amounts deferred under the DCP, subject to certain limits.

Embecta expects that it will establish an unfunded, non-qualified deferred compensation plan that mirrors the terms of the DCP, except with respect to the Restoration Benefit and the deferral of shares issuable under equity compensation awards, and will assume the liabilities with respect to the DCP associated with Embecta employees, other than with respect to the Restoration Benefit.

Change in Control Agreement

BD entered into an agreement with Mr. Kurdikar relating to his employment following a change in control of BD. This agreement provides Mr. Kurdikar with continued employment for a period of two years following a change in control, and provides certain benefits in the event his employment is terminated without “cause” or he leaves his employment for “good reason” (also known as a constructive termination) during such period. Generally, these benefits include a severance payment equal to a multiple of salary and PIP award, and certain other benefits. A more complete description of the terms and potential payouts under this change in control agreement as discussed in the section entitled “Compensation of Named Executive Officers—Payments upon Termination of Employment or Change in Control” .

The change in control agreement contains a “double-trigger”—that is, there must be both a change in control of BD and a termination of the executive’s employment (either without cause by BD or for good reason by the executive) in order for any payments to be made. The change in control agreement does not contain any tax reimbursement provisions with respect to any excise tax that may be payable to Mr. Kurdikar under the agreement.

Executive Severance and Change in Control Plan

Prior to the separation, Embecta expects to adopt an Executive Severance and Change in Control Plan. The Executive Severance Plan will provide severance benefits to eligible key employees of Embecta and certain subsidiaries of Embecta, including the NEOs, in connection with certain terminations of employment.

Under the terms of the Executive Severance Plan, in the event that an NEO is involuntarily terminated by Embecta without cause or resigns for good reason outside of a change in control coverage period (each as defined in the Executive Severance Plan), the NEO would be entitled to (i) a severance payment (paid over time) consisting of a multiple (two times for the CEO and one time for the other NEOs) of the NEO’s base salary and target annual bonus, (ii) a lump sum payment equivalent to a pro-rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) a lump sum payment approximating a certain period of COBRA premiums for continued coverage under Embecta’s group health insurance plan (24 months for the CEO and 12 months for the other NEOs) and (iv) 12 months of outplacement services.

In the event that an NEO is involuntarily terminated by Embecta without cause or resigns for good reason during the 24 months following a change in control (or prior to the change in control, if the NEO reasonably demonstrates that the termination was in connection with the change in control), the NEO would be entitled to (i) a lump sum severance payment consisting of a multiple (three times for the CEO and two times for the other NEOs) of the sum of the NEO’s base salary and the greater of (x) the NEO’s target annual cash bonus for the year in which the termination occurred and (y) the NEO’s average annual bonus for the two most recently completed fiscal years prior to the year in which the termination occurred, (ii) a lump sum payment equivalent to a pro-rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) a lump sum payment approximating a certain period of COBRA premiums for continued coverage under Embecta’s group health insurance plan (36 months for the CEO and 24 months for the other NEOs), (iv) 12 months of outplacement services and (v) accelerated vesting of all outstanding equity awards (with performance awards vesting at target unless a higher level would be deemed achieved under the terms of the applicable award agreement).

The Executive Severance Plan does not provide for a gross-up payment to any of the NEOs to offset taxes, including any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code. Instead, the Executive Severance Plan provides that in the event that the payments described above would, if paid, be subject to such excise taxes, then such NEO shall be entitled to receive either (A) the full amount of the payments and assume full responsibility for the tax impacts or (B) the maximum amount that may be provided to such NEO without resulting in any portion of the payments being subject to such excise taxes, based upon which alternative yields the higher after-tax amount.

The receipt of the foregoing benefits under the Executive Severance Plan is conditioned on the NEO signing, and not revoking, a separation and release agreement, which will include a general release of claims by the NEO against Embecta and which may include certain post-employment restrictive covenants.

It is anticipated that the Executive Severance Plan would supersede the severance provisions of the individual letter agreements and change in control agreements described above.

Other Change in Control Provisions

All unvested BD equity grants include a double-trigger vesting provision upon a change in control. Under this provision, the awards will not automatically vest upon a change in control if the awards are either continued

or replaced with similar awards. In those instances, the awards will automatically vest only if the executive is terminated without “cause” or terminates employment for “good reason” (as such terms are defined in the Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan (the “BD 2004 Plan”)) within two years of the change in control.

New Plans and Policies Following Separation

In connection with the separation and distribution, it is expected that Embecta will adopt the Embecta 2022 Employee and Director Equity-Based Compensation Plan (which is described in this information statement under the heading “Embecta 2022 Employee and Director Equity-Based Compensation Plan”), which will be effective for Embecta upon the separation and distribution. Following the separation and distribution, the Embecta Compensation Committee will consider and develop Embecta’s compensation programs, plans, philosophy and practices, consistent with Embecta’s business needs and goals.

Embecta expects that the Embecta Compensation Committee will also adopt various policies relating to executive compensation similar to BD’s policies, which help to mitigate risk in compensation programs and are best practices in the market, including the following:

Clawback Policy: Embecta’s Compensation Committee has not adopted a clawback policy, but Embecta expects that it will adopt such a policy that is similar to BD’s clawback policy. BD’s clawback policy gives the BD Board of Directors the discretion to require senior leaders at BD to reimburse BD for any annual incentive award or performance-based long-term incentive payout that was based on financial results that were subsequently restated as a result of that person’s misconduct. The BD Board of Directors also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse BD for any profits realized on any sale of BD stock occurring after the public issuance of the financial statements that were subsequently restated. The policy also gives the BD Board of Directors the authority to require executive officers and other senior leaders who were not involved in the misconduct to reimburse BD for the amount by which their annual incentive award or performance-based long-term incentive payouts exceeded the amount they would have received based on the restated results. Under the policy, BD may also cancel outstanding equity awards and recover any shares received upon the exercise or vesting of such awards (or any gain realized on the sale of such shares) to the extent the individual breaches any restrictive covenants, such as non-compete and non-solicitation covenants, contained in the agreements for such awards.

Share Ownership Guidelines: Embecta’s Compensation Committee has not yet adopted share ownership guidelines, but Embecta expects that it will adopt such guidelines in order to increase executive share ownership and promote a long-term perspective when managing the business. Such share ownership guidelines may be similar to the BD share ownership guidelines, which require BD’s named executive officers and certain other senior executives to retain 50% of the net after-tax shares received from any equity compensation awards granted to them after they become subject to the guidelines, and require BD’s CEO to hold shares with a value equal to five times his salary.

Pledging and Hedging Policy: Embecta expects that the Embecta Compensation Committee will adopt a policy that prohibits all Embecta employees (including the named executive officers) and members of the Embecta Board of Directors from pledging any Embecta shares or other Embecta securities, or from engaging in options (including exchange-traded options), puts, calls, forward contracts or any other transactions that are intended to hedge against any decrease in the market value of Embecta shares or other Embecta securities granted to them as part of their compensation from Embecta or that are held directly or indirectly by them.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended September 30, 2021, for Embecta’s NEOs.

Fiscal Year 2021 Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Devdatt (Dev) Kurdikar	2021	446,849	200,000	(6)	1,185,240	790,062	536,366	0	9,587	3,168,100
Chief Executive Officer

Jacob (Jake) Elguicze	2021	182,466	150,000	(7)	197,296	0	180,368	0	6,309	716,439
SVP and Chief Financial Officer

Ajay Kumar	2021	331,835	83,468	(8)	169,016	147,659	192,557	32,110	9,007	965,652
SVP and Chief Human Resources Officer

Shaun Curtis	2021	276,503	0		118,769	92,119	135,891	0	89,596	708,874
SVP, Global Manufacturing and Supply Chain

Jeff Mann	2021	75,000	50,000	(9)	0	0	0	0	169,036	294,036
SVP, General Counsel, Head of Corporate Development and Corporate Secretary

(1)	Mr. Kurdikar was hired in February 2021. Mr. Elguicze was hired in May 2021. Mr. Mann was hired in August 2021.
(2)

Stock Awards and SAR Awards. The amounts shown in the “Stock Awards” column and “SAR Awards” column reflect the grant date fair value of the awards under FASB ASC Topic 718 (disregarding estimated forfeitures). For a description of the methodology and assumptions used to determine the amounts reflected in these columns, see Note 8 to the consolidated financial statements contained in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

The amounts shown in the “Stock Awards” column for fiscal year 2021 include Performance Units and reflect the grant date fair values of these awards at target payout of the Performance Units. Below are the grant date fair values of the Performance Unit awards, assuming a maximum payout of 200% of target:

Name	Fair Value at Target Payout ($)	Fair Value at Maximum Payout ($)
Devdatt (Dev) Kurdikar	790,097	1,580,195
Jacob (Jake) Elguicze	0	0
Ajay Kumar	112,468	224,937
Shaun Curtis	79,008	158,017
Jeff Mann	0	0

(3)

Non-Equity Incentive Plan Compensation. Includes amounts earned under BD’s PIP. These amounts are paid in January following the fiscal year in which they are earned, unless deferred at the election of the NEO. Mr. Mann was not eligible for a FY21 PIP award as he was hired after the July cut-off date for the plan year.

(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings.

Pension—Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under defined benefit pension plans (including BD’s nonqualified DCP). These amounts represent the difference between the present value of accumulated pension benefits (determined as of the first date on which the executive is eligible to retire and commence unreduced benefit payments) at the beginning and end of the fiscal years shown. Only Mr. Kumar participates in BD’s defined benefit pension plans, which were closed to new participants effective January 1, 2018. Additional information regarding the pension benefits of Embecta’s NEOs is discussed in the section entitled “Compensation of Named Executive Officers—Pension Benefits at 2021 Fiscal Year-End” .

Deferred Compensation—Earnings on nonqualified deferred compensation are not included in this column, because no NEO earned above-market or preferential earnings (as defined in the rules of the SEC) on nonqualified deferred compensation during the fiscal years shown. Information on the NEOs’ nonqualified deferred compensation accounts is as discussed in the section entitled “Compensation of Named Executive Officers—Deferred Compensation” .

(5)	All Other Compensation. Amounts shown for fiscal year 2021 include the following:

	Devdatt (Dev) Kurdikar	Jacob (Jake) Elguicze	Ajay Kumar	Shaun Curtis	Jeff Mann
Matching contributions under plans	$9,087	$6,309	$8,807	$10,983	$0
Matching charitable gifts	500	—	200	—	—
Relocation assistance	—	—	—	$78,613	$169,036
Total	$9,587	$6,309	$9,007	$89,596	$169,036

The following is a description of these benefits:

•	Matching Contributions under Plans—The amounts shown reflect BD matching contributions credited pursuant to defined contribution plans.

•

Matching Charitable Gifts—The amounts shown are matching contributions made (or committed to be made) through matching gift programs, under which BD matches charitable contributions made to qualifying non-profit organizations, subject to a $5,000 per calendar year limit.

•	Relocation Assistance—BD provided Messrs. Curtis and Mann with relocation assistance in connection with their hire, including moving expenses, housing allowance, and home purchase and sale assistance.

(6)	Represents amounts paid to Mr. Kurdikar pursuant to his sign-on arrangements.
(7)	Represents amounts paid to Mr. Elguicze pursuant to his sign-on arrangements.
(8)	Represents amounts paid to Mr. Kumar pursuant to his sign-on arrangements.
(9)	Represents amounts paid to Mr. Mann pursuant to his sign-on arrangements.

Information Regarding Plan Awards in Fiscal Year 2021

Set forth below is information regarding awards granted to the NEOs in fiscal year 2021. The non-equity incentive plan awards were made under the BD PIP. The equity compensation awards were made under the BD 2004 Plan.

Grants of Plan-Based Awards in Fiscal Year 2021

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other SAR Awards: Number of Securities Underlying SARs (#)	Exercise or Base Price of SAR Awards ($/Sh)(4)	Grant Date Fair Value of Stock and SAR ($)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Devdatt (Dev) Kurdikar	PIP	N/A	189,911	379,822	759,644
	PU					1,388	3,265	6,530				790,097
	TVU								1,601			395,143
	SAR									15,341	253.39	790,062

Jacob (Jake) Elguicze	PIP	N/A	63,863	127,726	255.452
	TVU								822			197,296

Ajay Kumar	PIP	N/A	66,774	133,548	267,097
	PU					222	521	1,042				112,468
	TVU								256			56,548
	SAR									3,341	227.47	147,659

Shaun Curtis	PIP	N/A	48,115	96,230	192,460
	PU					156	366	732				79,008
	TVU								180			39,760
	SAR									2,081	227.47	92,119

Jeff Mann	PIP	N/A	N/A	N/A	N/A
	PU					N/A
	TVU					N/A
	SAR					N/A

(1)	Award Type:

PIP = BD Performance Incentive Plan

PU = Performance Unit

TVU = Time-Vested Unit

SAR = Stock Appreciation Right

(2)

The amounts shown represent the range of possible payouts that the NEO could have earned under the BD PIP for fiscal year 2021, based on certain assumptions. Actual payments to the NEOs under the PIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Fiscal Year 2021 Summary Compensation Table. The amount in the “Threshold” column assumes BD achieved the minimum threshold performance levels for each performance measure, resulting in available funding for awards at 50% of target, and that the NEO received a payment equal to 50% of his award target.

(3)

The amounts shown represent the range of potential share payouts under Performance Unit awards. The amount in the “Threshold” column shows the number of shares that will be paid out assuming BD achieves the minimum performance level for each performance measure under the awards.

(4)	The exercise price is the closing price of BD common stock on the date of grant, as reported on the NYSE.
(5)

The amounts shown reflect the grant date fair value of the awards under FASB ASC Topic 718 used by BD for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 8 to the consolidated financial statements contained in BD’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

Description of Awards

BD PIP

The BD PIP provides an opportunity for eligible associates to receive annual cash incentive payments based on BD and individual performance.

Equity Compensation Awards

Performance Units. Performance Units are performance-based restricted stock units that vest three years after grant. The potential payouts under these awards range from zero to 200% of target. The actual payout will be based on BD’s performance against the performance targets set for these awards over the three-year performance period covering fiscal years 2021-2023. Performance Units are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

TVUs. TVUs are restricted stock units that represent the right to receive shares of BD common stock upon vesting. TVU awards vest in equal annual installments over three years from the grant date. TVUs are not transferable, and holders may not vote any shares underlying the award until the shares have been distributed. Dividends do not accrue on these awards.

SARs. A SAR represents the right to receive, upon exercise, shares of BD common stock equal in value to the difference between the BD common stock price at the time of exercise and the exercise price of the award. SARs are not transferable. SARs have a ten-year term, and become exercisable in four equal annual installments, beginning one year from the grant date.

Change in Control. The Performance Units, TVUs and SARs listed in the above table fully vest, under certain circumstances, following a change in control or in the event of a termination of employment following a change in control. See “Accelerated Vesting of Equity Compensation Awards upon a Change in Control” as discussed in the section entitled “Compensation of Named Executive Officers—Payments upon Termination of Employment or Change in Control”.

Outstanding Equity Awards

The following table sets forth the outstanding equity awards held by the NEOs at the end of fiscal year 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

Name	Grant Date	Number of Securities Underlying Unexercised SARs (#) Exercisable(1)	Number of Securities Underlying Unexercised SARs (#) Unexercisable(1)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Devdatt (Dev) Kurdikar	2/11/2021	0	15,341	253.39	2/11/2031
	2/11/2021					1,601	393,558	3,265	802,602

Jacob (Jake) Elguicze	5/10/2021					822	202,064

Ajay Kumar	11/26/2017	0	631	226.28	11/26/2027
	11/26/2018	934	936	242.10	11/26/2028
	11/26/2019	578	1,737	255.22	11/26/2029
	11/26/2020	0	3,341	227.47	11/26/2030
	Various					651	160,029	985	242,133

Shaun Curtis	11/26/2018	748	748	242.10	11/26/2028
	11/26/2019	440	1,320	255.22	11/26/2019
	11/26/2020	0	2,081	227.47	11/26/2030
	Various					958	235,496	719	176,745

Jeff Mann	N/A

(1)	SARs become exercisable in four equal annual installments, beginning one year following the date of grant.
(2)

The amounts shown include grants of restricted stock unit awards that are not performance-based. These include TVUs granted on November 26, 2018, November 26, 2019, and November 26, 2029, which vest in three annual installments beginning one year after grant. Also included in this column are shares payable under Performance Units granted on November 26, 2018, which cover the fiscal year 2019-2021 performance period and vested on November 26, 2021.

(3)	Market value has been calculated by multiplying the number of unvested units by $245.82, the closing price of BD common stock on September 30, 2021.
(4)	The amounts shown include Performance Unit awards at target payout granted on November 26, 2019 and November 26, 2020 that vest three years from grant.

SAR Exercises and Vesting of Stock Units

The following table contains information relating to the exercise of SARs, and the vesting of TVUs and Performance Units during fiscal year 2021.

SAR Exercises and Stock Vested in Fiscal Year 2021

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Devdatt (Dev) Kurdikar	0	0	0	0
Jacob (Jake) Elguicze	0	0	0	0
Ajay Kumar	458	118,199	442	100,542
Shaun Curtis	0	0	669	163,138
Jeff Mann	0	0	0	0

(1)	Represents the difference between the exercise price and the BD common stock price at the time of exercise.
(2)	Shows the shares acquired under TVUs, and under Performance Units covering the fiscal year 2018-2020 performance period, that vested in fiscal year 2021.
(3)	Based on the closing price of BD stock on the vesting date.

Other Compensation

Retirement Benefits

General

BD’s U.S. Retirement Plan is a non-contributory defined benefit plan. The Code limits the maximum annual benefit that may be paid to an individual under the Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified DCP to offset any reductions in benefits that result from these limitations.

The Retirement Plan and the DCP generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on a prescribed rate.

Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.

Prior to January 1, 2018, the Retirement Plan was generally available to all active full-time and part-time U.S. BD associates. Effective January 1, 2018, the Retirement Plan was frozen, and persons hired or rehired by BD on or after that date do not accrue pension benefits under the Retirement Plan. Messrs. Kurdikar, Elguicze, Curtis and Mann do not participate in the Retirement Plan.

Estimated Benefits

The following table shows for Mr. Kumar the actuarial present value on September 30, 2021 (assuming payment as a lump sum) of accumulated retirement benefits payable under the listed plans as of the first date on which he is eligible to retire and commence unreduced benefit payments. For a description of the other assumptions used in calculating the present value of the benefits under the Retirement Plan and DCP, see Note 9 to the consolidated financial statements contained in BD’s Annual Report on Form 10-K for the year ended September 30, 2021. Amounts shown are not subject to any further deduction for Social Security benefits or other offsets.

Pension Benefits at 2021 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Devdatt (Dev) Kurdikar	Retirement Plan	N/A	N/A
	DCP	N/A	N/A
Jacob (Jake) Elguicze	Retirement Plan	N/A	N/A
	DCP	N/A	N/A
Ajay Kumar	Retirement Plan	15	$145,147
	DCP	15	$51,306
Shaun Curtis	Retirement Plan	N/A	N/A
	DCP	N/A	N/A
Jeff Mann	Retirement Plan	N/A	N/A
	DCP	N/A	N/A

Calculation of Benefits

Final Average Pay Provisions. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions is calculated using the following formula: (1% of average final covered compensation, plus 1.5% of average final excess compensation) multiplied by years and months of credited service.

For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax. “Covered compensation” included salary and other forms of regular compensation, including commissions and PIP awards. As noted above, effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the final average pay benefit accrued based on service and pay through December 31, 2012.

Cash Balance Provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:

Age Plus Years of Credited Service as of the Upcoming December 31	Credit Percentage
Less than 40	3%
40-49	4%
50-59	5%
60-69	6%
70 or more	7%

In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate.

Early Retirement. An associate is eligible to retire early and commence benefit payments if the associate is at least age 55 and has at least ten years of credited service. Participants may commence payment of benefits under the cash balance formula prior to early retirement eligibility at any age if the participant terminates with at least three years of service.

Under the cash balance provisions, the amount of the associate’s benefit will be the associate’s vested account balance on the early retirement date. The associate may elect to begin payment of the account balance on the early retirement date or delay payment until the normal retirement date (age 65).

For participants who formerly participated in the final average pay formula and were converted to cash balance, the portion of the cash balance account attributable to the converted final average pay benefit is compared to the final average pay benefit accrued through the date of conversion under the final average formula. The result that produces the higher benefit is payable.

Form of Benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime, or, if married, a joint and survivor annuity. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.

Deferred Compensation

Cash Deferrals. The DCP also allows an eligible BD associate to defer receipt of up to 75% of salary and/or up to 100% of a PIP award until the date or dates elected by the associate. The amounts deferred are invested in a BD common stock account or in cash accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by BD at any time.

Deferral of Equity Awards. The DCP also allows eligible associates to defer receipt of up to 100% of the shares issuable under their Performance Units and TVUs. These deferred shares are allocated to the participant’s BD stock account and must stay in such account until they are distributed.

Withdrawals and Distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment, and to receive distributions in installments or in a lump sum. Except in an unforeseen financial emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.

Matching Contributions. BD provides matching contributions on cash amounts deferred under the DCP. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. BD matches 75% of the first 6% of salary and PIP award deferred by a participant under the DCP, subject to certain limits.

Unfunded Liability. BD is not required to make any contributions to the DCP with respect to its obligations to pay deferred compensation. BD has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from BD to pay deferred amounts due under the DCP. When such payments are due, cash and/or stock will be distributed from BD’s general assets.

The following table sets forth information regarding activity during fiscal year 2021 in the deferred compensation accounts of the NEOs.

Nonqualified Deferred Compensation in Fiscal Year 2021

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Devdatt (Dev) Kurdikar	$100,962	0	(88)	100,873
Jacob (Jake) Elguicze	$15,577	0	(135)	$15,442
Ajay Kumar	0	0	$11,491	$49,874
Shaun Curtis	0	0	0	0
Jeff Mann	0	0	0	0

(1)

The following amounts are reported as compensation in the fiscal year 2021 “Salary” column of the Summary Compensation Table. The remaining executive contributions relate to the deferral of fiscal year 2020 PIP awards that were payable in fiscal year 2021.

(2)

Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits relating to participant deferrals in fiscal year 2021. These amounts are not credited to participant accounts until fiscal year 2022.

(3)	Reflects amounts in which the NEO is vested. BD matching contributions fully vest after a participant has been at BD for four years.

Payments upon Termination of Employment or Change in Control

The following table shows the estimated payments and benefits that would be paid by BD to each of the NEOs as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2021. However, the actual amounts that would be paid to these NEOs under each scenario can only be determined at the time of actual termination.

Name	Termination without “Cause” or for “Good Reason” Following a Change in Control ($)(1)	Termination Due to Retirement ($)(2)	Termination without Cause ($)(3)	Termination Due to Disability ($)(4)	Termination Due to Death ($)(5)
Devdatt (Dev) Kurdikar	3,867,626	0	2,851,019	549,654	1,249,654
Jacob (Jake) Elguicze	1,071,987	0	1,060,761	202,064	652,064
Ajay Kumar	1,036,579	0	504,049	395,948	729,819
Shaun Curtis	789,061	0	505,522	397,408	669,938
Jeff Mann	550,000	0	550,000	0	450,000

(1)

Includes amounts payable under the letter agreement with Mr. Kurdikar (three times base salary plus target bonus, prorated bonus, welfare benefit continuation, and outplacement services), letter agreements for Messrs. Elguicze and Mann (one times base salary plus target bonus, prorated bonus, welfare benefit continuation, and outplacement services), or the BD severance plan for Messrs. Kumar and Curtis (one times base salary, welfare benefit continuation, and outplacement services), and the accelerated vesting of equity compensation awards, which is discussed below. Also includes for Mr. Kumar, amounts distributable under BD’s pension plans, assuming payout as a lump sum.

(2)	None of the NEOs was eligible for retirement as of September 30, 2021.
(3)

Includes amounts payable under letter agreements (for Mr. Kurdikar, two times base salary plus target bonus, prorated bonus, welfare benefit continuation, and outplacement services; for Mr. Elguicze and Mr. Mann, one times base salary plus target bonus, prorated bonus, welfare benefit continuation, and outplacement services) or the BD severance plan (for Mr. Kumar and Mr. Curtis, one times base salary, welfare benefit continuation, and outplacement services), and the accelerated vesting of equity compensation awards.

(4)	Includes the accelerated vesting of equity compensation awards.
(5)	Includes the accelerated vesting of equity compensation awards and life insurance benefits.

The amounts shown in the above table do not include vested deferred compensation distributable upon termination, which is as discussed in the section entitled “Compensation of Named Executive Officers—Payments upon Termination of Employment or Change in Control”.

Change in Control Agreement with Mr. Kurdikar

BD has entered into an agreement with Mr. Kurdikar that provides for his continued employment for a period of two years following a change in control of BD. The agreement is designed to retain Mr. Kurdikar and provide continuity of management in the event of an actual or potential change in control of BD. The following is a summary of the key terms of the agreement.

The agreement provides that BD will continue to employ Mr. Kurdikar for two years following a change in control, and that, during this period, his position and responsibilities at BD will be materially the same as those prior to the change in control. The agreement also provides for minimum salary, PIP award and other benefits during this two-year period. “Change in control” is defined under the agreement generally as:

•	the acquisition by any person or group of 25% or more of the outstanding BD common stock;

•	the incumbent members of the BD Board of Directors ceasing to constitute at least a majority of the BD Board of Directors;

•	certain business combinations; or

•	shareholder approval of the liquidation or dissolution of BD.

The agreement also provides that, in the event Mr. Kurdikar is terminated without “cause” or terminates his employment for “good reason” during the two years following a change in control, he would receive:

•

a pro rata PIP award for the year of termination based on the greater of (i) the executive’s average PIP award for the last three fiscal years prior to termination, and (ii) the executive’s target PIP award for the year of termination (the greater of the two being referred to herein as the “Incentive Payment”);

•	a lump sum severance payment equal to two times the sum of his annual salary and his Incentive Payment;

•	continuation of his health and welfare benefits (reduced to the extent provided by any subsequent employer) for a period of three years; and

•	outplacement services, subject to a limit on the cost to BD of $100,000.

“Cause” is generally defined as the willful and continued failure of the executive to substantially perform his duties, or illegal conduct or gross misconduct that is materially injurious to BD. “Good reason” is generally defined to include (i) any significant change in the executive’s position or responsibilities, (ii) the failure of BD to pay any compensation called for by the agreement, or (iii) certain relocations of the executive.

Accelerated Vesting of Equity Compensation Awards upon a Change in Control

Awards will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the 2004 Plan) within two years of the change in control. Awards will vest upon a change in control if the awards are neither continued nor replaced with similar awards.

Equity Compensation upon Termination of Employment

Mr. Kurdikar’s letter agreement, entered into on his commencement of employment, provides that his sign-on long-term incentive awards will vest in full and any other BD equity awards will vest on a pro-rata basis on his termination without cause or termination with good reason. With respect to the other NEOs, upon an NEO’s termination due to involuntary termination without cause, the NEO’s:

•	unvested SARs are forfeited and the NEO is entitled to exercise any then-vested SARs for three months following termination;

•	unvested TVUs vest pro rata based on the amount of the vesting period that had elapsed; and

•

unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be made after the end of the applicable vesting periods and would be based on BD’s actual performance for the applicable performance periods, rather than award targets.

Upon an NEO’s termination due to death or disability, the NEO’s:

•	unvested SARs become fully exercisable for their remaining term;

•	unvested TVUs fully vest; and

•	unvested Performance Units vest pro rata based on the amount of the vesting period that had elapsed. The payments would be based on award targets.

DIRECTOR COMPENSATION

The initial Embecta non-employee director compensation program will be patterned in structure on the existing BD director compensation program, and will be designed to provide competitive compensation that is necessary to attract and retain qualified non-management directors. It is anticipated that the Embecta annual non-employee director compensation program will initially consist of the following key elements: a cash retainer, equity compensation, Committee chair fees and Lead Director fees. Management directors will not receive compensation for their service as director. The anticipated program design is described in further detail below. Following the separation and distribution, the director compensation program will be subject to the review and approval of the Embecta Board of Directors or a committee thereof.

Treatment of outstanding BD equity-based compensation awards held by Embecta non-employee directors in connection with the distribution is described under “The Separation and Distribution—Treatment of Equity-Based Compensation.”

Cash Retainer

Each Embecta non-management director is expected to receive an annual cash retainer of $70,000 for services as a director, which is paid in equal installments quarterly. Directors are not expected to receive meeting attendance fees.

Annual Equity Award

Embecta expects that each non-management director will be granted restricted stock units valued at $185,000 at the closing of the separation and at each annual shareholders meeting (using the same methodology used to value awards made to Embecta’s executive officers). Embecta expects that the restricted stock units will vest and be distributable at the following annual shareholders meeting.

Committee Chair/Lead Director Fees

Embecta expects that the chair of each Committee will receive an annual fee of $16,000, paid in cash, and that Embecta’s Non-Executive Chair will receive an annual fee of $60,000, paid in cash, and will receive an additional annual restricted stock unit grant then valued at $60,000.

Other Arrangements

Embecta intends to reimburse non-management directors for travel and other business expenses incurred in the performance of their services for Embecta. Directors are eligible to participate in Embecta’s Matching Gift Program, pursuant to which Embecta will match charitable contributions made to qualifying nonprofit organizations, subject to an aggregate limit per participant of $5,000 per calendar year. Directors are also reimbursed for attending director education courses.

Directors’ Deferral Plan

Directors may defer receipt of all or part of their annual cash retainer and other cash fees under the Directors’ Deferral Plan.

EMBECTA 2022 EMPLOYEE AND DIRECTOR EQUITY-BASED COMPENSATION PLAN

Prior to the separation, Embecta will adopt the Embecta 2022 Employee and Director Equity Based Compensation Plan (the “2022 Plan”). BD, as Embecta’s sole stockholder, will approve the 2022 Plan prior to the separation, and the 2022 Plan will become effective as of the date of the separation. Embecta expects the 2022 Plan to be its primary vehicle for equity-based compensation awards following the separation, and the Embecta equity-based compensation awards into which certain outstanding BD equity-based compensation awards are converted upon the separation (see “Separation and Distribution Agreement—Treatment of Equity Awards”) will be issued pursuant to the 2022 Plan (such awards, the “Converted Awards”). The following description is a summary of the material terms of the 2022 Plan, filed as Exhibit 10.4 to the registration statement on Form 10 of which this information statement is a part. This summary is qualified in its entirety by reference to the full text of the 2022 Plan.

Purpose

Embecta expects to use awards under the 2022 Plan to attract, retain and motivate non-employee directors and associates throughout the Embecta organization who are important to Embecta’s future, and to align the interests of its associates with those of its shareholders.

Authorized Shares

A maximum of 7,000,000 Embecta shares will be available for issuance under the 2022 Plan, which includes shares subject to all Converted Awards. A maximum of 7,000,000 Embecta shares may be granted pursuant to “incentive stock options” (“ISOs”). All shares available for issuance under the 2022 Plan are subject to adjustment as described below. Shares underlying awards issued in assumption of, or substitution for, awards issued by a company acquired by Embecta (referred to as “Substitute Awards”) will not reduce the number of shares remaining available for issuance under the 2022 Plan. To the extent any outstanding award granted under the 2022 Plan (other than a Substitute Award) is forfeited, settled for cash, or otherwise terminates without the delivery of shares, the shares subject to the award will become available again for issuance. In the event an award is exercised through the delivery of Embecta shares, or withholding tax liabilities arising from an award are satisfied by the withholding of shares, the shares so delivered or withheld will not be available for issuance under the 2022 Plan. The maximum number of Embecta shares available to be granted pursuant to awards to any non-employee director under the 2022 Plan in any fiscal year of the Company shall be equal to $500,000 as of the applicable date of grant.

Eligibility

Any employee or director of Embecta or any of its affiliates will be eligible to receive awards under the 2022 Plan. Additionally, any holder of an outstanding equity-based award issued by a company acquired by Embecta may be granted a Substitute Award under the 2022 Plan.

Administration

The 2022 Plan will be administered by the Embecta Compensation Committee. The Compensation Committee will have the sole discretion to grant to eligible participants one or more equity awards and to determine the type, number or amount of any award to be granted. The Compensation Committee will have the authority to, among other things, interpret any provision of the 2022 Plan, adopt rules and regulations for administering the 2022 Plan, and delegate any administrative responsibilities under the 2022 Plan. Decisions of the Compensation Committee will be final and binding on all parties.

Awards

General. Awards shall be granted for no cash consideration, or for minimal cash consideration if required by applicable law. Awards may provide that upon their exercise, the holder will receive cash, Embecta stock, other securities, other awards, other property or any combination thereof. Shares of stock deliverable under the 2022 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Exercise price. Except in the case of Converted Awards or Substitute Awards, the exercise price of any stock option or SAR will not be less than 100% of the fair market value of the Embecta stock or other security on the date of grant. The Compensation Committee may not, without approval of Embecta’s shareholders or in connection with an adjustment event described below, amend an award to reduce its exercise, grant or purchase price (a “repricing”), cancel an outstanding stock option or SAR and replace it with a new award with a lower exercise price (except for adjustments in connection with stock splits and other events, as described below), or exchange for cash any option or SAR whose exercise price is less than the then-current Embecta stock price.

Exercise of award; Form of consideration. The Compensation Committee will determine the times at which options and other purchase rights may be exercised, and the methods by which payment of the purchase price may be made. No loans may be extended by Embecta to any participant in connection with the exercise of an award (although Embecta is permitted to maintain a broker-assisted “cashless exercise” program for stock options).

Stock options and stock appreciation rights. The term of any stock options and SARs granted under the 2022 Plan will be established by the Compensation Committee, but may not exceed 10 years. The Compensation Committee may impose a vesting schedule on stock options and SARs. Unless otherwise provided by the Compensation Committee, employee stock options and SARs:

•

are exercisable following voluntary termination of employment or involuntary termination of employment without cause for three months, to the extent such awards were exercisable at the time of termination;

•	become fully vested upon retirement, death and disability, and otherwise remain in effect in accordance with their terms; and

•	otherwise lapse upon termination of employment.

Stock options granted under the 2022 Plan may be ISOs, which afford certain favorable tax treatment for the holder, or “nonqualified stock options” (“NQSOs”).

Restricted stock and restricted stock units. The Compensation Committee may impose restrictions on restricted stock and restricted stock units, in its discretion. Unless otherwise provided by the Compensation Committee, upon death, disability or retirement, all restrictions on restricted stock and restricted stock units will no longer apply. In all other cases of termination of employment during the restriction period, restricted stock and restricted stock units will be forfeited.

Performance units. Performance unit payments are tied to the attainment of performance goals established by the Compensation Committee. The Compensation Committee will establish the performance criteria, the length of the performance period and the form and time of payment of the award. Unless otherwise provided by the Compensation Committee, upon retirement or involuntary termination without cause during the performance period, a holder of performance units will receive a pro rata portion of the amount otherwise payable under the award. In the event of voluntary termination or termination for cause, performance units will be forfeited. In other cases of termination of employment during the performance period, the rights of the holder will be as determined by the Compensation Committee.

Other stock-based awards. The Compensation Committee may grant and establish the terms and conditions of other stock-based awards, such as dividend equivalent rights.

Adjustments

In the event of a corporate transaction, the Compensation Committee may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the limits set forth in the 2022 Plan;

(ii) the number and kind of shares or other securities subject to outstanding awards; (iii) the performance goals applicable to outstanding awards; and (iv) the exercise price of outstanding awards (clauses (i) – (iv) together, the “award terms”). In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of Embecta, in each case without consideration, or other extraordinary dividend of cash or other property to Embecta’s shareholders, the Compensation Committee or the Embecta Board shall make such substitutions or adjustments as it deems appropriate and equitable to the award terms.

Transferability

Awards granted under the 2022 Plan are not transferable other than by will or the laws of descent and distribution, except as otherwise provided by the Compensation Committee. However, in no event may an award be transferred by a participant for value. Except to the extent a transfer is permitted, an award may be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.

Minimum Vesting Period

Awards under the 2022 Plan shall be subject to a regular vesting period of at least one year following the date of grant, except that this requirement will not apply to up to five percent of shares available for grant under the 2022 Plan or to Substitute Awards or Converted Awards.

Change in Control

Awards under the 2022 Plan will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the 2022 Plan) within two years of the change in control. Awards under the 2022 Plan will vest upon a change in control if the awards are neither continued nor replaced with similar awards.

Amendment and Termination

The Board may amend, discontinue or terminate the 2022 Plan or any portion of the 2022 Plan at any time. Shareholder approval may be required by the Nasdaq listing rules, tax or regulatory requirements for certain amendments. Participant approval must also be obtained for any amendment that would adversely affect the rights of such participant under any award granted under the 2022 Plan prior to the amendment. No awards may be granted after the tenth anniversary of the effectiveness of the 2022 Plan.

Future awards

The issuance of any awards under the 2022 Plan will be at the discretion of the Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with BD

Prior to the separation and distribution, Embecta and BD will enter into a separation and distribution agreement and other agreements that will outline the terms and conditions of the separation and distribution and provide a framework for Embecta’s relationship with BD after the separation and distribution.

The material agreements described below will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements, forms of which are filed as exhibits to the registration statement of which this information statement is a part and which are incorporated by reference into this information statement.

Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

The separation and distribution agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of Embecta and BD as part of the separation of the diabetes care business from BD into an independent, publicly traded company, and will provide for when and how these transfers and assumptions will occur. In particular, the separation and distribution agreement will provide that, among other things, subject to the terms and conditions contained therein:

•

certain assets related to the diabetes care business, which this information statement refers to as the “SpinCo Assets,” will be retained by or transferred to Embecta or one of its subsidiaries. Subject to certain exceptions, assets that are exclusively related to the diabetes care business will be SpinCo Assets;

•

certain liabilities related to the diabetes care business or the SpinCo Assets, which this information statement refers to as the “SpinCo Liabilities,” will be retained by or transferred to Embecta. Subject to certain exceptions, liabilities that arise out of or are resulting from the diabetes care business, including liabilities of various legal entities that will be subsidiaries of Embecta following the separation, will be SpinCo Liabilities; and

•

all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the SpinCo Assets and the SpinCo Liabilities (such assets and liabilities, other than the SpinCo Assets and the SpinCo Liabilities, being referred to in this information statement as the “Parent Assets” and “Parent Liabilities,” respectively) will be retained by or transferred to BD.

Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither BD nor Embecta will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either of Embecta or BD, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals are not obtained, or that any requirements of law, agreements, security interests or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that in the event that the transfer of certain assets and liabilities (or a portion thereof) to Embecta or BD, as applicable, does not occur prior to the separation, then until such assets or liabilities (or a portion thereof) are able to be transferred, Embecta or BD, as applicable, will hold such assets on behalf and for the benefit of the transferee, and will pay, perform and discharge such liabilities, for which the transferee will reimburse Embecta or BD, as applicable, for all reasonable payments made in connection with the performance and discharge of such liabilities.

The Distribution

The separation and distribution agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, BD will distribute to its shareholders that hold BD common stock as of the record date for the distribution all of the issued and outstanding shares of Embecta common stock on a pro rata basis. Shareholders will receive cash in lieu of any fractional shares.

Conditions to the Distribution

The separation and distribution agreement will provide that the distribution is subject to satisfaction (or waiver by BD in its sole and absolute discretion) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” BD will have the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent that it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Claims

In general, each party to the separation and distribution agreement will assume liability for all pending, threatened and unasserted legal matters arising from its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation and distribution agreement will provide that Embecta and its affiliates will release and discharge BD and its affiliates from all liabilities assumed by Embecta as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date arising from the diabetes care business, the SpinCo Assets and the SpinCo Liabilities and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement. BD and its affiliates will release and discharge SpinCo and its affiliates from all liabilities retained by BD and its affiliates as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date arising from the Parent Business, the Parent Assets and the Parent Liabilities and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include the separation and distribution agreement and the other agreements described under “Certain Relationships and Related Party Transactions.”

Indemnification

In the separation and distribution agreement, Embecta will agree to indemnify, defend and hold harmless BD, each of BD’s affiliates, and each of their respective directors, officers, employees and agents, from and against all liabilities arising out of or resulting from:

•	the SpinCo Liabilities;

•

Embecta’s failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the Embecta Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•

except to the extent arising from a BD Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Embecta by BD that survives the distribution;

•	any breach by Embecta of the separation and distribution agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the Form 10 or in this information statement or other related disclosure document (as amended or supplemented), except for any such statements or omissions made explicitly in BD’s name.

BD will agree to indemnify, defend and hold harmless Embecta, each of Embecta’s affiliates and each of Embecta’s affiliates’ directors, officers, employees and agents from and against all liabilities arising out of or resulting from:

•	the BD Liabilities;

•

the failure of BD or any other person to pay, perform or otherwise promptly discharge any of the BD Liabilities in accordance with their respective terms whether prior to, at or after the distribution;

•

except to the extent arising from a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of BD by Embecta that survives the distribution;

•	any breach by BD of the separation and distribution agreement or any of the ancillary agreements; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made explicitly in BD’s name in the Form 10 or in this information statement or other related disclosure document (as amended or supplemented).

The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes, and the procedures related thereto, will be governed by the tax matters agreement.

Insurance

The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and set forth procedures for the administration of insured claims and related matters.

Further Assurances

In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, Embecta and BD will agree in the separation and distribution agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Dispute Resolution

The separation and distribution agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between Embecta and BD related to the separation or distribution and that are unable to be resolved through good faith discussions between Embecta and BD. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims through a transition committee, and if the efforts are not successful, by escalation of the matter to executives of the parties in dispute. If such efforts are not successful, one of the parties in dispute may submit the dispute, controversy or claim to nonbinding mediation, and if such efforts are still not successful, either party may commence litigation, in each case subject to or as otherwise set forth in the provisions of the separation and distribution agreement.

Expenses

Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, the party incurring the expense will be responsible for all fees, costs and expenses incurred in connection with the separation prior to the distribution date.

Other Matters

Other matters governed by the separation and distribution agreement will include, among others, approvals and notifications of transfer, termination of intercompany agreements, shared contracts, financial information certifications, transition committee provisions, confidentiality, access to and provision of records, privacy and data protection, production of witnesses, privileged matters and financing arrangements.

Amendment and Termination

The separation and distribution agreement will provide that it may be terminated, and the separation and distribution agreement may be amended, modified or abandoned, at any time prior to the distribution date in the sole and absolute discretion of without the approval of any person, including Embecta.

The separation and distribution agreement will provide that no provision of the separation and distribution agreement or any ancillary agreement may be waived, amended, supplemented or modified by a party without the written consent of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

After the distribution date, the separation and distribution agreement may not be terminated, except by an agreement in writing signed by both Embecta and BD.

In the event of a termination of the separation and distribution agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other parties or any other person.

Transition Services Agreement

Embecta and BD will enter into a transition services agreement in connection with the separation pursuant to which Embecta and BD and their respective affiliates will provide each other, on an interim, transitional basis, various services, including, but not limited to, information technology, procurement, quality and regulatory affairs, medical affairs, tax and treasury services. The agreed-upon charges for such services are generally intended to allow the servicing party to charge a price comprised of out-of-pocket costs and expenses and a predetermined profit in the form of a mark-up of such out-of-pocket expenses. The party receiving each transition service will be provided with reasonable information that supports the charges for such transition service by the party providing the service.

The services will commence on the distribution date and terminate no later than 24 months following the distribution date. The receiving party may terminate any services by giving prior written notice to the provider of such services and paying any applicable wind-down charges.

Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate charges actually paid to such party by the other party in the prior 12 months (or such shorter period if 12 months has not elapsed) pursuant to the transition services agreement. The transition services agreement also will provide that the provider of a service will not be liable to the recipient of such service for any lost profits, special, indirect, incidental, consequential, punitive, exemplary, remote, speculative or similar damages.

Tax Matters Agreement

In connection with the separation, Embecta and BD will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes (other than any cash that BD shareholders receive in lieu of fractional shares). Under the tax matters agreement, Embecta will generally agree to indemnify BD and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions, to the extent caused by any representation by Embecta being incorrect or an acquisition of Embecta’s stock or assets or by any other action undertaken or failure to act by Embecta. This indemnification will apply even if BD has permitted Embecta to take an action that would otherwise have been prohibited under the tax-related covenants described below.

Pursuant to the tax matters agreement, Embecta will agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and certain related transactions. Embecta may take certain actions prohibited by these covenants only if Embecta obtains and provides to BD an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case satisfactory to BD, to the effect that such action would not jeopardize the tax-free status of these transactions, or if Embecta obtains prior written consent of BD, in its sole and absolute discretion, waiving such requirement. Embecta will be barred from taking any action, or failing to take any action, including in each case those provided in connection with the private letter ruling from the IRS or the opinion of outside tax counsel, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions or result in certain other taxes to BD, for all relevant time periods. In addition, during the period ending two years after the date of the distribution, these covenants will include specific restrictions on Embecta’s (i) discontinuing the active conduct of Embecta’s trade or business; (ii) issuance or sale of stock or other securities (including securities convertible into Embecta stock, but excluding certain compensatory arrangements); (iii) liquidating, merging, or consolidating with any other person; (iv) amending Embecta’s certificate of incorporation (or other organizational documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Embecta common stock; (v) sales of assets outside the ordinary course of business; and (vi) entering into any other corporate transaction which would cause Embecta to undergo a 50% or greater change in its stock ownership.

Employee Matters Agreement

Embecta and BD will enter into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the former employees of BD and current employees and non-employee directors of each company.

The employee matters agreement will provide that, unless otherwise specified, each party will be responsible for liabilities associated with current employees of such party and its subsidiaries for purposes of post-separation compensation and benefit matters. The employee matters agreement will also provide that BD will retain all liabilities associated with former employees (who are not Embecta employees) and all liabilities under BD’s United States and international defined benefit pension plans; however, Embecta employees participating in the BD U.S. Defined Benefit Plan will receive credit for their service with Embecta for purposes of vesting and eligibility in early retirement subsidies, and Embecta will reimburse BD for the estimated costs of such early retirement subsidies for participating Embecta employees. The employee matters agreement will also provide, subject to customary exceptions, that neither Embecta nor BD nor their respective subsidiaries will solicit or hire for employment any individual who is an employee of the other party or its subsidiaries for a period of two years following the distribution date.

The employee matters agreement will also govern the terms of equity-based awards granted by BD prior to the separation. See “The Separation and Distribution—Treatment of Equity-Based Compensation.”

Cannula Supply Agreement

Embecta and BD will enter into a cannula supply agreement in connection with the separation whereby BD will sell to Embecta cannulas for incorporation into Embecta’s existing syringes and pen needles and its insulin patch pump, safety pen needle and pen needle currently under development, all for sale within the diabetes care sector. After the separation, BD will retain ownership of all cannula technology, cannula production activities and the intellectual property rights therein, including all intellectual property rights relating to cannula, the manufacture thereof, and other critical cannula-related technology (the “Retained Cannula IP”). Pursuant to the intellectual property matters agreement, which is described below under “—Intellectual Property Matters Agreement,” BD will grant to Embecta a non-exclusive license, without the right to sublicense, to use the intellectual property relating to the cannulization process within the syringe and pen needle lines at the Embecta facilities in Holdrege, Nebraska, Dun Laoghaire, Ireland, and Suzhou, China (the “Manufacturing Line IP”) in connection with the manufacture of products in the diabetes care sector that contain either BD cannula or third-party-sourced cannula (as permitted under the Cannula Supply Agreement) to the extent that such Manufacturing Line IP was used in or for the diabetes care business prior to the separation; provided that such license is royalty-free with respect to BD cannula and royalty-bearing with respect to third-party sourced cannula.

Embecta is also limited to a maximum number of cannulas that it can purchase under the cannula supply agreement, which will be an absolute upper limit of cannulas per year and yearly limits that vary with annual demand. The cannula supply agreement will also contain quantity, pricing and other terms.

The cannula supply agreement will be terminable by Embecta without cause by providing at least 36 months’ written notice; however, such termination can be effective no earlier than five years from the distribution date. The cannula supply agreement will be terminable by BD without cause by providing at least 36 months’ written notice; however, such termination can be effective no earlier than ten years from the distribution date. However, in the event of a change of control of Embecta, BD will have the right to terminate the cannula supply agreement in its sole discretion. The cannula supply agreement will also terminate automatically, subject to a 36-month wind-down period, if Embecta’s yearly forecast is below the required minimum purchase amount, and the parties will have other customary termination rights for material breach or bankruptcy of the other party.

Contract Manufacturing Agreements

In order to accommodate the manufacturing and/or sterilization of certain BD Business products at Embecta’s facilities in Dun Laoghaire, Ireland, and Suzhou, China and Embecta’s leased facility in Holdrege, Nebraska, Embecta and BD will enter into one or more manufacturing, supply, and/or services agreements pursuant to which Embecta will manufacture and supply, at these facilities, non-insulin patch pumps, blood collection tubes, safety syringes and certain other products and product components, and provide sterilization and other services, to BD.

In order to accommodate the operation of certain Embecta equipment in BD’s facilities in Drogheda, Ireland, Embecta and BD will enter into one or more manufacturing, supply, and/or services agreements pursuant to which BD will manufacture and supply pen needles for Embecta at these facilities.

In order to accommodate the manufacturing of BD SafetyGlide™ syringes at Embecta’s facilities in Holdrege, Nebraska, Embecta and BD will enter into a contract manufacturing agreement whereby Embecta will manufacture and supply BD SafetyGlide™ syringes for BD at these facilities.

In order to accommodate the manufacturing and/or repackaging of certain diabetes care business products at BD’s facilities in Bawal, India, Cuautitlan, Mexico and Curitiba, Brazil, Embecta and BD will enter into a contract manufacturing agreement whereby BD will manufacture and/or repackage pen needles and/or syringes for Embecta at these facilities.

Lease Agreement for Holdrege

Embecta and a subsidiary of BD will enter into a long-term lease agreement and related agreements (including a services agreement for warehousing and sterilization services), which will provide for (1) the lease by Embecta from such subsidiary of physical space in such subsidiary’s manufacturing plant in Holdrege, Nebraska and (2) a services agreement under which such subsidiary will provide sterilization and warehousing services for Embecta at such manufacturing plant. The initial term of the lease is ten years, with Embecta having a one-time option to extend for an additional one, two, three, four or five years by giving BD written notice prior to the end of the seventh lease year. The initial annual base rent under the lease is generally intended to permit BD to recover its costs plus a predetermined profit, and is subject to 3% annual escalations on base rent. Embecta is also responsible for its proportionate share of the facility’s management fee, taxes, insurance and utilities. Embecta agreed that it would be a default under the lease if Embecta, directly or indirectly, by operation of law, merger, consolidation, reorganization or otherwise (including by transfer of a direct or indirect majority interest in it), mortgages, pledges, encumbers, sells, transfers, assigns or sublets the lease without consent (which shall be in BD’s sole and absolute discretion).

Intellectual Property Matters Agreement

Embecta and BD will enter into an intellectual property matters agreement with respect to intellectual property that is used by both the diabetes care business and the BD Business, in order to ensure that each of Embecta and BD will have the intellectual property rights it needs to operate its respective business, as currently conducted, including (1) a perpetual, non-exclusive, royalty-free, sub-licensable, worldwide license from BD to Embecta under certain intellectual property to the extent used in or for the diabetes care business or in the operation thereof as of or prior to the separation (but excluding the Retained Cannula IP and the Manufacturing Line IP), and including patch pump technologies or certain other technologies with applicability in diabetes care, and in each case, for use in the field of diabetes care; provided that Embecta may have certain exclusive rights with respect to (i) patch pump products commercialized for infusion of insulin or insulin analogs and (ii) syringe or pen needle products promoted, marketed or labeled for injection of insulin or insulin analogs, (2) a perpetual, non-exclusive, royalty-free, sub-licensable, worldwide license from Embecta to BD under intellectual property to the extent used in or for the BD Business or in the operation thereof as of, or prior to, the separation, and in each case, for use in all fields other than diabetes care and (3) as noted above under “—Cannula Supply Agreement,” a non-exclusive license, without the right to sublicense, from BD to Embecta to use the Manufacturing Line IP in connection with the manufacture of products in the diabetes care sector that contain either BD cannula or third-party-sourced cannula (as permitted under the Cannula Supply Agreement) to the extent that such Manufacturing Line IP was used in or for the diabetes care business prior to the separation; provided that such license is royalty-free with respect to BD cannula and royalty-bearing with respect to third-party-sourced cannula.

Logistics Services Agreement

Embecta and BD will enter into a logistics services agreement whereby BD will provide Embecta with certain order-to-cash and logistics services to support certain commercial operations of the diabetes care business for a maximum term of two years, including (1) master data management, (2) order management and customer service support, (3) customer invoicing, (4) returns management, (5) administration of end user tracing, (6) sales reporting, (7) accounts receivable management, cash collections and cash application, (8) demand, supply, operations and planning, (9) inbound freight management, (10) import/export logistics, (11) global trade services, (12) warehousing, (13) inventory handling, management and reporting and (14) outbound freight management. Embecta shall pay BD: (i) reimbursable costs, including all shipping costs, selling costs, general administration costs, costs of goods, R&D services costs, and other income and expenses related solely to the diabetes care business direct P&L, that are incurred by BD directly, as allocated costs or as costs payable to a third party and (ii) a monthly administrative fee of 1% of net revenue.

Distribution Agreements

Embecta and BD will enter into distribution agreements for certain territories, principally in the Asia Pacific Region, EMEA and Latin America, whereby a subsidiary of BD will be appointed as a distributor of Embecta to support certain commercial operations of the diabetes care business on a transitional basis in these regions for a maximum of two years. The distribution agreements will each continue until either (1) certain governmental approvals needed to distribute products in the defined territory are obtained and order-to-cash processes and other services of the diabetes care business for such territory are migrated to an alternative commercial arrangement between the parties or (2) the applicable services are transitioned to a third-party distributor or independently performed by Embecta, but in any event no longer than the maximum term of two years. Embecta shall pay BD a return of 1.5% to 2% of net revenue for each territory.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the distribution to “U.S. holders” (as defined below) of BD common stock. This summary is based on the Code, U.S. Treasury Regulations promulgated thereunder, administrative interpretations and court decisions as in effect as of the date of this information statement, all of which may change at any time, possibly with retroactive effect. Any such change or interpretation could affect the tax consequences described below. This discussion assumes that the separation and the distribution, together with certain related transactions, were or will be consummated in accordance with the separation and distribution agreement and the other agreements related to the separation and as described in this information statement.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of BD common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion addresses only the consequences to U.S. holders of shares of BD common stock who hold such shares as capital assets. It does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder of BD common stock in light of that shareholder’s particular circumstances, nor does it address any tax consequences to stockholders subject to special treatment under the U.S. federal income tax laws, including:

•	a dealer or broker in securities, commodities or foreign currencies;

•	a tax-exempt organization;

•	a financial institution, regulated investment company or insurance company;

•	a holder who acquired BD common stock pursuant to the exercise of employee stock options or similar derivative securities otherwise as compensation;

•	a holder who owns BD common stock as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction; or

•	a holder who holds BD common stock in a tax-deferred account, such as an individual retirement account.

This discussion does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences, or any considerations under U.S. federal laws other than those pertaining to the U.S. federal income tax.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds BD common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding BD common stock should consult its own tax advisor.

The discussion of U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the distribution. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances.

ACCORDINGLY, EACH HOLDER OF BD COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME OR OTHER TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH HOLDER.

Private Letter Ruling and Tax Opinion

BD has received a private letter ruling from the IRS to the effect that, among other things, the separation and the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 355, and 361 of the Code. It is a condition to the distribution that BD receive (i) a private letter ruling from the IRS, satisfactory to the BD Board of Directors, regarding certain U.S. federal income tax matters relating to the separation and distribution and (ii) an opinion of BD’s outside tax counsel, satisfactory to the BD Board of Directors, regarding the qualification of the contribution of assets from BD to Embecta and the distribution, taken together, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code and such opinion has not been withdrawn or rescinded. The opinion of BD’s outside tax counsel will be, and the private letter ruling is, based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of BD and Embecta, including facts, assumptions, representations, statements and undertakings relating to the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations and statements are or become inaccurate or incomplete, or if any such undertaking is not complied with, BD may not be able to rely on the opinion of BD’s outside tax counsel or the private letter ruling, and the conclusions reached therein could be jeopardized.

Notwithstanding BD’s receipt of the private letter ruling or the opinion of BD’s outside tax counsel, the IRS could determine on audit that the distribution or certain related transactions are taxable for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements and undertakings upon which the private letter ruling or the opinion were based are incorrect or have been violated, or if it disagrees with any of the conclusions in the opinion. Accordingly, notwithstanding BD’s receipt of the private letter ruling or the opinion of BD’s outside tax counsel, there can be no assurance that the IRS will not assert that the distribution or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge.

Distribution

Assuming that the distribution, together with certain related transactions, qualifies as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, then, for U.S. federal income tax purposes:

•	BD will not recognize income, gain or loss on the distribution;

•

except with respect to the receipt of cash in lieu of fractional shares of Embecta common stock, holders of BD common stock will not recognize income, gain or loss on the receipt of Embecta common stock in the distribution;

•

a U.S. holder’s aggregate tax basis in its shares of BD common stock and Embecta common stock (including any fractional shares deemed received, as described below) immediately after the distribution will be the same as the aggregate tax basis of the shares of BD common stock held by the U.S. holder immediately before the distribution, allocated between such shares of BD common stock and Embecta common stock in proportion to their relative fair market values; and

•

a U.S. holder’s holding period in the Embecta common stock received in the distribution (including any fractional shares deemed received, as described below) will include the holding period of the BD common stock with respect to which such Embecta common stock was received.

U.S. holders that have acquired different blocks of BD common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis in, and the holding period of, the Embecta common stock distributed with respect to such blocks of BD common stock.

A U.S. holder that receives cash in lieu of a fractional share of Embecta common stock in the distribution will generally be treated as having received such fractional share pursuant to the distribution and then as having sold such fractional share for cash. Taxable gain or loss will be recognized in an amount equal to the difference between (i) the amount of cash received in lieu of the fractional share and (ii) the U.S. holder’s tax basis in the fractional share, as described above. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Embecta common stock, as described above, exceeds one year at the effective time of the distribution. Long-term capital gains are generally subject to preferential U.S. federal income tax rates for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations under the Code.

If the distribution were determined not to qualify for tax-free treatment under Section 355 of the Code, BD would generally be subject to tax as if it sold the Embecta common stock in a taxable transaction. BD would recognize taxable gain in an amount equal to the excess of (i) the total fair market value of the shares of Embecta common stock distributed in the distribution over (ii) BD’s aggregate tax basis in such shares of Embecta common stock. In addition, each U.S. holder who receives Embecta common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the Embecta common stock received by the U.S. holder in the distribution. In general, such distribution would be taxable as a dividend to the extent of BD’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the distribution exceeds such earnings and profits, the distribution would generally constitute a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its shares of BD common stock, with any remaining amount of the distribution taxed as capital gain. A U.S. holder would have a tax basis in its shares of Embecta common stock equal to their fair market value. Certain U.S. holders may be subject to special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends.

Even if the distribution otherwise qualifies under Section 355 of the Code, the distribution would be taxable to BD (but not to its U.S. holders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of BD or Embecta, directly or indirectly (including through acquisitions of stock after the completion of the distribution), as part of a plan or series of related transactions that includes the distribution. Current law generally creates a presumption that any direct or indirect acquisition of stock of BD or Embecta within two years before or after the distribution is part of a plan that includes the distribution, although the parties may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature and subject to a comprehensive analysis of the facts and circumstances of the particular case. If the IRS were to determine that direct or indirect acquisitions of stock of BD or Embecta, either before or after the distribution, were part of a plan that includes the distribution, such determination could cause Section 355(e) of the Code to apply to the distribution, which could result in a material tax liability.

Under the tax matters agreement that Embecta will enter into with BD, Embecta generally will be required to indemnify BD for any taxes incurred by BD that arise as a result of Embecta taking or failing to take, as the case may be, certain actions that result in the distribution and certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes or that result in certain other taxes to BD. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Tax Matters Agreement.”

Information Reporting

Current Treasury regulations require certain U.S. holders of BD common stock who are “significant distributees” (generally, a U.S. holder that owns at least 5% of the outstanding BD common stock immediately before the distribution) and who receive Embecta common stock pursuant to the distribution to attach to their U.S. federal income tax returns for the taxable year in which the distribution occurs a statement setting forth certain information with respect to the transaction. BD will provide holders of BD common stock with the information necessary to comply with this requirement. U.S. holders should consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following summary sets forth information based on Embecta’s current expectations about the financing arrangements anticipated to be entered into in connection with the separation and distribution. However, Embecta has not yet entered into definitive material agreements with respect to such financing arrangements, and, accordingly, the terms of such financing arrangements are subject to change, including as a result of market conditions. The definitive agreements, when entered into, shall set forth the definitive terms of the financing arrangements.

In connection with the separation and distribution, Embecta expects to issue $500 million aggregate principal amount of senior secured notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S under the Securities Act. Prior to the completion of the distribution, Embecta also expects to enter into a credit agreement providing for a $500 million senior secured five-year revolving credit facility and a $1,150 million senior secured seven-year first lien term loan facility. Embecta intends to use the net proceeds from the sale of senior secured notes, together with borrowings under the term loan, (i) to finance the payment of a $1,440 million distribution to BD prior to the distribution (which amount is subject to change), (ii) to pay fees and expenses related to the offering and the separation and distribution and (iii) for general corporate purposes.

Embecta’s targeted debt balance at the time of the separation was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plan, optimal debt levels, operating activities, general economic contingencies, credit rating and desired financing capacity.

Nothing in this summary or otherwise herein shall constitute or be deemed to constitute an offer to sell or the solicitation of an offer to buy any debt instruments. The description contained herein and the other information in this information statement regarding the potential offering of the notes is included in this information statement solely for informational purposes.

Senior Secured Notes

In connection with the separation and distribution, Embecta expects to issue $500 million aggregate principal amount of 5.000% senior secured notes due 2030 in a private offering exempt from the registration requirements of the Securities Act. The notes will mature on February 15, 2030. The notes will bear interest at a rate of 5.000% per annum, payable semi-annually.

The notes will not be redeemable until after February 15, 2027, subject to certain limited exceptions. After February 15, 2027, the notes will be redeemable at Embecta’s option in a customary manner and at the prices set forth therein.

Prior to the completion of the distribution, Embecta expects that the notes will be unsecured, unsubordinated obligations of Embecta and guaranteed on an unsecured, unsubordinated basis solely by BD, which guarantee will automatically and unconditionally terminate and be released upon the earlier to occur of (i) the completion of the distribution or (ii) the consummation of a defeasance or satisfaction and discharge in accordance with the provisions of the indenture that will govern the notes. From and after the completion of the distribution, Embecta expects that the notes will be, jointly and severally, guaranteed by each of Embecta’s existing and future direct or indirect wholly owned domestic restricted subsidiaries (subject to certain exceptions) that is a borrower or guarantor under the Senior Secured Credit Facilities (as defined below).

From and after the completion of the distribution, the notes and related guarantees will be secured by a first priority lien on substantially all of the assets of Embecta and its subsidiary guarantors (subject to permitted liens and certain other exceptions), equally and ratably with all existing and future first lien obligations of Embecta and the subsidiary guarantors, including the Senior Secured Credit Facilities, subject to the provisions of a first lien pari passu intercreditor agreement. Such intercreditor agreement will set forth the relative rights of, and relationship among, the holders of the notes, the secured parties under the Senior Secured Credit Facilities and the holders of any future obligations permitted to be secured by the collateral on a pari passu basis with the notes in respect of the collateral.

The notes are expected to contain customary affirmative and negative covenants, which covenants are expected to include, among others, limitations on the incurrence of indebtedness, restricted payments, liens, restrictions on distributions from subsidiaries, sales of assets and subsidiary stock, affiliate transactions and certain mergers and consolidations.

Embecta expects that the notes will be subject to customary events of default for financings of this type, which events of default are expected to include, among others, non-payment of principal, interest or premium, failure to comply with certain covenants and certain bankruptcy or insolvency events.

Senior Secured Credit Facilities

Prior to the distribution, Embecta expects to enter into a credit agreement (the “Credit Agreement”), as borrower, together with Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the other lenders and L/C issuers from time to time party thereto.

The Credit Agreement is expected to provide for (a) a $500 million senior secured five-year revolving credit facility and (b) a $1,150 million senior secured seven-year term loan facility (collectively, the “Senior Secured Credit Facilities”). The proceeds under the revolving credit facility may be used for working capital and other general corporate purposes, including the financing of restricted payments, permitted acquisitions and other permitted investments, and for any other purpose not prohibited by the Credit Agreement. Prior to the completion of the distribution, Embecta’s obligations under the Credit Agreement are expected to be guaranteed by BD on an unsecured, unsubordinated basis. On and after the completion of the distribution, Embecta’s obligations are expected to be guaranteed by Embecta’s existing and subsequently acquired wholly owned domestic subsidiaries, subject to certain exceptions, and are expected to be secured by a first priority lien on substantially all of the assets of Embecta and the subsidiary guarantors, subject to permitted liens and certain other customary exceptions. Upon the completion of the distribution, BD is expected to be relieved of all obligations under the Senior Secured Credit Facilities.

Embecta expects that the Credit Agreement will contain affirmative and negative covenants customary for financings of this type, including, among others, delivery of financial and other information; compliance with laws; maintenance of property, existence, insurance, books and records and public ratings; use of proceeds; inspection rights; obligation to provide collateral for newly acquired property and guarantees by certain new subsidiaries; and limitations with respect to indebtedness, liens, acquisitions and other investments, fundamental changes, restrictive agreements, dividends and redemptions or repurchases of stock, prepayments of certain subordinated indebtedness, dispositions of assets and transactions with affiliates, in each case subject to certain exceptions. In addition, the Credit Agreement is expected to require that Embecta maintain a first lien net leverage ratio not to exceed 4.75 to 1.00, measured as of the last day of each fiscal quarter beginning with the first full fiscal quarter after the closing of the Senior Secured Credit Facilities. The Credit Agreement is also expected to contain events of default customary for financings of this type, including, among others, material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay or default under certain other indebtedness in excess of a threshold amount, and certain events of bankruptcy and insolvency.

Embecta-to-BD Distribution Transaction

Prior to the completion of the distribution, it is expected that Embecta will pay a dividend to BD equal to all of Embecta’s cash and cash equivalents in excess of $160 million. However, prior to the completion of the distribution, BD may cause Embecta to issue the Exchange Debt to effect a Debt-For-Debt Exchange. Embecta anticipates that in the event that such additional debt takes the form of additional secured notes, Embecta would reduce the aggregate principal amount of term loans under the Senior Secured Credit Facilities incurred on or prior to the completion of the distribution by an aggregate principal amount equal to the aggregate principal amount of any such Exchange Debt. In the event that BD determines that Embecta shall issue the Exchange Debt to BD, then the amount of the cash dividend from Embecta to BD shall be equal to (1) the amount of the cash dividend from Embecta to BD that would have been made if the Exchange Debt had not been issued, less (2) the aggregate principal amount of any such Exchange Debt. We refer to the cash dividend, taken together with the issuance of the Exchange Debt, if applicable, as the “Embecta-to-BD Distribution Transaction.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation and distribution, all of the outstanding shares of Embecta common stock will be owned beneficially and of record by BD. Following the separation and distribution, Embecta expects to have outstanding an aggregate of approximately 57 million shares of common stock based upon approximately 284 million shares of BD common stock issued and outstanding on October 31, 2021, excluding treasury shares, assuming no exercise of any shares issued under BD equity compensation awards and applying the distribution ratio.

Securities Owned by Certain Beneficial Owners

The following table sets forth information concerning those persons known to Embecta that are expected to be the beneficial owner of more than 5% of Embecta’s outstanding common stock immediately following the completion of the distribution. The below table is based on information available as of September 30, 2021 and based upon the assumption that, for every five shares of BD common stock held by such persons, they will receive one share of Embecta common stock. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

Name and Address of Beneficial Owner	Title of Security	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	4,831,589(1)	8.5%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	Common Stock	3,973,178(2)	7.0%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Common Stock	3,088,052(3)	5.4%

Wellington Management Group LLP 280 Congress Street Boston, MA 02210	Common Stock	2,897,949(4)	5.1%

(1)

The beneficial owner is expected to have sole dispositive power with respect to approximately 4,592,284 shares and shared dispositive power with respect to approximately 239,305 shares, and is expected to have shared voting power with respect to approximately 99,368 shares.

(2)	The beneficial owner is expected to have sole dispositive power with respect to these shares and sole voting power with respect to approximately 3,408,591 shares.
(3)	The beneficial owner is expected to have sole dispositive power with respect to these shares and sole voting power with respect to approximately 1,876,578 shares.
(4)	The beneficial owner is expected to have shared dispositive power with respect to these shares and shared voting power with respect to approximately 2,717,274 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth information concerning the expected beneficial ownership of Embecta common stock by (i) each director, (ii) the executive officers, and (iii) all Embecta directors and executive officers as a group immediately following the completion of the distribution, based on information available as of December 1, 2021 and based on the assumption that, for every five shares of BD common stock held by such persons, they will receive one share of Embecta common stock. Each person has the sole power to vote and dispose of the shares he or she beneficially owns. None of these individuals, or the group as a whole, would be expected to beneficially own more than 1% of Embecta’s common stock immediately following the completion of the distribution.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class
Devdatt (Dev) Kurdikar	993	*
David F. Melcher	1,522	*
David J. Albritton	0	—
Carrie L. Anderson	0	—
Robert (Bob) J. Hombach	6	*
Milton M. Morris, Ph.D.	0	—
Claire Pomeroy	1,825	*
Karen N. Prange	0	—
Christopher R. Reidy	60,413	*
Jacob (Jake) Elguicze	501	*
Brian Capone	84	*
Shaun Curtis	291	*
Ajay Kumar	223	*
Jeff Mann	336	*

*	Less than one percent.
(1)

Includes (a) shares held directly, (b) with respect to executive officers and Mr. Reidy, indirect interests in BD common stock held under BD plans, and (c) with respect to Mr. Melcher and Dr. Pomeroy, indirect interests in BD common stock held under the BD Directors’ Deferral Plan.

(2)

Pursuant to SEC regulations, shares receivable through the exercise of BD stock options that are exercisable, and shares issuable pursuant to BD restricted stock units that will vest, within 60 days after December 1, 2021 are deemed to be beneficially owned as of December 1, 2021. For purposes of this table, shares of BD common stock underlying such options and restricted stock units are treated as outstanding as of December 1, 2021 and converted into Embecta shares based upon the distribution ratio.

DESCRIPTION OF EMBECTA CAPITAL STOCK

Embecta’s certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following briefly summarizes the material terms of Embecta capital stock that will be contained in its amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of Embecta’s amended and restated certificate of incorporation or amended and restated bylaws that will be in effect at the time of the distribution, and are qualified in their entirety by reference to these documents, which you should read for complete information on its capital stock as of the time of the distribution. The amended and restated certificate of incorporation and amended and restated bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to Embecta’s registration statement on Form 10, of which this information statement forms a part. Embecta will include its amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of the distribution, in a Current Report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of the Delaware General Corporation Law, or the DGCL.

General

Embecta’s authorized capital stock will consist of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Embecta’s Board of Directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, Embecta expects that approximately 57 million shares of its common stock will be issued and outstanding (based on approximately 284 million shares of BD common stock outstanding on October 31, 2021), and that no shares of its preferred stock will be issued and outstanding.

Common Stock

Each holder of Embecta common stock will be entitled to one vote for each share on all matters to be voted upon by the holders of Embecta common stock, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of Embecta common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its Board of Directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Embecta, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of Embecta common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Embecta common stock. After the distribution, all outstanding shares of Embecta common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Embecta common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Embecta may designate and issue in the future.

Preferred Stock

Under the terms of Embecta’s amended and restated certificate of incorporation, its Board of Directors will be authorized, subject to limitations prescribed by the DGCL, and by its amended and restated certificate of incorporation, to issue preferred stock in one or more series without further action by the holders of its common stock. Embecta’s Board of Directors will have the discretion, subject to limitations prescribed by the DGCL and by Embecta’s amended and restated certificate of incorporation, to determine the designations, powers, rights, preferences, qualifications, limitations and restrictions, including voting rights, dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common stockholders until Embecta’s Board of Directors determines the specific rights of the holders of that series. However, the effects might include, among other things (1) restricting dividends on Embecta common stock, (2) diluting the voting power of Embecta common stock, (3) impairing the liquidation rights of Embecta common stock or (4) delaying or preventing a change in control of Embecta without further action by the stockholders. Embecta expects that there will be no shares of its preferred stock issued and outstanding immediately following the distribution.

Anti-Takeover Effects of Governance Provisions

Certain provisions of Delaware law and Embecta’s amended and restated certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or change in control of Embecta that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Embecta’s Board of Directors and in the policies formulated by Embecta’s Board of Directors and could discourage certain types of transactions that may involve an actual or threatened change of control.

•

Classified Board. Embecta’s amended and restated certificate of incorporation will provide that, until the annual stockholder meeting in 2026, Embecta’s Board of Directors will be divided into three classes, with each class consisting, as nearly as reasonably possible, of one-third of the total number of directors. The first term of office for the Class I directors will expire at the 2023 annual meeting of stockholders. The first term of office for the Class II directors will expire at the 2024 annual meeting of stockholders. The first term of office for the Class III directors will expire at the 2025 annual meeting of stockholders. At the 2023 annual meeting of stockholders, the Class I directors will be elected for a term of office to expire at the 2026 annual meeting of stockholders. At the 2024 annual meeting of stockholders, the Class II directors will be elected for a term of office to expire at the 2026 annual meeting of stockholders. At the 2025 annual meeting of stockholders, the Class III directors will be elected for a term of office to expire at the 2026 annual meeting of stockholders. Commencing with the 2026 annual meeting of stockholders, all directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and Embecta’s Board of Directors will thereafter no longer be divided into classes. Before Embecta’s Board of Directors is declassified, it would take at least two annual stockholders meetings to occur for any individual or group to gain control of Embecta’s Board of Directors. Accordingly, while the Board of Directors is divided into classes, these provisions could discourage a third-party from initiating a proxy contest, making a tender offer or otherwise attempting to control Embecta.

•

Removal and Vacancies. Embecta’s amended and restated certificate of incorporation and bylaws will provide that (i) until the 2026 annual meeting of stockholders (or such other time as the Board of Directors is no longer classified under the DGCL), Embecta stockholders may remove directors only for cause and (ii) from and including the 2026 annual meeting of stockholders (or such other time as the Board of Directors is no longer classified under the DGCL), Embecta stockholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least a majority of the voting power of Embecta stock outstanding and entitled to vote on such removal. Vacancies occurring on the Board of Directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of directors, shall be filled solely by a majority of the remaining members of Embecta’s Board of Directors or by a sole remaining director.

•

Size of the Board. Embecta’s amended and restated certificate of incorporation and bylaws will provide that Embecta’s Board of Directors has the sole authority to fix the number of directors on the Board.

•	Blank Check Preferred Stock. Embecta’s amended and restated certificate of incorporation will authorize Embecta’s Board of Directors to designate and issue, without any further vote or action by the Embecta stockholders, up to 10,000,000 shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control of Embecta.

•

No Stockholder Action by Written Consent. Embecta’s amended and restated certificate of incorporation and bylaws will expressly exclude the right of Embecta stockholders to act by written consent. Stockholder action must therefore take place at an annual meeting or at a special meeting of Embecta stockholders.

•

No Stockholder Ability to Call Special Meetings of Stockholders. Embecta’s amended and restated certificate of incorporation and bylaws will provide a special meeting of Embecta stockholders can only be called by the Chairman of the Board or a majority of the directors Embecta’s Board of Directors. Embecta stockholders will not be able to call a special meeting of stockholders.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Embecta’s amended and restated bylaws will require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. A stockholder’s notice to Embecta’s Corporate Secretary must be in proper written form and must set forth certain information, as required under Embecta’s amended and restated bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to the Board of Directors.

•

Amendments to Bylaws. Embecta’s amended and restated certificate of incorporation and bylaws will provide that Embecta’s Board of Directors will have the authority to amend and repeal the Embecta amended and restated bylaws without a stockholder vote.

•

Exclusive Forum. Embecta’s amended and restated certificate of incorporation will provide that, unless Embecta (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of Embecta, (2) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of Embecta to Embecta or Embecta’s stockholders, including any claim alleging aiding and abetting of such a breach of fiduciary duty, (3) any action or proceeding asserting a claim against Embecta or any current or former director or officer or other employee of Embecta arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or Embecta’s amended and restated certificate of incorporation or amended and restated bylaws (as either may be amended from time to time), (4) any action or proceeding asserting a claim related to or involving Embecta or any current or former director or officer or other employee of Embecta governed by the internal affairs doctrine, or (5) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware. If and only if the Court of Chancery of the State of Delaware dismisses any such action or proceeding for lack of subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions will not apply to actions asserting only federal law claims under the Securities Act or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims. Although Embecta believes the exclusive forum provision benefits it by providing increased consistency in the application of law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Embecta’s directors and officers.

•

Business Combinations with Interested Stockholder. Embecta is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person or entity becomes an interested stockholder, unless (i) prior to the time that such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (A) owned by persons who are directors and also officers and (B) in employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (iii) at or following the time that such stockholder become an interested stockholder, the board of directors and two-thirds of the shares (other than owned by the interested stockholder) approve the transaction. A corporation may “opt out” of Section 203 of the DGCL in its certificate of incorporation. Embecta will not “opt out” of, and will be subject to, Section 203 of the DGCL.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its shareholders for breach of the director’s fiduciary duties. Embecta’s amended and restated certificate of incorporation will include provisions that eliminate the liability of directors to Embecta or its shareholders for monetary damages for a breach of fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit.

Embecta’s amended and restated bylaws will generally provide indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL. Prior to the completion of the distribution, Embecta also intends to enter into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification and advancement of expenses provisions contained under Delaware law.

Listing

Embecta’s common stock has been approved for listing subject to official notice of issuance on Nasdaq under the symbol “EMBC.”

Sale of Unregistered Securities

On July 8, 2021, Embecta issued 1,000 shares of its common stock to BD pursuant to Section 4(a)(2) of the Securities Act. Embecta did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Embecta common stock will be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION

Embecta has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Embecta and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this information statement is not incorporated into this information statement or the registration statement of which this information statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

As a result of the distribution, Embecta will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Embecta intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Embecta has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Becton, Dickinson and Company

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Diabetes Care Business of Becton, Dickinson and Company (the Company) as of September 30, 2021 and 2020, the related combined statements of income, comprehensive income and cash flows for each of the three years in the period ended September 30, 2021, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Income Taxes—Application of Separate Return Method

Description of the Matter

As described in Notes 1, 2, and 11 to the combined financial statements, the Company is included in the tax filings of Becton, Dickinson and Company (the Parent). The Company’s income tax provision is determined on a separate return basis as if the Company was a stand-alone entity, based on management’s interpretation of the tax regulations and rulings in numerous taxing jurisdictions. When calculating the income tax provision management made certain estimates and assumptions when identifying and measuring deferred tax assets and liabilities and identifying and allocating uncertain tax positions. The Company’s income tax provision for 2021 was $80 million. In addition, as of September 30, 2021, the Company recorded a liability for unrecognized tax benefits of $20 million, and net deferred tax assets and liabilities of $9 million and $10 million, respectively.

Given the multijurisdictional nature of the business, the complexity of the tax rules across the various countries the Company operates in, and the legal entity structure, auditing management’s application of the hypothetical separate return method required a high degree of auditor judgment and increased extent of effort, including the need to involve our tax subject matter professionals.

How We Addressed the Matter in Our Audit	With the support of our tax subject matter professionals, our audit procedures related to management’s application of the separate return method included evaluating the accuracy and completeness of the Company’s income tax provision and management’s assumptions used for measuring deferred tax assets and liabilities. For example, we evaluated the appropriateness of transfer pricing assumptions underlying the income tax provision. We developed an expectation of the foreign income tax expense by jurisdiction and compared it to the recorded balances. Additionally, we assessed the reasonableness of management’s significant judgments regarding the identification and allocation of uncertain tax positions by analyzing the Company’s evaluation of the Parent’s uncertain tax positions to determine which positions were attributable to the separate operations of the Company. We involved our tax subject matter professionals to evaluate the technical merits of the Company’s accounting for its tax positions, including assessing the Parent’s correspondence with the relevant tax authorities and evaluating third-party advice obtained by the Parent. With respect to book to tax differences allocated to the Company, we assessed completeness by comparing allocated differences to those historically identified and accounted for by the Parent. We also assessed the appropriateness of such allocations attributed to assets, liabilities, and expenses historically held at the Parent corporate level.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

New York, New York

December 21, 2021

Combined Statements of Income

Diabetes Care Business

Years Ended September 30

Millions of dollars	2021	2020	2019
Revenues	$1,165	$1,086	$1,109
Cost of products sold(1)	365	323	323

Gross Profit	800	763	786
Operating expenses:
Selling and administrative expense	240	215	222
Research and development expense	63	61	62
Other operating expense	5	—	—

Total Operating Expenses	308	276	284

Operating Income	492	487	502
Other income (expense), net	3	(1)	(2)

Income Before Income Taxes	495	486	500
Income tax provision	80	58	68

Net Income	$415	$428	$432

(1)	Includes costs for inventory purchases from related parties of $41 million in 2021, $38 million in 2020 and $37 million in 2019.

See notes to combined financial statements.

Combined Statements of Comprehensive Income

Diabetes Care Business

Years Ended September 30

Millions of dollars	2021	2020	2019
Net Income	$415	$428	$432
Other Comprehensive (Loss) Income
Foreign currency translation adjustments	(9)	16	(8)

Other Comprehensive (Loss) Income	(9)	16	(8)

Comprehensive Income	$406	$444	$424

See notes to combined financial statements.

Combined Balance Sheets

Diabetes Care Business

September 30

Millions of dollars	2021	2020
Assets
Current Assets
Trade receivables, net	$151	$120
Inventories	118	102
Prepaid expenses and other	23	13

Total Current Assets	292	235
Property, Plant and Equipment, Net	451	462
Goodwill and Other Intangible Assets	34	30
Other Assets	11	11

Total Assets	$788	$738

Liabilities and Parent’s Equity
Current Liabilities
Accounts payable	$54	$50
Accrued expenses	82	68
Salaries, wages and related items	28	19

Total Current Liabilities	164	137
Deferred Income Taxes and Other Liabilities	30	29
Commitments and Contingencies (See Note 6)

Parent’s Equity
Net parent investment	865	834
Accumulated other comprehensive loss	(271)	(262)

Total Parent’s Equity	594	572

Total Liabilities and Parent’s Equity	$788	$738

See notes to combined financial statements.

Combined Statements of Cash Flows

Diabetes Care Business

Years Ended September 30

Millions of dollars	2021	2020	2019
Operating Activities
Net income	$415	$428	$432
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	38	38	36
Impairment of property, plant and equipment	14	—	—
Share-based compensation	13	13	12
Pension expense	9	9	8
Deferred income taxes	(2)	(2)	(6)
Change in operating assets and liabilities:
Trade receivables, net	(32)	(2)	(10)
Inventories	(18)	4	9
Prepaid expenses and other	(12)	15	(9)
Accounts payable, income taxes and other liabilities	30	(4)	32
Other, net	1	—	1

Net Cash Provided by Operating Activities	456	499	505

Investing Activities
Capital expenditures	(37)	(42)	(66)
Acquisition of intangible assets	(2)	—	(3)

Net Cash Used for Investing Activities	(39)	(42)	(69)

Financing Activities
Net transfers to Parent	(417)	(457)	(436)

Net Cash Used for Financing Activities	(417)	(457)	(436)

Net Change in Cash and Equivalents	—	—	—
Opening Cash and Equivalents	—	—	—

Closing Cash and Equivalents	$—	$—	$—

See notes to combined financial statements.

Notes to Combined Financial Statements

Diabetes Care Business

Millions of dollars, or as otherwise specified

Note 1 — Background and Basis of Presentation

Background

On May 6, 2021, Becton, Dickinson and Company (“BD” or “Parent”) announced that its Board of Directors approved a plan to spin off its diabetes care business, comprising syringes, pen needles and other products related to the injection or infusion of insulin and other drugs used in the treatment of diabetes (collectively, the “Company” or “Diabetes Care Business”). Under the plan, BD would transfer certain assets and liabilities associated with the Diabetes Care Business to Embecta Corp., a newly formed wholly owned subsidiary of BD incorporated on July 8, 2021, and execute a spin-off of Embecta Corp. by way of a pro-rata distribution of common stock of Embecta Corp. to BD’s shareholders at the close of business on the record date of the spin-off. Embecta Corp. had no assets, liabilities, operations, or commitments and contingencies during the periods presented in these combined financial statements and will not have any assets, liabilities, operations or commitments and contingencies in respect of the Diabetes Care Business until such business is transferred to Embecta Corp. These combined financial statements reflect the combined historical results of operations, financial position and cash flows of the Company.

The completion of the spin-off is subject to certain conditions, including effectiveness of the appropriate filings with the U.S. Securities and Exchange Commission (“SEC”) and final approval by BD’s Board of Directors. There are no assurances as to when the planned spin-off will be completed, if at all.

Basis of Presentation

The combined financial statements have been derived from BD’s historical accounting records and were prepared on a standalone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC. The assets, liabilities, revenue and expenses of the Company have been reflected in these combined financial statements on a historical cost basis, as included in the consolidated financial statements of BD, using the historical accounting policies applied by BD. Historically, separate financial statements have not been prepared for the Company and it has not operated as a standalone business from BD. The historical results of operations, financial position, and cash flows of the Company presented in these combined financial statements may not be indicative of what they would have been had the Company actually been an independent standalone public company, nor are they necessarily indicative of the Company’s future results of operations, financial position, and cash flows.

The Company’s business has historically functioned together with other BD businesses. Accordingly, the Company relied on certain of BD’s Corporate and Medical Segment support functions to operate. BD’s Medical Segment includes four organizational units, including the diabetes care business. The combined financial statements include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain BD Corporate functions and other shared BD Medical Segment functions (Note 5). These expenses have been allocated to the Company on a pro rata basis of global and regional revenues, headcount, research and development spend and other drivers. The Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, standalone public entity, nor are they indicative of the Company’s future expenses.

Following the spin-off, certain functions that BD provided to the Company prior to the spin-off will either continue to be provided to the Company by BD under transition services agreements or will be performed using the Company’s own resources or third-party service providers. Additionally, under manufacturing and supply agreements, the Company will manufacture certain products for BD or its applicable affiliate and BD will manufacture certain materials for the Company or its applicable affiliate. The Company expects to incur certain one-time charges in its establishment as a standalone public company, as well as ongoing additional costs associated with operating as an independent, publicly traded company.

The combined financial statements include assets and liabilities specifically attributable to the Company. Cash has not been assigned to the Company for any of the periods presented because those cash balances are not directly attributable to the Company. BD uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the business would have financed its operations had it been a standalone public company separate from BD during the periods presented. Cash pooling, related interest, and intercompany arrangements are excluded from the asset and liability balances in the combined balance sheets. These amounts have instead been reported as Net parent investment as a component of Parent’s Equity.

BD’s long-term debt and related interest expense have not been attributed to the Company for any of the periods presented because BD’s borrowings are neither directly attributable to the Company nor is the Company the legal obligor of such borrowings.

All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and BD have been included in these combined financial statements and are considered related party transactions (Note 5). Transactions with Parent are reflected in Parent’s Equity as Net transfers to Parent and in the accompanying combined balance sheets within Net parent investment (Note 4).

The Income tax provision in the combined statements of income has been calculated as if the Company filed a separate tax return and was operating as a standalone company. Therefore, tax expense, cash tax payments, and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the distribution.

Management has concluded that the Company operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of the Company’s business and allocating resources and capital.

Financial information is disclosed in millions unless otherwise noted. The Company’s fiscal year ends on September 30.

Note 2 — Summary of Significant Accounting Policies

Principles of Combination

The combined financial statements of the Company include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Company. All significant intercompany accounts within the Company’s combined businesses have been eliminated. All intercompany transactions between the Company and BD have been included in these combined financial statements as components of Net parent investment. Expenses related to corporate allocations from BD to the Company, prior to the distribution, are considered to be effectively settled in the combined financial statements at the time the transaction is recorded, with the offset recorded against Net parent investment.

Revenue Recognition

The Company recognizes revenue from product sales and considers performance obligations satisfied when the customer obtains control of the product, which is generally upon shipment or delivery, depending on the delivery terms specified in the sales agreement. When arrangements include multiple performance obligations, the total transaction price of the contract is allocated to each performance obligation based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The point in time upon which shipment or delivery occurs is the most faithful depiction of when control of the goods transfers to the customer. Variable consideration such as rebates, sales discounts, and sales returns are estimated and treated as a reduction of revenue in the same period the related revenue is recognized. These estimates are based on contractual terms, historical practices and current trends, and are adjusted as new information becomes available. Revenues exclude any taxes that the Company collects from customers and remits to tax authorities.

Additional disclosures regarding the Company’s accounting for revenue recognition are provided in Note 7.

Trade Receivables

The Company grants credit to customers in the normal course of business and the resulting trade receivables are stated at their net realizable value. The allowance for doubtful accounts represents the Company’s estimate of probable credit losses relating to trade receivables and is determined based on historical experience, current conditions, reasonable and supportable forecasts and other specific account data. Amounts are written off against the allowances for doubtful accounts when the Company determines that a customer account is uncollectible.

Inventories

Inventories are stated at the lower of approximate cost or net realizable value determined on the first-in, first-out basis.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is principally provided on the straight-line basis over estimated useful lives, which range from 20 to 45 years for buildings, four to 13 years for machinery and equipment and one to 20 years for leasehold improvements. Depreciation expense was $37 million in both 2021 and 2020, and $35 million in 2019.

Property, plant and equipment are periodically reviewed when impairment indicators are present to assess recoverability. Recoverability is determined by comparing the carrying values of the assets or asset groups to the undiscounted cash flows to be generated from the use and eventual disposition of such assets or asset groups. If the asset’s or asset group’s carrying value exceeds such undiscounted cash flows, the assets or asset groups are not recoverable and an impairment loss is recognized based on the amount by which the carrying value of the asset or asset group exceeds its calculated fair value.

Goodwill and Other Intangible Assets

The Company’s unamortized intangible assets include goodwill which arise from certain acquisitions made by BD. Goodwill represents the excess of the consideration transferred over the fair value of net assets of businesses acquired. The Company currently reviews goodwill for impairment using quantitative models. Goodwill is reviewed at least annually for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. The Company has one reporting unit which is reviewed for impairment by comparing the fair value of the reporting unit, estimated using an income approach, with its carrying value. The annual impairment review performed on July 1, 2021, the most recent annual impairment testing date, indicated that the Company’s one reporting unit’s fair value exceeded its respective carrying value.

Amortized intangible assets primarily consist of patents and customer relationships. Patents are generally amortized over 20 years using the straight-line method. Customer relationship assets are generally amortized over periods ranging from 10 to 15 years, using the straight-line method. Other intangibles with finite useful lives are amortized over periods principally ranging from one to 40 years, using the straight-line method. Finite-lived intangible assets are periodically reviewed when impairment indicators are present to assess recoverability from future operations using undiscounted cash flows. The carrying values of these finite-lived assets are compared to the undiscounted cash flows they are expected to generate and an impairment loss is recognized in operating results to the extent any finite-lived intangible asset’s carrying value exceeds its calculated fair value.

Foreign Currency Translation

Generally, foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. The U.S. dollar results that arise from such translation are included in Accumulated other comprehensive loss.

Shipping and Handling Costs

The Company considers its shipping and handling costs to be contract fulfillment costs and records them within Selling and administrative expense. Shipping and handling costs were $14 million in 2021, and $12 million in both 2020 and 2019.

Contingencies

The Company establishes accruals for future losses which are both probable and can be reasonably estimated (and in the case of environmental matters, without considering possible third-party recoveries). Additional disclosures regarding the Company’s accounting for contingencies are provided in Note 6.

Benefit Plans

Certain of the Company’s employees participate in defined benefit pension plans sponsored by BD which includes participants of other BD businesses (the “Shared Plans”). The Company’s participation in the Shared Plans is accounted for as a multiemployer benefit plan. Accordingly, the Company does not record an asset or liability to recognize any portion of the funded status of the Shared Plans. The related pension expense is based on annual service cost of active Company participants and is reported within Cost of products sold, Selling and administrative expense, Research and development expense, and Other income (expense), net, as applicable. The pension expense attributable to Company participants in the Shared Plans was $9 million in both 2021 and 2020, and was $8 million in 2019.

BD has voluntary defined contribution plans for the benefit of substantially all Company employees meeting certain eligibility requirements. Employer contributions to such plans for Company employees were $3 million in 2021, and $2 million in both 2020 and 2019.

Income Taxes

The Company’s operations are included in the tax returns of BD. In the future, as a standalone entity, the Company will file tax returns on its own behalf. Income taxes as presented in the combined financial statements attribute current and deferred income tax assets and liabilities of BD to the Company in a manner that is systematic, rational and consistent with the asset and liability method prescribed by the accounting guidance for income taxes. The income tax provision is prepared using the separate return method. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company was a separate taxpayer and a standalone enterprise. The Company believes the assumptions supporting the allocation and presentation of income taxes on a separate return basis are reasonable.

The Company has reviewed its needs in the United States for possible repatriation of undistributed earnings of its foreign subsidiaries and continues to invest foreign subsidiaries’ earnings outside of the United States to fund foreign investments or meet foreign working capital and property, plant and equipment expenditure needs. As a result, the Company is permanently reinvested with respect to all of its historical foreign earnings as of September 30, 2021. Deferred taxes are not provided on undistributed earnings of foreign subsidiaries that are indefinitely reinvested. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable because of the complexities associated with its hypothetical calculation.

BD conducts business and files tax returns in numerous countries and currently has tax audits in progress in a number of tax jurisdictions. The Company’s operations are included in the tax returns of BD. In evaluating the exposure associated with various tax filing positions, the Company records accruals for uncertain tax positions, based on the technical support for the positions, past audit experience with similar situations and the potential interest and penalties related to the matters. The effects of tax adjustments and settlements from taxing authorities are presented in the combined financial statements in the period to which they relate as if the Company was a separate filer.

The Company maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances are included in the tax provision in the period of change. In determining whether a valuation allowance is warranted, management evaluates factors such as prior earnings history, expected future earnings, carryback and carryforward periods and tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset.

The Company does not maintain an income taxes payable account as such amounts are deemed to be settled with the tax paying entities in their respective jurisdictions, with the exception of income taxes payable associated with an entity to be contributed with the spin-off. The tax payable settlements are to be classified as changes in Net parent investment. However, the combined balance sheets reflect liabilities for unrecognized income tax benefits along with related interest and penalties.

Segment Data

The Company operates and reports its financial information as one segment. In making this determination, the Company (i) determines its Chief Operating Decision Maker (“CODM”), (ii) identifies and analyzes potential business components, (iii) identifies its operating segments and (iv) determines whether there are multiple operating segments requiring presentation as reportable segments. The Company’s decision to report as one segment is based upon the following: (1) its internal organizational structure; (2) the manner in which its operations are managed; and (3) the criteria used by the Company’s President, its CODM, to evaluate performance of the Company’s business and allocate resources and capital.

Fair Value Measurements

A fair value hierarchy is applied to prioritize inputs used in measuring fair value. The three levels of inputs used to measure fair value are detailed below. Additional disclosures regarding the Company’s fair value measurements are provided in Note 10.

Level 1—Inputs to the valuation methodology which represent unadjusted quoted prices in active markets for identical assets and liabilities.

Level 2—Inputs to the valuation methodology which include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability.

Level 3—Inputs to the valuation methodology which are unobservable and significant to the fair value measurement.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates or assumptions affect reported assets, liabilities, revenues and expenses, including determining the allocation of shared costs and expenses from BD, depreciable and amortizable lives, sales returns and allowances, rebate accruals, inventory reserves and taxes on income as reflected in the combined financial statements. Actual results could differ from these estimates.

Note 3 — Accounting Changes

New Accounting Principles Adopted

On October 1, 2018, the Company adopted Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”) using the modified retrospective method. Under ASC 606, revenue is recognized upon the transfer of control of goods or services to customers and reflects the amount of consideration to which a reporting entity expects to be entitled in exchange for those goods or services. The Company assessed the impact of this new standard on its combined financial statements based upon a review of contracts that were not completed as of October 1, 2018. This accounting standard adoption, which is further discussed in Note 7, did not materially impact any line items of the Company’s combined statements of income and balance sheets.

On October 1, 2018, the Company adopted an accounting standard update which requires that the income tax effects of intercompany sales or transfers of assets, except those involving inventory, be recognized in the combined statements of income as income tax expense (or benefit) in the period that the sale or transfer occurs. The Company adopted this accounting standard update, which did not have a material impact on its combined financial statements, using the modified retrospective method.

On October 1, 2019, the Company adopted a new lease accounting standard which requires lessees to recognize lease assets and lease liabilities on the balance sheet, as well as expanded disclosures regarding leasing arrangements. The Company elected certain practical expedients permitted under the transition guidance, including a transition method which allows application of the new standard at its adoption date, rather than at the earliest comparative period presented in the financial statements. The Company also elected not to perform any reassessments relative to its expired and existing leases upon its adoption of the new requirements. The Company’s adoption of this standard did not materially impact its combined financial statements. Additional disclosures regarding the Company’s lease arrangements are provided in Note 12.

On October 1, 2020, the Company adopted a new accounting standard which requires earlier recognition of credit losses on loans and other financial instruments held by entities, including trade receivables. The new standard requires entities to measure all expected credit losses for financial assets held at each reporting date based on historical experience, current conditions and reasonable and supportable forecasts. This accounting standard adoption, which is further discussed in Note 7, did not materially impact any line items of the Company’s combined financial statements.

Note 4 — Parent’s Equity

Changes in certain components of Parent’s Equity were as follows:

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity
(Millions of dollars)
Balance, October 1, 2018	$847	$(270)	$577
Net income	432	—	432
Foreign currency translation	—	(8)	(8)
Net transfers to Parent	(424)	—	(424)

Balance, September 30, 2019	855	(278)	577
Net income	428	—	428
Foreign currency translation	—	16	16
Net transfers to Parent	(449)	—	(449)

Balance, September 30, 2020	834	(262)	572
Net income	415	—	415
Foreign currency translation	—	(9)	(9)
Net transfers to Parent	(384)	—	(384)

Balance, September 30, 2021	$865	$(271)	$594

Note 5 — Related Party Transactions and Parent Company Investment

Corporate and Medical Segment Allocations

The Company’s combined financial statements include general corporate expenses of BD and shared segment expenses which were not historically allocated to the Company for certain support functions that are provided on a centralized basis within Parent and not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others (collectively, “General Corporate Expenses”). For purposes of these combined financial statements, the General Corporate Expenses have been allocated to the Company. The General Corporate Expenses are included in the combined statements of income in Cost of products sold, Selling and administrative expense, Research and development expense, and Other income (expense), net and, accordingly, as a component of Net parent investment on the combined balance sheets. These expenses have been allocated to the Company on a pro rata basis of global and regional revenues, headcount, research and development spend and other drivers. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating General Corporate Expenses from BD, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been a standalone public company during the periods presented. Actual costs that would have been incurred if the Company had been a standalone public company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The allocations of General Corporate Expenses are reflected in the combined statements of income as follows:

(Millions of dollars)	2021	2020	2019
Cost of products sold	$13	$9	$6
Selling and administrative expense	98	80	80
Research and development expense	5	5	5
Other (income) expense, net	(1)	1	2

Total General Corporate Expenses	$115	$95	$93

Purchases from Parent

In the ordinary course of business, the Company purchases from BD certain materials for use in production of certain medical products, the terms of which are not at arm’s length. During the years ended September 30, 2021, 2020 and 2019, these related party purchases were $41 million, $43 million and $42 million, respectively. Amounts payable to BD for such purchases as of September 30, 2021 and 2020 were immaterial.

Parent Company Investment

All significant intercompany transactions between the Company and BD have been included in the combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as Net parent investment.

The following table summarizes the components of the net transfers to Parent in Net parent investment for the years ended September 30, 2021, 2020 and 2019:

	2021	2020	2019
(Millions of dollars)
Cash pooling and general financing activities (a)	$600	$592	$561
Corporate and segment allocations, excluding non-cash share-based compensation	(110)	(90)	(88)
Taxes deemed settled with Parent	(73)	(45)	(37)

Net transfers to Parent as reflected in the combined statements of cash flows	417	457	436
Share-based compensation expense	(13)	(13)	(12)
Pension expense	(9)	(9)	(8)
Other transfers (from) to Parent, net	(11)	14	8

Net transfers to Parent (Note 4)	$384	$449	$424

(a)

The nature of activities includes financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, cash balances are swept to BD on a daily basis under the BD Treasury function and the Company receives capital from BD for its cash needs.

Note 6 — Commitments and Contingencies

Commitments

The Company has certain future purchase commitments entered in the normal course of business to meet capital expenditure requirements. As of September 30, 2021, these commitments aggregated to approximately $1 million and will be expended in fiscal year 2022.

Contingencies

The Company regularly monitors and evaluates the status of product liability and other legal matters, and may, from time-to-time, engage in settlement and mediation discussions taking into consideration developments in the matters and the risks and uncertainties surrounding litigation. These discussions could result in settlements of one or more of these claims at any time. The Company has not identified legal matters where it believes an unfavorable outcome is probable and, therefore, no reserve is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. It is possible that an unfavorable outcome resulting from legal matters or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company.

Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment, due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s results of operations in a given period. The Company was not a party to any material legal proceedings at September 30, 2021, nor is it a party to any legal proceedings as of the date of issuance of these combined financial statements.

Note 7 — Revenues

As previously discussed in Note 3, the Company adopted ASC 606 in fiscal year 2019 using the modified retrospective method. The Company sells syringes, pen needles and other products used in the treatment of diabetes which are distributed through independent distribution channels and directly through sales representatives. End-users of the Company’s products include healthcare institutions, physicians, life science researchers, clinical laboratories, the pharmaceutical industry, and the general public.

Timing of Revenue Recognition

The Company’s revenues are recognized when the customer obtains control of the product sold, which is primarily upon shipment or delivery, depending on the delivery terms specified in the sales agreement.

Control of certain private label goods transfers to the customer over time as the goods do not have an alternative use and the Company has an enforceable right to payment throughout the production process. The Company recognizes revenue over time using an output measure based on units produced on the basis that this measure best reflects the pattern of transfer of control to the customer. Changes in the total estimated output used in measuring the Company’s progress toward satisfying its performance obligation may result in adjustments to cumulative revenue recognized at the time the change in estimate occurs.

The Company’s obligations pursuant to some private label product agreements may represent partially unsatisfied performance obligations as of the balance sheet date. Such private label product agreements do not have original expected durations of more than one year from contract inception.

Measurement of Revenues

The Company acts as the principal in substantially all of its customer arrangements and as such, generally records revenues on a gross basis. Revenues exclude any taxes that the Company collects from customers and remits to tax authorities. The Company considers its shipping and handling costs to be costs of contract fulfillment and has made the accounting policy election to record these costs within Selling and administrative expense.

Payment terms extended to the Company’s customers are based upon commercially reasonable terms for the markets in which the Company’s products are sold. Because the Company generally expects to receive payment within one year or less from when control of a product is transferred to the customer, the Company does not generally adjust its revenues for the effects of a financing component. The Company’s allowance for doubtful accounts reflects the current estimate of credit losses expected to be incurred over the life of its trade receivables. Such estimated credit losses are determined based on historical loss experiences, customer-specific credit risk, and reasonable and supportable forward-looking information, such as country or regional risks that are not captured in the historical loss information. Amounts are written off against the allowances for doubtful accounts when the Company determines that a customer account is uncollectible. The allowance for doubtful accounts for trade receivables is not material to the Company’s combined financial results.

The Company’s gross revenues are subject to a variety of deductions which are recorded in the same period that the underlying revenues are recognized. Such variable consideration includes rebates, sales discounts, and sales returns. Because these deductions represent estimates of the related obligations, judgment is required when determining the impact of these revenue deductions on gross revenues for a reporting period. Rebates provided by the Company are based upon prices determined under the Company’s agreements primarily with its end-user customers. Additional factors considered in the estimate of the Company’s rebate liability include the quantification of inventory that is either in stock at or in transit to the Company’s distributors, as well as the estimated lag time between the sale of product and the payment of corresponding rebates. The Company’s rebate liability at September 30, 2021 and 2020 was $72 million and $62 million, respectively. Rebates recorded as a reduction of gross revenues during the years ended September 30, 2021, 2020 and 2019, were $266 million, $267 million, and $224 million, respectively. Sales discounts and sales returns were not material.

Disaggregation of Revenues

Revenues by geographic region are as follows:

(Millions of dollars)	2021	2020	2019
United States	$609	$563	$570
International(a)	556	523	539

Total Revenues	$1,165	$1,086	$1,109

(a)	During the years ended September 30, 2021, 2020 and 2019, no individual country outside of the United States generated revenue that represented more than 10% of total revenues.

Costs to Obtain Revenue Contracts

Due to the nature of the majority of the Company’s products, the Company typically does not incur costs to fulfill a contract in advance of providing the customer with goods or services. The Company’s costs to obtain contracts are comprised of sales commissions which are paid to the Company’s employees or third-party agents. Sales commissions incurred by the Company relate to revenue that is recognized over a period that is less than one year and, as such, the Company has elected a practical expedient provided under ASC 606 to record its expense associated with sales commissions as it is incurred. Sales commissions are recorded within Selling and administrative expense in the combined statements of income.

Contract Assets and Liabilities

The Company does not have contract liabilities. Contract assets consist of the Company’s right to consideration that is conditional upon its future performance pursuant to private label agreements and are presented within Prepaid expenses and other on the combined balance sheets.

The Company’s contract asset balances as of September 30, 2021 and 2020 were $1 million and $3 million, respectively. The reduction in the contract assets balance from September 30, 2020 to September 30, 2021 relates to a change in contract terms with a customer, resulting in the write-off of various contract assets.

Note 8 — Share-Based Compensation

The Company has no share-based compensation plans. Certain employees of the Company have historically participated in the BD 2004 Employee and Director Equity-Based Compensation Plan (the “2004 Plan”), which provides long-term incentive compensation to employees and directors consisting of: stock appreciation rights (“SARs”), performance-based restricted stock units, time-vested restricted stock units and other stock awards. All significant awards granted under the plan will settle in shares of BD’s Class A Common Stock and are approved by BD’s Compensation Committee of the Board of Directors. As such, all related equity account balances, other than allocations of compensation expense, remained at the BD level. The following disclosure represents share-based compensation attributable to the Company based on the awards and terms previously granted to Company employees under BD share-based payment plans, and is representative of only those employees who are dedicated to the Company unless otherwise noted. Stock compensation allocated to the Company for BD Corporate and Medical Segment employees who are not dedicated to the Company are included as a component of corporate allocations. The allocation of stock compensation for BD Corporate and Medical Segment employees was $5 million in 2021, 2020 and 2019.

Share-Based Compensation Expense

The fair value of share-based payments is recognized as compensation expense. BD estimates forfeitures based on experience at the time of grant and adjusts expense to reflect actual forfeitures.

The amounts and location of compensation cost relating to both the Company’s employees and an allocation for BD Corporate employees included in the combined statements of income is as follows:

(Millions of dollars)	2021	2020	2019
Cost of products sold	$3	$3	$2
Selling and administrative expense	8	8	8
Research and development expense	2	2	2

Total Share-Based Compensation Expense	$13	$13	$12

Tax benefit associated with share-based compensation costs recognized	$3	$3	$3

Stock Appreciation Rights

SARs represent the right to receive, upon exercise, shares of common stock having a value equal to the difference between the market price of common stock on the date of exercise and the exercise price on the date of grant. SARs generally vest over a period of four years and have a term of ten years. The fair value of awards was estimated on the date of grant using a lattice-based binomial option valuation model and were based upon the following weighted-average assumptions:

	2021	2020	2019
Risk-free interest rate	0.76%	1.69%	3.05%
Expected volatility	23.00%	19.00%	18.00%
Expected dividend yield	1.39%	1.24%	1.27%
Expected life	7.4 years	7.4 years	7.2 years
Fair value derived	$47.47	$48.82	$51.86

Expected volatility is based upon historical volatility for BD’s common stock and other factors. The expected life of SARs granted is derived from the output of the lattice-based model, using assumed exercise rates based on historical exercise and termination patterns, and represents the period of time that SARs granted are expected to be outstanding. The risk-free interest rate used is based upon the published U.S. Treasury yield curve in effect at the time of grant for instruments with a similar life. The dividend yield is based upon the most recently declared BD quarterly dividend as of the grant date.

The following table summarizes activity relating to BD’s SARs held by the Company’s employees as of September 30, 2021 and changes during the year then ended is as follows:

	SARs (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Balance at October 1, 2020	38	$235.74
Granted	34	239.02
Exercised	(1)	170.69

Balance at September 30, 2021	71	$237.87	8.14	$1

Vested and expected to vest at September 30, 2021	67	$237.57	8.09	$1

Exercisable at September 30, 2021	19	$226.29	6.63	$0

A summary of BD’s SARs exercised by the Company’s employees during 2021, 2020 and 2019 is as follows:

(Millions of dollars)	2021	2020	2019
Total intrinsic value of SARs exercised	$0	$1	$3
Total fair value of SARs vested	$0	$0	$1

Performance-Based and Time-Vested Restricted Stock Units

Performance-based restricted stock units cliff vest three years after the date of grant. These units are tied to BD’s performance against pre-established targets over a performance period of three years. The performance measures for fiscal years 2021 and 2020 were average annual currency-neutral revenue growth and average annual return on invested capital, with the combined factor subject to adjustment based on BD’s relative total shareholder return (measures BD’s stock performance during the performance period against that of peer companies). For fiscal year 2019, the performance measures were relative total shareholder return and average annual return on invested capital. Under BD’s long-term incentive program, the actual payout under these awards may vary from zero to 200% of an employee’s target payout, based on BD’s actual performance over the performance period of three years. The fair value is based on the market price of BD’s stock on the date of grant. Compensation cost initially recognized assumes that the target payout level will be achieved and is adjusted for subsequent changes in the expected outcome of performance-related conditions. For units for which the performance conditions are modified after the date of grant, any incremental increase in the fair value of the modified units, over the original units, is recorded as compensation expense on the date of the modification for vested units, or over the remaining performance period for units not yet vested.

Time-vested restricted stock unit awards vest on a graded basis over a period of three years. The related share-based compensation expense is recorded over the requisite service period, which is the vesting period. The fair value of all time-vested restricted stock units is based on the market value of BD’s stock on the date of grant.

The following table summarizes activity related to BD restricted stock units held by the Company’s employees as of September 30, 2021 and changes during the year then ended:

	Performance–Based			Time–Vested
	Stock Units (in thousands)		Weighted Average Grant Date Fair Value	Stock Units (in thousands)	Weighted Average Grant Date Fair Value
Balance at October 1, 2020	14		$244.84	41	$240.61
Granted	13		229.12	53	232.30
Distributed	(1)		253.51	(19)	241.47
Forfeited or canceled	(3)		253.51	–	–

Balance at September 30, 2021	23	(a)	$234.70	75	$234.51

Expected to vest at September 30, 2021	8	(b)	$232.93	70	$234.37

(a)	Based on 200% of target payout for performance-based restricted units and 100% of the performance-based time-vested units.
(b)	Net of expected forfeited units and units in excess of the expected performance payout of 1 thousand and 10 thousand shares, respectively.

The weighted average grant date fair value of restricted stock units granted and the total fair value of stock units vested for the Company’s employees during fiscal years 2021, 2020 and 2019 are as follows:

	Performance-Based			Time-Vested
	2021	2020	2019	2021	2020	2019
Weighted average grant date fair value of units granted	$229.12	$245.01	$237.55	$232.30	$256.56	$236.04
Total fair value of units vested (millions of dollars)	$0.4	$0.2	$0.5	$4.7	$3.9	$3.8

At September 30, 2021, the weighted average remaining vesting term of performance-based and time-vested restricted stock units for the Company’s employees is 1.58 and 1.99 years, respectively.

Unrecognized Compensation Expense and Other Stock Plans

The amount of unrecognized compensation expense for all non-vested share-based awards for the Company’s employees as of September 30, 2021 is approximately $14 million, which is expected to be recognized over a weighted-average remaining life of approximately 2 years. BD has a policy of satisfying share-based payments through either open market purchases or shares held in treasury. As of September 30, 2021, BD has sufficient shares held in treasury to satisfy these payments.

Note 9 — Goodwill and Other Intangible Assets

Goodwill and Other Intangible Assets at September 30 consisted of:

	As of September 30,
(Millions of dollars)	2021	2020
Amortized intangible assets
Patents — gross	$21	$16
Less: accumulated amortization	(7)	(6)

Patents — net	$14	$10

Customer Relationships and Other — gross	$5	$5
Less: accumulated amortization	(1)	(1)

Customer Relationships and Other — net	$4	$4

Total amortized intangible assets	$18	$14

Goodwill	16	16

Total Goodwill and Other Intangible Assets	$34	$30

Intangible asset amortization expense was $1 million in each of the fiscal years ending September 30, 2021, 2020 and 2019. The estimated aggregate amortization expense for each of the fiscal years ending September 30, 2022 to 2026 is $1 million.

Note 10 — Financial Instruments and Fair Value Measurements

Foreign Currency and Other Risks

The Company has foreign currency exposures throughout the various countries in which it operates. Transactional currency exposures that arise from entering into transactions, generally on an intercompany basis, in non-hyperinflationary countries that are denominated in currencies other than the functional currency are mitigated by BD primarily through the use of forward contracts. In order to mitigate foreign currency exposure relating to its investments in certain foreign subsidiaries, BD hedges the currency risk associated with those investments with instruments, such as foreign currency-denominated debt, cross-currency swaps and currency exchange contracts, which are designated as net investment hedges. The Company does not enter into any derivative transactions, contracts, options, or swaps. Accordingly, derivative assets and liabilities held by BD at the corporate level were not attributable to the Company for any of the periods presented.

Net gains or losses relating to the net investment hedges, which are attributable to changes in foreign currencies to U.S. dollar spot exchange rates, are recorded as a component of foreign currency translation adjustments in Other comprehensive (loss) income. Upon the termination of a net investment hedge, any net gain or loss included in Accumulated other comprehensive loss relative to the investment hedge remains until the foreign subsidiary investment is disposed of or is substantially liquidated.

Hedges of the transactional foreign exchange exposures resulting primarily from intercompany payables and receivables are undesignated hedges. As such, the gains or losses on these instruments are recognized immediately in income. These gains and losses are largely offset by gains and losses on the underlying hedged items, as well as the hedging costs associated with the derivative instruments. Due to the Company’s participation in BD’s hedging program, the Company records an allocated portion of the impact of these activities. The net amounts recognized in Other income (expense), net during the years ending September 30, 2021, 2020 and 2019 were immaterial to the Company’s combined financial results.

Fair Value of Financial Instruments

The FASB’s accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

The carrying value of other receivables and account payables contained in the combined balance sheets approximates fair value due to the relatively short-term nature of these accounts.

Nonrecurring Fair Value Measurements

Non-financial assets, including property, plant and equipment as well as intangible assets, are measured at fair value when there are indicators of impairment and these assets are recorded at fair value only when an impairment is recognized. These measurements of fair value are generally based upon Level 3 inputs, including values estimated using the income approach.

In fiscal year 2021, the Company recorded impairment charges totaling $14 million related to certain construction in progress assets that related to discontinued projects. The impairment charges were recorded to adjust the carrying amount of the assets to the assets’ fair values, which were estimated through a discounted cash flow model that utilized Level 3 inputs. The impairment charges are recognized within Cost of products sold in the combined statement of income. Impairment losses on such non-financial assets during the years ended September 30, 2020 and 2019 were immaterial to the Company’s combined financial results.

Concentration of Credit Risk

On an ongoing basis, the Company’s operations form part of BD’s monitoring of concentrations of credit risk associated with financial institutions with which BD conducts business. Therefore, the Company is exposed to credit loss in the event of nonperformance by such financial institutions. However, this loss is limited to the amounts, if any, by which the obligations of the counterparty to the financial instrument contract exceed the obligations of BD. BD also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

Substantially all of the Company’s trade receivables are due from public and private entities involved in the healthcare industry. The Company does not normally require collateral from its customers. The following table sets forth the percentages of total revenues or gross trade receivables for customers that represent 10% or more of the respective amounts for the periods shown:

	Revenues			Gross Trade Receivables
	Year Ended September 30,			As of September 30,
	2021	2020	2019	2021		2020
Customer A	16%	17%	15%	22%		13%
Customer B	15%	16%	16%		*		*

* Gross trade receivables are less than ten percent of the respective totals.

Note 11 — Income Taxes

Provision for Income Taxes

The provision (benefit) for income taxes for the years ended September 30 consisted of:

(Millions of dollars)	2021	2020	2019
Current:
Federal	$19	$1	$22
State and local	4	4	5
Foreign	60	55	47

	$83	$60	$74

Deferred:
Domestic	$(2)	$(3)	$(3)
Foreign	(1)	1	(3)

	(3)	(2)	(6)

Income tax provision	$80	$58	$68

The Company’s domestic and foreign operations are included in BD’s domestic consolidated and foreign tax returns, and payments to all tax authorities are made by BD on the Company’s behalf. The Company files its own foreign tax return and makes its own foreign tax payments in Ireland. The Company’s current tax liabilities computed under the separate return method are considered to be effectively settled in the combined financial statements at the time the transaction is recorded, with the offset recorded against Net parent investment.

The components of Income Before Income Taxes for the years ended September 30 consisted of:

(Millions of dollars)	2021	2020	2019
Domestic	$88	$74	$99
Foreign	407	412	401

Income Before Income Taxes	$495	$486	$500

U.S. tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “Act”), was enacted on December 22, 2017. The Act reduced the U.S. federal corporate tax rate from 35% to 21%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and created new taxes on certain foreign-sourced earnings. The Act subjects a U.S. shareholder to tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. The Company has elected to account for its GILTI tax due as a period expense in the year the tax is incurred.

During fiscal year 2019, the Company finalized its accounting for the income tax effects of the Act. During fiscal year 2019, the Company also changed its assertion with respect to historical unremitted foreign earnings, which resulted in a total tax benefit of $4 million which is included as a component of Income tax provision in fiscal 2019. The Company asserts indefinite reinvestment for all historical unremitted foreign earnings as of September 30, 2021, 2020 and 2019.

Unrecognized Tax Benefits

The table below summarizes the gross amounts of unrecognized tax benefits without regard to reduction in tax liabilities or additions to deferred tax assets and liabilities if such unrecognized tax benefits were settled. The Company believes it is reasonably possible that the amount of unrecognized tax benefits will change due to one or more of the following events in the next twelve months: expiring statutes, audit activity, tax payments, other activity, or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which the Company operates.

(Millions of dollars)	2021	2020	2019
Balance at October 1	$14	$28	$27
Increase due to current year tax positions	2	1	1
Decreases due to prior year tax positions	—	(15)	—
Decrease due to settlements with tax authorities	0	—	—
Decrease due to lapse of statute of limitations	0	—	—

Balance at September 30	$16	$14	$28

Unrecognized tax benefits that would affect the effective tax rate if recognized	$20	$17	$32

The following were included for the years ended September 30 as a component of Income tax provision on the combined statements of income.

(Millions of dollars)	2021	2020	2019
Interest and penalties associated with unrecognized tax benefits	$4	$3	$4

Deferred Income Taxes

Deferred income taxes at September 30 consisted of:

	2021		2020
(Millions of dollars)	Assets	Liabilities	Assets	Liabilities
Compensation and benefits	$2	$–	$1	$–
Accruals and reserves	5	–	4	–
Property, plant and equipment	–	8	–	10
Other	2	2	3	2

Net Deferred Income Taxes (a)	$9	$10	$8	$12

(a)	Net deferred tax assets are included in Other Assets and net deferred tax liabilities are included in Deferred Income Taxes and Other Liabilities on the combined balance sheets.

Deferred tax assets and liabilities are netted on the combined balance sheets by separate tax jurisdictions. The Company maintains valuation allowances where it is more likely than not that all or a portion of a deferred tax asset will not be realized. As of September 30, 2021 and 2020, all deferred tax assets are more likely than not to be realized. Deferred taxes have not been provided on undistributed earnings of foreign subsidiaries that are indefinitely reinvested as of September 30, 2021 and 2020. The determination of the amount of the unrecognized deferred tax liability related to the undistributed earnings is not practicable because of the complexities associated with its hypothetical calculation.

Tax Rate Reconciliation

A reconciliation of the federal statutory tax rate to the Company’s effective income tax rate was as follows:

	2021	2020	2019
Federal statutory tax rate	21.0%	21.0%	21.0%
U.S. tax legislation (see discussion above)	–	–	(0.7)
State and local income taxes, net of federal tax benefit	0.7	0.6	0.8
Foreign income tax at rates other than 21%	(6.1)	(6.7)	(7.6)
Effect of foreign operations	0.6	0.5	0.2
Effect of research credits	(0.4)	(0.4)	(0.4)
Effect of uncertain tax positions	0.5	(3.0)	0.5
Other, net	(0.1)	(0.1)	(0.2)

Effective income tax rate	16.2%	11.9%	13.6%

The fluctuation in the effective income tax rate for each year is primarily driven by the geographical mix of income attributable to foreign countries that have income tax rates that vary from the U.S. tax rate and discrete items impacting income tax expense that may not recur. The effective income tax rate in 2020 was favorably impacted by unrecognized tax benefits while the effective income tax rate in 2019 was favorably impacted by changes in U.S. tax legislation.

Note 12 — Leases

The Company leases real estate, vehicles, and other equipment which are used in the Company’s manufacturing, administrative, and research and development activities.

The Company identifies a contract that contains a lease as one which conveys a right, either explicitly or implicitly, to control the use of an identified asset in exchange for consideration. The Company’s lease arrangements are generally classified as operating leases. These arrangements have remaining terms ranging from less than one year to approximately 5 years and the weighted-average remaining lease term of the Company’s leases is approximately 4 years. An option to renew or terminate the current term of a lease arrangement is included in the lease term if the Company is reasonably certain to exercise that option.

The Company does not recognize a right-of-use asset and lease liability for short-term leases, which have terms of 12 months or less, on its combined balance sheets. For the longer-term lease arrangements that are recognized on the Company’s combined balance sheets, the right-of-use asset and lease liability is initially measured at the commencement date based upon the present value of the lease payments due under the lease. These payments represent the combination of the fixed lease and fixed non-lease components that are due under the arrangement. The costs associated with the Company’s short-term leases, as well as variable costs relating to the Company’s lease arrangements, are not material to its combined financial results.

The implicit interest rates of the Company’s lease arrangements are generally not readily determinable and as such, the Company uses BD’s incremental borrowing rate, which is established based upon the information available at the lease commencement date, to determine the present value of lease payments due under an arrangement. The weighted-average incremental borrowing rate that has been applied to measure the Company’s lease liabilities is 2.20%.

The Company’s lease cost recorded in its combined statements of income for both years ended September 30, 2021 and 2020 was $2 million under the new lease accounting standard. Rental expense for all operating leases amounted to $2 million in 2019 under the previous lease accounting standard. Cash payments arising from the Company’s lease arrangements are reflected on its combined statements of cash flows as outflows used for operating activities. The right-of-use assets and lease liabilities recognized on the Company’s combined balance sheets as of September 30, 2021 and 2020 were as follows:

(Millions of dollars)	2021	2020
Right-of-use assets recorded in Other Assets	$4	$5
Current lease liabilities recorded in Accrued expenses	$1	$1
Non-current lease liabilities recorded in Deferred Income Taxes and Other Liabilities	$3	$4

The Company’s payments due under its operating leases at September 30, 2021 are $1 million for each of the fiscal years ending September 30, 2022 to 2026, and no payments are due under operating leases thereafter. Imputed interest allocable to these payments is immaterial.

Note 13 — Supplemental Financial Information

Trade Receivables, Net

The amounts recognized in fiscal years 2021, 2020 and 2019 relating to allowances for doubtful accounts and cash discounts, which are netted against trade receivables, are provided in the following table:

(Millions of dollars)	Allowance for Doubtful Accounts		Allowance for Cash Discounts	Total
Balance at October 1, 2018	$(4)		$(2)	$(6)
Additions charged to costs and expenses	(1)		(15)	(16)
Deductions and other	1	(a)	14	15

Balance at September 30, 2019	$(4)		$(3)	$(7)
Additions charged to costs and expenses	(1)		(15)	(16)
Deductions and other	1	(a)	16	17

Balance at September 30, 2020	$(4)		$(2)	$(6)
Additions charged to costs and expenses	—		(16)	(16)
Deductions and other	1	(a)	15	16

Balance at September 30, 2021	$(3)		$(3)	$(6)

(a)	Accounts written off.

Inventories

Inventories at September 30, 2021 and 2020 consisted of:

(Millions of dollars)	2021	2020
Materials	$13	$14
Work in process	21	19
Finished products	84	69

Total Inventories	$118	$102

Property, Plant and Equipment, Net

Property, Plant and Equipment, Net at September 30, 2021 and 2020 consisted of:

(Millions of dollars)	2021	2020
Land	$4	$4
Buildings	120	119
Machinery, equipment and fixtures	571	573
Leasehold improvements	6	6
Construction in progress	191	189

	892	891
Less: accumulated depreciation	(441)	(429)

Total Property, Plant and Equipment, Net	$451	$462

Long-Lived Assets

Long-lived assets, which include property, plant and equipment, net, goodwill and other intangible assets, and other assets by geographic area where located at September 30, 2021 and 2020 is as follows:

(Millions of dollars)	2021	2020
Ireland	$286	$288
United States	145	152
China	53	50
Other	12	13

Total Long-Lived Assets	$496	$503

Note 14 — Subsequent Event

Management has evaluated subsequent events through December 21, 2021, the date the combined financial statements were available to be issued and determined that there were no items to disclose.